Michael S. Gilburd, President	11811 North Tatum Boulevard
Telephone: (480) 361-8655	Suite 3031
Facsimile: (602) 391-2992	Phoenix, Arizona 85028
Email: mgilburd@valucorp.com	www.valucorp.com

September 15, 2012

Owens Mortgage Investment Fund,
 a California Limited Partnership
2221 Olympic Boulevard
Walnut Creek, California 94595

Determination of enterprise value and that of limited
Partners for the purpose of limited partner soliciation

ValuCorp International, Inc. (ValuCorp) has prepared an independent analysis expressing our conclusions regarding the fair market value (“FMV”) and the orderly liquidation value (OLV”), as of June 30, 2012 of the enterprise and related minority interests (the “Subject Interests”) of Owens Mortgage Investment Fund, a California Limited Partnership (the “Subject Company” or the “Company” or the “Partnership” or “OMIF”).  We have determined the Fair Market Value and Orderly Liquidation Value. We understand that our conclusions are for the purpose of a limited partner solicitation related to the Subject Interests, based on a hypothetical cash sale within 360 days of the Valuation Date, the close of business June 30, 2012.

Premise of Value is an assumption regarding the most likely set of transactional circumstances that may be applicable to the subject valuation:

1.
Fair Market Value (“FMV”) is defined as the price, expressed in terms of cash equivalents, at which property would change hands between a hypothetical willing and able buyer and a hypothetical willing and able seller, acting at arm’s length in an open and unrestricted market, when neither is under compulsion to buy or sell and when both have reasonable knowledge of the relevant facts.

2.
Liquidation Value is defined as the net amount that would be realized if the business is terminated and the assets are sold piecemeal for the purpose of attaining liquidity as promptly as a prudent person could for distribution to members. Liquidation can be either "orderly" or "forced.”

a.	Forced Liquidation Value. Liquidation value, at which the asset or assets are sold as quickly as possible, such as at an auction.
b.	Orderly Liquidation Value (“OLV”). Liquidation value at which the asset or assets are sold over a reasonable period of time to maximize proceeds received.

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Summary Description of the Company

Owens Mortgage Investment Fund, LP (the “Subject Company” or the “Company” or the “Partnership” or “OMIF”) is a California limited partnership organized on June 14, 1984, which invests in first, second, third, wraparound and construction mortgage loans and loans on leasehold interest mortgages. In June 1985, the Partnership became the successor-in-interest to Owens Mortgage Investment Fund I, a California limited partnership formed in June 1983 with the same policies and objectives as the Partnership. In October 1992, the Partnership changed its name from Owens Mortgage Investment Partnership II to Owens Mortgage Investment Fund, a California Limited Partnership. The address of the Partnership is P.O. Box 2400, 2221 Olympic Boulevard, Walnut Creek, California 94595. Its telephone number is (925) 935-3840.

Owens Financial Group, Inc. (the General Partner of the Partnership) arranges, services and maintains the loan and real estate portfolios for the Partnership. The Partnership’s mortgage loans are secured by mortgages on unimproved, improved, income-producing and non-income-producing real property, such as condominium projects, apartment complexes, shopping centers, office buildings, and other commercial or industrial properties. No single Partnership loan may exceed 10% of the total Partnership assets as of the date the loan is made.

Ownership of the Company was represented by the General Partner’s ownership of 2,874,856 units (representing 0.468%, excluding a carried interest) and the Limited Partners ownership of 278,605,524 units (98.532%) of the Partnership as of June 30, 2012.

Scope of Work

In preparing our conclusions, we have conducted various reviews and analyses as outlined herein and have utilized financial and other information provided by the Company, as well as other sources. We have assumed, without independent verification, the accuracy and completeness of all information supplied to us with respect to our analysis. We have assumed that the financial information provided to us correctly reflects the Company’s balance sheet as of the years ended, and the related consolidated statements of operations, partners’ capital and cash flows for the years then ended for the time periods covered, in accordance with generally accepted accounting principles consistently applied.

In our analysis of the Company, we have utilized valuation techniques and methodologies we deem appropriate under the circumstances. In determining the Company’s aggregate equity value, we valued the Company on a FMV and OLV basis based on application of discounts associated with the lack of control and the lack of marketability, and the costs to liquidate the Company’s assets.

Determination of Value

Based upon the investigation, premises, provisos and analyses outlined herein, and subject to the “Statement of Limiting Conditions and Certification” (Appendix A), it is our Opinion that, as of June 30, 2012 the values are as follows:

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	Enterprise	General Partner	Limited Partners

Book Value	$182,649,621	$1,865,371	$180,784,250

Fair Market Value
Total value indication	$199,492,726	$2,037,387	$197,455,339
General Partner Carried Interest		(1,060,681)	1,060,681
Value before Discounts	$199,492,726	$976,706	$198,516,020
Multiplicative Discounts	n/a	n/a	n/a
Number of Units Outstanding	281,480,380	2,874,856	278,605,524

Amount per Unit - FMV	$0.70873	$0.33974	$0.71253

Orderly Liquidation Value - Sale of Limited Partnership Assets	$139,887,273	$684,881	$139,202,392
Number of Units Outstanding	281,480,380	2,874,856	278,605,524

Amount per Unit - FMV	$0.49697	$0.23823	$0.49964

Orderly Liquidation Value - Sale of Limited Partnership Units	$139,887,273	$684,881	$139,202,392
Multiplicative Discounts	7.64%	7.64%	13.30%
Number of Units Outstanding	281,480,380	2,874,856	278,605,524

Amount per Unit - FMV	$0.45900	$0.22003	$0.43319

Notes: The FMV indications are derived from percentage ownership as set forth in the book value.

The OLV indications are derived from percentage ownership as extrapolated from the FMV without the General Partner Carried Interest.

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In our analysis, we have determined what we consider to be the maximum value obtainable under a liquidation scenario and believe that the actual value could be substantially lower.

ValuCorp International, Inc.

Michael S. Gilburd, ASA, MST, CPA	[ASA Reaccredidation to April 16, 2016
President	CPA – NYS Inactive]

Statement of Limiting Conditions and Certification (Appendix A)

Assumptions and Limiting Conditions

This Opinion has been prepared in conformity with the Uniform Standards of Professional Appraisal Practice (USPAP), as promulgated by The Appraisal Foundation, and The Principles of Appraisal Practice and Code of Ethics of the American Society of Appraisers. Accordingly, reporting on FMV and OLV is the performance of the following assumptions and limited conditions:

1.	The indications of FMV and OLV are contingent upon the fact that the information provided to us is correct in all material aspects, as of the valuation date.

2.	To the best of our knowledge, the facts and data reported and used herein are true and correct.

3.
We have relied upon, to the extent appropriate, the information supplied to us by the management of the Company, and our conclusions are predicated on the validity of that information. The valuation conclusions derived herein implicitly assume that the existing management of the Company will maintain the character and integrity of the Company through any sale, reorganization, liquidation or diminution of the owner’s participation.

4.
Information furnished by others, upon which all or portions of this Opinion are based, including but not limited to the economy, industry outlook, and market data) is believed to be reliable, but has not been verified in all cases.  No warranty is given as to the accuracy of such information and we assume no liability for such sources.

5.	This Opinion and the conclusions contained herein are necessarily based on market and economic conditions as they existed as of the Valuation Date.

6.
No investigation has been made of, and no responsibility is assumed for, the legal description or for legal matters, including title or encumbrances.  Title to the property is assumed to be good and marketable unless otherwise stated.  The property is further assumed to be free and clear of any or all liens, easements, or encumbrances, unless otherwise stated. Responsible ownership and competent asset management are assumed.

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7.	Full compliance with all applicable federal and state laws and regulations is assumed, unless otherwise stated.

8.
This Opinion is predicated on the financial structure prevailing as of the date of this Opinion.  No responsibility is taken for changes in market conditions and no obligation is assumed to revise this Opinion to reflect events or conditions, which occur subsequent to the date hereof.

9.	This Opinion has been made only for the purpose stated and shall not be used for any other purpose.

10.
The preparers of this Opinion, if required by reason of issuing this Opinion to give testimony or appear in court or other legal proceedings, shall be compensated by you or the Company at our standard hourly rates at that time. The liability of ValuCorp, its employees and its subcontractors is limited to the client only and the amount of the fee received by ValuCorp. There is no accountability, obligation, or liability to any third party. Based on the limiting conditions and assumptions affecting this engagement, the Company shall make such parties aware of all limiting conditions and assumptions affecting this engagement. Neither the appraisers nor ValuCorp are in any way responsible for any costs incurred to discover or correct any physical, financial, and/or legal deficiencies of any type present in the Subject Company. In the event of any action brought by any party, the Company agrees that it will advance legal expenses and indemnify and hold the appraisers and ValuCorp completely harmless with respect to any and all rewards or settlements of any type, including but not limited to fines, penalties, interest, or financial losses, when not due to fraud or gross negligence on the part of the appraisers or ValuCorp.

11.	We interviewed four members of the Company’s management.

12.
The reported analyses, opinions, and conclusions are limited by the reported assumptions and limiting conditions, and are the unbiased professional analysis, opinions and conclusions of the signer of this Opinion, which is valid only for the valuation date indicated and for the purpose stated.

13.	We primarily based the determination of asset values on collateral information, our industry knowledge, and our knowledge of the marketplace.

Certification of Appraiser

ValuCorp certifies that, to the best of our knowledge and belief:

•
The statements of fact contained in this Opinion are true and correct, but we do not purport to be a guarantor of value. Valuation is an imprecise science, with value being a question of fact, and reasonable men can differ in their estimates of value. We do certify that this valuation Opinion was conducted and the conclusions arrived at independently using conceptually sound and commonly accepted methods of valuation and that ValuCorp believes that all statements of fact contained in this Opinion are true and correct.

•
The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and are the appraiser’s personal, impartial, and unbiased professional analysis, opinions and conclusions.

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•
ValuCorp has no present or prospective interest in the Company that is the subject of this Opinion, and has no personal interest with respect to the parties involved.  Our engagement in this assignment was not contingent upon developing or reporting predetermined results.

•	We have no bias with respect to the property that is the subject of this Opinion or to the parties involved in this engagement.

•
Our compensation for completing this assignment is not contingent upon the development or reporting of a predetermined value or direction in value that favors the cause of the client, the amount of the value opinion, the attainment of a stipulated result, or the occurrence of a subsequent event directly related to the intended use of this appraisal.

•	Our analysis, opinions and conclusions were developed, and this Opinion has been prepared in conformity with the Uniform Standards of Professional Appraisal Practice.

•	Nickolas Stoimenoff, MBA, provided significant business appraisal assistance to Michael S. Gilburd, the person signing this Opinion.

Valuation Summary

This Report constitutes an Appraisal Report – Determination of FMV and Orderly Liquidation Value (“OLV”), in conformity with the Uniform Standards of Professional Appraisal Practice (“USPAP”), as promulgated by The Appraisal Foundation, and the Principles of Appraisal Practice and Code of Ethics of the American Society of Appraisers.

Valuation Methodology

Typically, majority and minority interest deals with the relationship between the interest being valued and the total enterprise. The primary factor bearing on the value of a minority interest in relation to the value of the total entity is how much control the minority interest has over the entity. The concept of marketability deals with the market for the ownership interest, that is, how quickly and certainly the interest can be converted to cash at the owner’s discretion. The concept of liquidity deals with the ability to quickly convert the underlying property in an entity to cash. Together, the control, marketability and liquidity premiums or discounts are multiplicative, and not additive, determine a combined premium or discount.

Three general approaches were considered in analyzing the value of the Subject Company. These three approaches are inter-related and are often referred to as the asset based, income, and market. Each of these general approaches is comprised of numerous variations, or methods. The selection and weight of relative value of a given approach and underlying methods is based on the facts and circumstances of the Subject Company, and the availability of required information. We ascertain an indication of value by considering a combination of certain approaches, methods, or variations of same.

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Each of the three valuation approaches produces an indication of value, but the final market value estimate is concluded from the correlation, or reconciliation, of the various valuation indications derived from each approach used in the analysis.

Generally, one or two approaches may be more applicable or appropriate as an indicator of value. The more appropriate approaches are afforded a greater weighting in the valuation synthesis and conclusion. Accordingly, the appraisal recognizes the strengths and weaknesses of the market data and the relative reliability of the information used in deriving a synthesis and indication of value.

Reconciliation of Values
The market approach is normally afforded the greatest amount of weight for a going concern since the fair market value is determined by the market and it is the appraiser's role to interpret the market. In this instance, the transaction method was used providing several indications of value.

The income approach utilizes the earnings of the Subject Company to arrive at a value. This value is based on the earnings of the Company and looks at the Company from an investment point of view for the owner or operator purchasing the entire operation

Scope of Engagement and Intended Use

The objective of this Report is to determine the FMV and the OLV of the Subject Interests of Owens Mortgage Investment Fund, a California Limited Partnership (the “Subject Company” or the “Company” or the “Partnership” or “OMIF”) as our independent conclusion for the purpose of a shareholder redemption solicitation related to the Subject Interests, based on a hypothetical cash sale within 360 days of the Valuation Date, the close of business June 30, 2012.

Accordingly, in addition to shareholder solicitation, this Report may be part of filings with the Securities and Exchange Commission (“SEC”). No other purpose is intended or should be inferred.  Our determination of FMV and OLV is subject to the assumptions and limiting conditions set forth in this Report.

Scope of Investigation

In connection with this analysis, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

•	Visited the headquarters and corporate offices of the Company in Walnut Creek, California;

•	Had due diligence discussions with management regarding the history and nature of the Company, as well as current and future prospects;

•	Reviewed public filings for the Company, including its Form 10-K filings with the SEC containing audited financial statements for the years 2007 through 2012;

•	Analyzed general economic conditions, as well as the outlook for the industry in which the Company operates; and

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•	Performed other such analyses and investigations which we deemed appropriate and consistent with accepted business valuation techniques.

We have assumed, without independent verification, the accuracy and completeness of all information supplied to us with respect to our analysis. We have assumed that the financial information provided to us correctly reflects the Company’s balance sheet as of the years ended, and the related consolidated statements of operations, partners’ capital and cash flows for the years then ended for the time periods covered, in accordance with generally accepted accounting principles consistently applied.

Notwithstanding that the ownership of a partial interest does not provide the ability to liquidate an entity, cause its sale or gain access to any of the assets, valuation of the whole is relevant to the analysis because investors or market participants would nonetheless consider the value of the whole irrespective of their inability to cause liquidation or sale of the entity or assets. We believe that valuation of the whole, on a liquidation premise, is appropriate to consider in our analysis.

Since value of the entity or asset depends primarily on the asset-based approach, we deemed it appropriate to review qualified appraisals of real estate interests and interview dealers in the underlying personal property.

Nature and Scope of the Assignment

The objective of our assignment is to provide an Appraisal Opinion setting forth our determination of the FMV and the OLV, of both the enterprise value and that of minority shareholders for the purpose of shareholder redemption solicitation, based on a hypothetical cash sale within 360 days and based upon the performance of the procedures, assumptions and conditions set forth in this Report.

Scope of Work

The Scope of Work is the work an appraiser performs to develop assignment results.  USPAP defines “scope of work” as the type and extent of research and analyses in an assignment.  The process of problem identification and the development of an appropriate Scope of Work are set forth in this Report. USPAP provides a set of minimum standards for all appraisal assignments because it is important that the user understands the development process and the appraiser’s actions in arriving at assignment conclusions.

The Scope of Work determination addresses the decision to perform a particular analysis (the work addressed by a particular Standards Rule) and, if it is performed, the extent of research and analysis completed in performing it.

Accordingly, this Report conforms to the Appraisal Standards Board’s two Advisory Opinions:

•  AO-28 – Scope of Work Decision, Performance, and Disclosure
•  AO-29 – An Acceptable Scope of Work

The Company provided the information needed to identify the valuation issue(s), which allowed ValuCorp to determine the Scope of Work appropriate to address this assignment.

The Scope of Work undertaken for this assignment is summarized in Section A. Valuation Summary, which references the approaches and methods used, and the weight given to each, and the extent to which premiums and discounts were used. The research and analyses performed in this assignment are as

Owens Mortgage Investment Fund, LP September 15, 2012
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set forth in each section referenced in the Table of Contents, the Appendix, and the development set forth therein, and accordingly the Scope of Work performed is described in the appropriate sections throughout the Report.  There was no research and analyses performed that was not included in this Report. ValuCorp considered the Asset-Based Approach, the Income Approach, and the Market Approach to the extent set forth in Section A.

Based on the Scope of Work, we determined the FMV and the OLV set forth in this Appraisal Report.

Credible Assignment Results

The USPAP definition of “credible” is “worthy of belief”.  Credible assignment results require support, by relevant evidence and logic, to the degree necessary for the intended use. Based on the training, experience, knowledge, skills and judgment of ValuCorp personnel, ValuCorp determined a Scope of Work that produced credible assignment results.

Based on ValuCorp’s assessment of the Company regarding the assignment conditions under which the appraisal was to be performed, including but not limited to required turnaround time, degree of inspection and approaches to be developed, ValuCorp determined that an adequate Scope of Work was developed to reach a credible result.

ValuCorp believes the assignment results are credible as measured in the context of the intended use of the assignment.

No representation or warranty is made by ValuCorp, as to the accuracy or completeness of the information contained herein, and we assume there have been no changes in the business or prospects of the Company since the preparation of this Report.

This is not an offering of the business for sale or the sale of securities owned by the owners of the Company.

Forward-Looking Statements

In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the Company’s management and ValuCorp note that certain statements contained in this business valuation are forward-looking in nature. These forward-looking statements include matters such as business strategies, market potential, future financial performance, service deployments and other forward-looking matters.   Such matters inherently involve many risks and uncertainties, which can cause actual results to differ materially from those projected in the forward-looking statements.

Methods Used and Rejected

To determine the value of the Subject Interests in the Subject Company, we reviewed the value of the assets underlying the stock, beginning with reviewing the updated appraisals on the majority of the properties, securing its trust deed investments and its wholly- and majority- owned real estate properties, as of June 30, 2012, that were obtained by the Partnership, and related interviews. The costs of liquidating the assets were considered with the relative values of the Subject Interests and the underlying assets. The market values of the underlying assets were given due weight to potential earnings and dividends of the particular items of property underlying the Subject Interests, capitalized at rates deemed proper by the investing public at the date of appraisal.

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The financial statements of the Company were adjusted to consider the FMV and the OLV of its underlying assets and liabilities.

Asset-Based Approach

Book value is an accounting value that is calculated by subtracting total liabilities from total assets. Because the book value of a company does not consider the FMV or the OLV of a company's assets and liabilities or the FMV of OLV of any intangible assets, it is not an accurate reflection of the business's FMV or OLV as of the date of valuation. Therefore, although we considered the Company’s book value, we rejected it as an accurate indicator of the business's FMV as of the Valuation Date.

A business's adjusted book value is calculated by adjusting the company's assets and liabilities from their book value to their estimated FMV as of the date of valuation. In a going concern business, FMV usually is depreciated replacement cost.  However, like the book value method and the liquidation value method, the adjusted book value method does not consider the business's earnings capacity. The adjusted book method is used primarily to value holding companies or businesses that do not possess goodwill value. Accordingly, we determined the FMV based on the Company’s adjusted book value.

While the Company may have some goodwill, in order for that goodwill to have value, in must be able to generate a return in excess of its net tangible asset value. That is not the case here as the Company has not been profitable and did not generate excess earnings that would be used to measure goodwill value.

The excess earnings method is used primarily to value businesses that have consistent earnings. We considered the excess earnings method, and we rejected it as an accurate indicator of the business's FMV as of the Valuation Date.

Income Approach

The capitalization of cash flow method is appropriate to use when a business's value is based primarily on its current earnings stream and the earnings stream is expected to remain stable. Since the Subject Company had net losses from continuing operations for the six months ended June 30, 2012, and the years ended 2011, 2010 and 2009, we rejected this method.

The discounted cash flows analysis is an income method to valuation wherein the total FMV of the business entity is calculated by discounting projected future cash flows back to the date of valuation. At the end of the projection period, a residual value is calculated and discounted to its present value at the date of valuation. After the business's non-operating assets and liabilities are added/deducted to the present value of all projected earnings, the result is the FMV of the total business entity. The theory behind the discounted cash flows method is that an entity's value is equal to the present value of its expected future cash flows. It is used primarily when a business's short-term projected earnings stream is not expected to equal its expected long-term growth rate and when a business's earnings and/or cash flows are the primary factors of value. Since the Subject Company had negative cash flows from operating activities for the six months ended 2012, we rejected this method.

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Market Approach

The market approach, in our valuation of the Subject Company, considered shares in publicly traded investment companies, property management companies, residential construction companies, real estate development companies, and to a limited extent, diversified real estate investment trusts.

Since the value of the Subject Interests is the assets of the Company, we rejected the market approach.

Premiums and Discounts

The indication of value is subject to certain premiums and discounts, taken after an indication of value is determined.

The type and size of the premium(s) or discount(s) vary depending on the starting point. The starting point depends on which methods of valuation were used during the appraisal. The final value reached in the appraisal of a business or partnership may be more or less than the value that was calculated using the various methods of appraisal that are available.

In our analysis of the Company, we have relied on the Company’s audited financial statements, third party valuations of a representative number or properties, and interviews with Management in determining the underlying net asset value of the Company.

Fair Market Value of the Company is the net asset value, which represents the value of the Company’s assets net of liabilities assuming loan collections and asset liquidations in the normal course of operations, adjusted for reserves and valuation adjustments.

For the Orderly Liquidation Value, we have applied a discount to certain of the asset values to reflect the diminution in value due to the lack of liquid market and the limited number of potential buyers available in a liquidation scenario.

The determination of the discounts to apply is based on consideration of all the factors that influence the size of such discounts and were applied based on our discounts on market observations of liquidations of similar assets and discussion with participants in the secondary mortgage market as well as consideration to the costs and risk factors that would influence the magnitude of the discount in a liquidation scenario.

Evidence of the appropriate discounts have come from both the process by which assets were disposed by the Federal Deposit Insurance Corporation (“FDIC”) and the Resolution Trust Corporation (“RTC”) in forced liquidations, and from discussions with independent investors in assets similar to those held by the Company.

Orderly Liquidation Value - Impact of Marketability on Value

An Orderly Liquidation scenario involves the sale of assets in an environment where a limited market exists to create liquidity for the assets. This lack of a market, or lack of liquidity, results in a diminution of value in such a scenario. Further, substantial real and opportunity costs also have a negative impact on value. Factors that contribute to a discount in an orderly liquidation for the Subject Company’s net asset realizable value include:

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•	The overall limited real estate market in the current economic environment for the Company’s properties.
•
Potential buyers would discount the Company’s loans to compensate for lack of origination fees and the cost of due diligence. Further, potential buyers are reluctant to take on the risk of a loan originated by another underwriter; the greater the length to maturity, the greater the risk perceived by potential buyers.

•	Loans tend to be discounted in rising interest rate environments.
•	Potential buyers would discount loans for risks that may have developed in a loan since its origination.
•
Any announcement of liquidation would likely trigger many borrowers to suspend payments on their loans and attempt to renegotiate a reduction in payment or more favorable terms, further diminishing the value of outstanding loans.

•
A final liquidation distribution of funds generated in an Orderly Liquidation cannot be made until all creditors are provided for and, accordingly, would be delayed for years due to ongoing costs associated with real estate owned and litigation.

Lack of Marketability for Securities

The value of business interests in privately held companies are generally discounted for lack of marketability. The discount for lack of marketability reflects the difference in liquidity (or marketability) between closely held securities and publicly traded (or otherwise marketable) securities. Owners of publicly traded securities can usually sell their holdings on virtually a moment’s notice in an active, highly liquid market. Because closely held securities lack the inherent liquidity of publicly traded securities, they are less attractive for investment purposes.

Due Diligence with Independent Investors

Our analysis of the appropriate discount on the assets of the Company also included discussions with various parties who buy and sell unconventional, “hard money” loans. Our due diligence discussions indicate that many independent investors are not willing to take on the risk and significant micromanagement required of speculative construction and project development loans such as the type originated by and held by the Company. Of those that are willing to buy unconventional loans, discounts of approximately 20% to 25% or more from remaining value are required. Further, our due diligence discussions also indicated that some independent investors are only willing to purchase loans if construction and development is completed and there is a meaningful payment history.

Application of Discounts to the Company

In our determination of the appropriate discounts for the Company’s we considered the assets as set forth in our Asset Approach and Financial Analysis.

Summary and Conclusion

In our analysis of the Company, we have relied on the audited financial statement for the years 2007 through 2011 and the unaudited six months ended June 30, 2012, that were incorporated into the Company’s Form 10-K and form 10-Q filings to determine the Company’s Fair Market Value and Orderly Liquidation Value. The book value of assets and liabilities computed on a GAAP basis are shown in our Asset Approach. As mentioned, the purpose of this analysis was to provide our opinion as to the Fair Market Value and the Orderly Liquidation Value of the Company. Accordingly, we have applied discounts to the Company’s net asset values computed on a GAAP basis to reflect the diminution in value as a result of an Orderly Liquidation Value on the analysis outlined herein.

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The asset approach was utilized using adjusted book value and the orderly liquidation value. Revenue Ruling 59-60 suggests that an appraiser not arbitrarily weight different methodologies, but the true intent of the revenue ruling is for the appraiser to consider the advantages and disadvantages of each of the methodologies and to develop an informed opinion: "A sound valuation will be based upon all the-relevant facts, but the elements of common sense, informed judgment and reasonableness must enter into the process of weighing those facts and determining their aggregate significance."

	Enterprise	General Partner	Limited Partners

Book Value	$182,649,621	$1,865,371	$180,784,250

Fair Market Value
Total value indication	$199,492,726	$2,037,387	$197,455,339
General Partner Carried Interest		(1,060,681)	1,060,681
Value before Discounts	$199,492,726	$976,706	$198,516,020
Multiplicative Discounts	n/a	n/a	n/a
Number of Units Outstanding	281,480,380	2,874,856	278,605,524

Amount per Unit - FMV	$0.70873	$0.33974	$0.71253

Orderly Liquidation Value - Sale of Limited Partnership Assets	$139,887,273	$684,881	$139,202,392
Number of Units Outstanding	281,480,380	2,874,856	278,605,524

Amount per Unit - FMV	$0.49697	$0.23823	$0.49964

Orderly Liquidation Value - Sale of Limited Partnership Units	$139,887,273	$684,881	$139,202,392
Multiplicative Discounts	7.64%	7.64%	13.30%
Number of Units Outstanding	281,480,380	2,874,856	278,605,524

Amount per Unit - FMV	$0.45900	$0.22003	$0.43319

Notes: The FMV indications are derived from percentage ownership as set forth in the book value.

The OLV indications are derived from percentage ownership as extrapolated from the FMV without the General Partner Carried Interest.

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As shown in our Report, we have applied discounts as set forth above and as detailed in other sections of our Report. It should be noted that under an Orderly Liquidation scenario the actual value could be substantially lower.

We came to this determination based on our valuation experience as it relates to Mergers & Acquisitions, Public Offerings and Private Equity transactions relative to the size of the Subject Company, its industry, its marketplace, and the economy.

Summary Description of the Company

Owens Mortgage Investment Fund, LP (the “Subject Company” or the “Company” or the “Partnership” or “OMIF”) is a California limited partnership organized on June 14, 1984, which invests in first, second, third, wraparound and construction mortgage loans and loans on leasehold interest mortgages. In June 1985, the Partnership became the successor-in-interest to Owens Mortgage Investment Fund I, a California limited partnership formed in June 1983 with the same policies and objectives as the Partnership. In October 1992, the Partnership changed its name from Owens Mortgage Investment Partnership II to Owens Mortgage Investment Fund, a California Limited Partnership. The address of the Partnership is P.O. Box 2400, 2221 Olympic Boulevard, Walnut Creek, California 94595. Its telephone number is (925) 935-3840.

Critical Accounting Policies

In preparing our Report, we relied to a great extent on the Company’s consolidated financial statements. In preparing their financial statements, management is required to make estimates based on the information available that affect the reported amounts of assets and liabilities as of the balance sheet dates and revenues and expenses for the reporting periods. Such estimates relate principally to the determination of (1) the allowance for loan losses including the accrued interest and advances that are estimated to be unrecoverable based on estimates of amounts to be collected plus estimates of the value of the property as collateral; (2) the valuation of real estate held for sale and investment; and (3) the estimate of environmental remediation liabilities. At June 30, 2012, the Partnership owned thirty-three real estate properties, including seventeen within majority- or wholly-owned limited liability companies. The Partnership also has a 50% ownership interest (accounted for under the equity method) in a limited liability company that owns property located in Santa Clara, California.

Loans and related accrued interest and advances are analyzed on a periodic basis for recoverability. Delinquencies are identified and followed as part of the loan system. Provisions are made to adjust the allowance for loan losses to an amount considered by management to be adequate, with consideration to original collateral values at loan inception and to provide for unrecoverable accounts receivable, including impaired and other loans, accrued interest, and advances on loans. Recent trends in the economy have been taken into consideration in the aforementioned process of arriving at the allowance for loan losses. Actual results could vary from the aforementioned provisions for losses. If the probable ultimate recovery of the carrying amount of a loan is less than amounts due according to the contractual terms of the loan agreement, the carrying amount of the loan is reduced to the present value of future cash flows discounted at the loan’s effective interest rate. If a loan is collateral dependent, it is valued by management at the estimated fair value of the related collateral, less estimated selling costs.

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Estimated collateral fair values are determined based on third party appraisals, opinions of fair value from third party real estate brokers and/or comparable third party sales.

If events and/or changes in circumstances cause management to have serious doubts about the collectability of the contractual payments or when monthly payments are delinquent greater than ninety days, a loan is categorized as impaired and interest is no longer accrued. Any subsequent payments received on impaired loans are first applied to reduce any outstanding accrued interest, and then are recognized as interest income, except when such payments are specifically designated principal reduction or when management does not believe the Partnership’s investment in the loan is fully recoverable.

Real estate held for sale includes real estate acquired through foreclosure (including eight properties within consolidated limited liability companies) and is stated at the lower of the recorded investment in the loan, inclusive of any senior indebtedness, or at the property’s estimated fair value, less estimated costs to sell.

Real estate held for investment includes real estate purchased or acquired through foreclosure (including nine properties within consolidated limited liability companies) and is initially stated at the lower of cost or the recorded investment in the loan, or the property’s estimated fair value. Depreciation of buildings and improvements is provided on the straight-line method over the estimated remaining useful lives of buildings and improvements. Depreciation of tenant improvements is provided on the straight-line method over the lives of the related leases. Costs related to the improvement of real estate held for sale and investment are capitalized, whereas those related to holding the property are expensed. The Partnership periodically compares the carrying value of real estate held for investment to expected undiscounted future cash flows, as determined by internally or third-party generated valuations, for the purpose of assessing the recoverability of the recorded amounts. If the carrying value exceeds future undiscounted cash flows, the assets are reduced to estimated fair value.

The Partnership’s environmental remediation liability related to the property located in Santa Clara, California was estimated based on a third party consultant’s estimate of the costs required to remediate and monitor the contamination.

Related Parties

The General Partner of the Partnership is Owens Financial Group, Inc. (“OFG” or the “General Partner”). All Partnership business is conducted through the General Partner, which arranges, services, and maintains the loan portfolio for the benefit of the Partnership. The fees received by the General Partner are paid pursuant to the Partnership Agreement and are determined at the sole discretion of the General Partner, subject to the limitations imposed by the Partnership Agreement. In past years, the General Partner has elected not to take the maximum compensation in order to maintain return to the limited partners at historical levels. However, due to reduced levels of mortgage investments held by the Partnership, for the six months ended June 30, 2012, the General Partner has chosen to take close to the maximum compensation that it is able to take pursuant to the Partnership Agreement and will likely continue to take the maximum compensation for the foreseeable future. The following is a list of various Partnership activities for which related parties are compensated.

•
Management Fees - In consideration of the management services rendered to the Partnership, the General Partner is entitled to receive from the Partnership a management fee payable monthly, subject to a maximum of 2.75% per annum of the average unpaid balance of the Partnership’s mortgage loans at the end of each month in the calendar year. Management fees amounted to approximately $455,000 and $531,000 for the three months ended June 30, 2012 and 2011, respectively.

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•
Servicing Fees – All of the Partnership’s loans are serviced by the General Partner, in consideration for which the General Partner is entitled to receive from the Partnership a monthly fee, which, when added to all other fees paid in connection with the servicing of a particular loan, does not exceed the lesser of the customary, competitive fee in the community where the loan is placed or up to 0.25% per annum of the unpaid principal balance of the loans at the end of each month. Servicing fees amounted to approximately $41,000 and $74,000 for the three months ended June 30, 2012 and 2011, respectively.

•
Acquisition and Origination Fees – The General Partner is entitled to receive and retain all acquisition and origination fees paid or payable by borrowers for services rendered in connection with the evaluation and consideration of potential investments of the Partnership (including any selection fee, mortgage placement fee, nonrecurring management fee, and any origination fee, loan fee, or points paid by borrowers). The acquisition and origination fees are paid by borrowers, and thus, are not an expense of the Partnership. Such fees accrued or paid to OFG amounted to approximately $24,000 and $90,000 on loans originated or extended of approximately $800,000 and $2,406,000 for the three months ended June 30, 2012 and 2011, respectively.

•
Late Payment Charges – The General Partner is entitled to receive all late payment charges by borrowers on delinquent loans held by the Partnership (including additional interest and late payment fees). The late payment charges are paid by borrowers and collected by the Partnership with regular monthly loan payments or at the time of loan payoff. These are recorded as a liability (Due to General Partner) when collected and are not recognized as an expense of the Partnership. The amounts paid to or collected by OFG for such charges totaled approximately $33,000 and $322,000 for the three months ended June 30, 2012 and 2011, respectively.

•
Other Miscellaneous Fees - The Partnership remits other miscellaneous fees to the General Partner, which are collected from loan payments, loan payoffs or advances from loan principal (i.e. funding, demand and partial release fees). No such fees were remitted to OFG during the three months ended June 30, 2012 and 2011, respectively.

•
Partnership Expenses – The General Partner is entitled to be reimbursed by the Partnership for the actual cost of goods, services and materials used for or by the Partnership and obtained from unaffiliated entities. The General Partner is also entitled to reimbursement for the salaries and related salary expense of OFG’s non-management and non-supervisory personnel performing services for the Partnership which could be performed by independent parties (subject to certain limitations in the Partnership Agreement). The amounts reimbursed to the General Partner by the Partnership were approximately $165,000 and $156,000 during the three months ended June 30, 2012 and 2011, respectively.

•
Carried Interest and Contributed Capital – The General Partner is required to contribute capital to the Partnership in the amount of 0.5% of the limited partners’ aggregate capital accounts and, together with its carried interest; the General Partner has an interest equal to 1% of the limited partners’ capital accounts. This carried interest of the General Partner of up to 1/2 of 1% is recorded as an expense of the Partnership and credited as a contribution to the General Partner’s capital account as additional compensation. As of June 30, 2012, the General Partner has made cash capital contributions of $1,496,000 to the Partnership ($118,000 of which was distributed to the General Partner along with limited partner capital distributions during 2011). The General Partner is required to continue cash capital contributions to the Partnership in order to maintain its required capital balance. There was no carried interest expense charged to the Partnership for the three months ended June 30, 2012 and 2011, respectively.

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Results of Operations

Overview

The Partnership invests in mortgage loans on real property located in the United States that are primarily originated by the General Partner. Although recently the substantial majority of the Partnership’s assets are real estate properties acquired through foreclosure, the Partnership’s primary objective is to generate monthly income from its investment in mortgage loans. The Partnership’s focus is on making mortgage loans to owners and developers of real property whose financing needs are often not met by traditional mortgage lenders. These include borrowers that traditional lenders may not normally consider because of perceived credit risks based on ratings or experience levels, and borrowers who require faster loan decisions and funding. One of the Partnership’s competitive advantages has been the ability to approve loan applications and fund more quickly than traditional lenders. The Partnership will originate loans secured by very diverse property types. In addition, the Partnership will occasionally lend to borrowers whom traditional lenders will not normally lend to because of a variety of factors including their credit ratings and/or experience. Due to these factors, the Partnership may make mortgage loans that are riskier than mortgage loans made by commercial banks and other institutional lenders. To compensate for those potential risks, the Partnership seeks to make loans at higher interest rates and with more protection from the underlying real property collateral, such as with lower loan to value ratios. The Partnership is not presently originating new mortgage loans (and likely will not for the foreseeable future), as it must first either satisfy withdrawal requests of limited partners and/or make capital distributions pro rata to its limited partners of up to 10% of limited partners’ capital per calendar year with net proceeds from loan payoffs, real estate sales and/or capital contributions, as funds become available. Due to the declining economy and reductions in real estate values over the past four years, the Partnership has experienced increased delinquent loans and foreclosures which have created substantial losses to the Partnership. In addition, the Partnership now owns significantly more real estate than in the past, which has reduced cash flow and net income. As of June 30, 2012, approximately 80% of Partnership loans are impaired and/or past maturity. In addition, the Partnership now owns approximately $144,000,000 of real estate held for sale or investment, which is approximately 70% of total assets.

It is highly likely that the Partnership will continue to experience losses in the future. As non-delinquent Partnership loans are paid off by borrowers, interest income received by the Partnership will be reduced. In addition, the Partnership will likely foreclose on more delinquent loans, thereby obtaining ownership of more real estate that may create larger operating losses. Management will attempt to sell many of these properties but may need to sell them for losses or wait until market values recover in the future. Due to the large amount of unfulfilled withdrawal requests by limited partners, the Partnership will be unable to take advantage of current favorable lending opportunities which could help to increase net income to the Partnership (unless and until 10% of limited partner capital is distributed in any given calendar year).

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The Partnership’s operating results are affected primarily by:

•	the level of foreclosures and related loan and real estate losses experienced;
•	the income or losses from foreclosed properties prior to the time of disposal;
•	the amount of cash available to invest in mortgage loans;
•	the amount of borrowing to finance mortgage loan investments and the Partnership’s cost of funds on such borrowing;
•	the level of real estate lending activity in the markets serviced;
•	the ability to identify and lend to suitable borrowers;
•	the interest rates the Partnership is able to charge on loans; and
•	the level of delinquencies on mortgage loans.

From 2007 to 2011, the U.S. economy deteriorated due to a combination of factors including a substantial decline in the housing market, liquidity issues in the lending market, and increased unemployment. The national unemployment rate increased substantially from 5.0% in December 2007 to 8.2% in June 2012. The California unemployment rate increased from 6.1% in December 2007 to 10.7% in June 2012. The Gross Domestic Product declined 0.3% (revised) in 2008, declined 3.5% (revised) in 2009, increased 3.0% in 2010, and increased 1.7% in 2011. The Gross Domestic Product increased by an annualized rate of 2.0% during the first quarter of 2012 and 1.5% during the second quarter of 2012. The Federal Reserve decreased the federal funds rate from 4.25% as of December 31, 2007 to 0.25% as of December 31, 2008, where it remained as of June 30, 2012.

The Partnership has experienced increased loan delinquencies and foreclosures over the past four years. The General Partner believes that this has primarily been the result of the depressed economy, lack of availability of credit and the slowing real estate market in California and other parts of the nation. The increased loan delinquencies and foreclosures have resulted in a substantial reduction in Partnership income over the past four years. In addition, due to the state of the economy and depressed real estate values, the Partnership has had to increase its loan loss reserves and take write-downs on certain real estate properties which, in turn, have resulted in losses to the Partnership.

Although currently the General Partner believes that six of the Partnership's delinquent loans will result in loss to the Partnership (and has caused the Partnership to record specific allowances for loan losses on such loans), real estate values could decrease further. The Partnership continues to perform frequent evaluations of such collateral values using internal and external sources, including the use of updated independent appraisals. As a result of these evaluations, the allowance for loan losses and the Partnership’s investments in real estate could change in the near term, and such changes could be material. As of December 31, 2011, the Partnership obtained updated appraisals on the majority of the properties securing its trust deed investments and its wholly- and majority-owned real estate properties.

The Partnership has experienced a significant increase in limited partner capital withdrawal requests since late 2008. As of June 30, 2012, the Partnership has received requests for withdrawal from limited partners holding approximately 106,200,000 Units, which represents approximately 38% of limited partner Units outstanding. All scheduled withdrawals from January 1, 2009 through June 30, 2012 were not made because the Partnership has not had sufficient available cash to honor such withdrawal requests, needed to have funds in reserve for operations, and, until its bank line of credit was repaid in December 2010, was restricted from making withdrawals under the terms of the line of credit. When funds become available for distribution from net proceeds, the General Partner is permitted to make a pro rata distribution to all partners of up to 10% of Partnership capital in any calendar year, which would prevent any

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limited partner withdrawals during the same year. However, there can be no assurance that 10% of the Partnership capital will be distributed in any calendar year. No pro rata capital distributions were made during the six months ended June 30, 2012. In July and October 2011, the Partnership made pro rata capital distributions to all partners totaling approximately $11,588,000, which was approximately 4.3% of total tax basis partners’ capital.
Summary of Financial Results
	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011

Total revenues	$ 3,925,752	$ 4,586,923	$ 8,702,492	$ 8,631,545
Total expenses	5,027,572	5,238,408	9,017,783	9,668,508

Net loss	$ (1,101,820)	$ (651,485)	$ (315,291)	$ (1,036,963)

Less: Net loss (income) attributable to non-controlling interests

	67,579	(282,736)	(556,437)	(485,748)

Net loss attributable to Owens Mortgage Investment Fund
	$ (1,034,241)	$ (934,221)	$ (871,728)	$ (1,522,711)

Net loss allocated to limited partners
	$ (1,023,678)	$ (925,153)	$ (862,861)	$ (1,504,967)

Net loss allocated to limited partners per weighted average limited partner unit

	$ (0.004)	$ (0.003)	$ (0.003)	$ (0.005)

Annualized rate of return to limited partners (1)
	(1.5)%	(1.3)%	(0.6)%	(1.0)%

Distribution per average partner capital (yield) (2)
	0.1%	0.5%	(0.8)%	(6.1)%

Weighted average limited partner units
	278,606,000	290,075,000	278,606,000	290,075,000

Although it appears that the U.S. economy has recently experienced positive growth, continued unemployment could negatively affect the values of real estate held by the Partnership and real estate securing Partnership loans. This could potentially lead to even greater delinquencies and foreclosures, further reducing the liquidity and net income (yield) of the Partnership, decreasing the cash available for distribution in the form of net income and capital redemptions, and increase real estate held by the Partnership.

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Historically, the General Partner has focused its operations on California and certain Western states. Because the General Partner has a significant degree of knowledge with respect to the real estate markets in such states, it is likely most of the Partnership’s loans will be concentrated in such states. As of June 30, 2012, 69.5% of loans were secured by real estate in Northern California, while 11.6%, 6.2%, 4.0%, 3.7%, 3.1% and 2.0% were secured by real estate in Arizona, Pennsylvania, Utah, Washington, Hawaii and Louisiana, respectively. Such geographical concentration creates greater risk that any downturn in such local real estate markets could have a significant adverse effect upon results of operations.

(1)
The annualized rate of return to limited partners is calculated based upon the net loss allocated to limited partners per weighted average limited partner unit as of June 30, 2012 and 2011 divided by the number of months during the period and multiplied by twelve (12) months.

(2)
Distribution per average partner capital (yield) is the annualized average of the monthly yield paid to the partners for the periods indicated. The monthly yield is calculated by dividing the total monthly cash distribution to partners by the prior month’s weighted average tax basis partners’ capital balance.

Three and Six Months Ended June 30, 2012 Compared to Three and Six Months Ended June 30, 2011

Total Revenues

Interest income on loans secured by trust deeds decreased $824,000 (60.6%) and $1,653,000 (59.0%) during the three and six months ended June 30, 2012, respectively, as compared to the same periods in 2011, primarily due to a decrease in the weighted average balance of the loan portfolio of approximately 44% and 47% during the three and six months ended June 30, 2012 as compared to the same periods in 2011.

Loss on sale of real estate increased $12,000 (100%) during the three and six months ended June 30, 2012 as compared to the same periods in 2011 due to the sale of the remaining model home owned by Dation, LLC during the three months ended June 30, 2012. There were no real estate sales during the three and six months ended June 30, 2011.

Recognition of deferred gain on sale of real estate increased $792,000 during the six months ended June 30, 2012, as compared to the same period in 2011. During the six months ended June 30, 2012, the Partnership recognized $805,000 in deferred gain related to the sale of the Bayview Gardens property in 2006 as the carry back note was repaid in full by the buyer/borrower during 2012.

Total Expenses

Management fees to the General Partner decreased $76,000 (14.3%) and $390,000 (30.3%) during the three and six months ended June 30, 2012, respectively, as compared to the same periods in 2011. The decrease was primarily the result of a decrease in the weighted average balance of the loan portfolio of approximately 47% during the six months ended June 30, 2012 as compared to 2011 as the General Partner can only be paid management fees up to a maximum of 2 ¾% per year of the average unpaid balance of mortgage loans.

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Servicing fees to the General Partner decreased $32,000 (44.0%) and $74,000 (47.3%) during the three and six months ended June 30, 2012, respectively, as compared to the same periods in 2011. This was the result of a decrease in the weighted average balance of the loan portfolio of approximately 44% and 47% during the three and six months ended June 30, 2012, respectively.

The maximum servicing fees were paid to the General Partner during the three and six months ended June 30, 2012 and 2011. If the maximum management fees had been paid to the General Partner during the six months ended June 30, 2012, the management fees would have been $904,000 (increase of $8,000), which would have increased net loss allocated to limited partners by approximately 0.88%. If the maximum management fees had been paid to the General Partner during the six months ended June 30, 2011, the management fees would have been $1,715,000 (increase of $429,000), which would have increased net loss allocated to limited partners by approximately 28% and net loss allocated to limited partners per weighted average limited partner unit by the same percentage to a loss of $.007 from a loss of $.005.

The maximum management fee permitted under the Partnership Agreement is 2 ¾% per year of the average unpaid balance of mortgage loans. For the years 2009, 2010 and 2011 and the six months ended June 30, 2012 (annualized), the management fees were 0.89%, 1.00%, 2.19% and 2.73% of the average unpaid balance of mortgage loans, respectively. Although management fees as a percentage of mortgage loans have increased substantially between 2009 and 2012, the total dollar amount of management fees paid to the General Partner has decreased because the average balance of the loan portfolio has decreased by approximately 73% between 2009 and 2012.

In determining the management fees and hence the yield to the partners, the General Partner may consider a number of factors, including current market yields, delinquency experience, un-invested cash and real estate activities. The General Partner expects that the management fees that it receives from the Partnership will vary in amount and percentage from period to period. However, due to reduced levels of mortgage investments held by the Partnership, during the six months ended June 30, 2012, the General Partner has chosen to take close to the maximum compensation that it is able to take pursuant to the Partnership Agreement and will likely continue to take the maximum compensation for the foreseeable future.

Administrative/accounting expense increased $64,000 (131.1%) and $52,000 (46.7%) during the three and six months ended June 30, 2012, as compared to the same periods in 2011. The Partnership Agreement provides that the Partnership may reimburse the General Partner for the salaries and related salary expenses of the General Partner’s non-management and non-supervisory personnel performing services which could be performed by independent parties (subject to certain limitations in the Partnership Agreement). Such reimbursements have increased during 2012 as compared to 2011 because the General Partner was not reimbursed for the full amount that it could have been in 2011, but in 2012 chose to be reimbursed for the full amount of the actual salary and related salary costs of its non-management and non-supervisory personnel providing administrative and accounting services with respect to the Partnership’s assets.

Legal and professional expenses increased $55,000 (59.5%) and $279,000 (98.2%) during the three and six months ended June 30, 2012, as compared to the same periods in 2011, primarily due to increased legal costs incurred in 2012 related to certain regulatory matters and related documents and proposed filings for the Partnership and the cost of retaining a firm to appraise the majority of the Partnership’s trust deed and real estate assets as of December 31, 2011.

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Environmental remediation expense increased $100,000 (100%) during the three and six months ended June 30, 2012, as compared to the same periods in 2011, due to an additional accrual recorded by the Partnership as a result of an updated estimate of future costs to be incurred to remediate and monitor the contamination of the real properties owned by 1850 De La Cruz, LLC.

The reversal of allowance for loan losses of $(152,000) during the six months ended June 30, 2012 was the result of an analysis performed on the loan portfolio. The general loan loss allowance decreased $475,000 during the six months due to a decrease in both the loan portfolio and those loans not analyzed for a specific allowance. The specific loan loss allowance increased $323,000 during the six months as reserves were adjusted on six impaired loans. The Partnership recorded a provision for loan losses of approximately $789,000 during the six months ended June 30, 2011.

The impairment losses on real estate properties of $418,000 and $292,000 during the three and six months ended June 30, 2012 and 2011, respectively, were the result of updated appraisals or other valuation information obtained on certain Partnership real estate properties.

Net Income (Loss) from Rental and Other Real Estate Properties

Net income from rental and other real estate properties increased $366,000 (from a net loss of $357,000 to net income of $9,000) during the three months ended June 30, 2012, as compared to the same period in 2011, and increased $743,000 (from a loss of $700,000 to net income of $43,000) during the six months ended June 30, 2012, as compared to the same period in 2011, due primarily to the ability of the General Partner to increase the operating income or decrease operating losses on several Partnership real estate properties in 2011 and 2012 and the fact that many of the residential real estate properties owned by the Partnership are close to being fully occupied by tenants.

Asset Based Approach

There are four primary methods to be considered within the Asset Based Approach, which is a general way of determining a value indication of a business, business ownership interest, security or intangible asset using one or more methods based on the value of the assets net of liabilities.

Book value is an accounting value that is calculated by subtracting total liabilities from total assets. Because the book value of a company does not consider the fair market value of a company's assets and liabilities or the fair market value of any intangible assets, it is not an accurate reflection of the business's fair market value as of the date of valuation.

Liquidation value is the value of the business's assets (minus liabilities) valued as if they were to be sold in an orderly, piecemeal manner.

Liquidation value assumes that a business has greater value if its individual assets are sold to the highest bidder and the company ceases to be a going concern.  Shannon Pratt, a well-known authority in business appraisal, states:

Liquidation value is, in essence, the antithesis of going-concern value. Liquidation value means the net amount the owner can realize if the business is terminated and the assets sold off in piecemeal. (Shannon Pratt, Valuing a Business: The Analysis and Appraisal of Closely Held Companies, 2nd ed. [Homewood, IL: Dow Jones-Irwin, 1989), 29.]

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He adds:

It is essential to recognize all costs associated with the enterprise’s liquidation. These costs normally include commissions, the administrative cost of keeping the company alive until the liquidation is completed, taxes and legal and accounting costs. Also, in computing the present value of a business on a liquidation basis, it is necessary to discount the estimated net proceeds at a rate reflecting the risk involved, from the time the net proceeds are expected to be received, back to the valuation date.

Pratt concludes by stating:

For these reasons, the liquidation value of the business as a whole is normally less than the sum of the liquidation proceeds of the underlying assets.

Adjusted book value method is arrived at by adjusting the company's assets and liabilities (including off-balance sheet, intangible, and contingent) from their book value to their estimated fair market value as of the date of valuation, to arrive at the net realizable value. In a going concern business, fair market value usually is depreciated replacement cost. However, like the book value method and the liquidation value method, the adjusted book value method does not consider the business's earnings capacity. The adjusted book method is used primarily to value holding companies or businesses that do not possess goodwill value.

Excess Earnings Method takes both assets and historical earnings into consideration. The Excess Earnings Method uses recast historical financials to show how the business would have looked without management's discretionary expenses or assets (that is, the amount over and above what a non-owner manager would have been paid) and without nonoperating or nonrecurring income/expenses. (1) For the income statement, we use some combination of statement results from the last three to five years (the most common combinations are a simple average, a weighted average that values the most recent years more heavily, or a trend line that factors in the percentage and direction of growth each year). When reflective of the Subject Company, we prefer to use figures that represent a five-year average. (2) For the balance sheet, we use the most recent recast to reflect current market value. The starting point for the value of the Subject Company is the net value of the assets as shown on the recast balance sheet.

See Exhibit 1, Asset Based Approach - Analysis of Assets and Liabilities

Income Approach

The Income Approach is a general way of determining a value indication of a business, business ownership interest, security, or intangible asset using one or more methods that convert anticipated economic benefits into a present single amount. It involves analyzing the Subject Company's financial statements as compared to its tax returns, and recasting to reflect discretionary financial decisions.

The Income Approach has several methods. Two methods that are widely considered are:

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(1)
The Discounted Cash Flow Method and other prospective models are considered to be the most theoretically correct methods because they explicitly evaluate the future benefits associated with owning the business.

Other income methods are based on capitalizing some measure of financial performance, such as:

(2)
Capitalization of Cash Flow, Capitalization of Earnings or Capitalization of Dividends, using a capitalization rate commensurate with both the risk and long-term growth prospects of the Subject Company.

Discounted Future Cash Flow Method anticipates the cash flows over several periods, plus takes into account a residual value as of the end of that time horizon, then discounts to their present value using an appropriate rate of return.

The discounted cash flow analysis and other prospective models are considered to be the most theoretically correct methods because they explicitly evaluate the future benefits associated with owning the Subject Company.

Capitalization of Cash Flow, Earnings or of Dividends are the primary other income methods that are based on capitalizing some measure of financial performance, using a capitalization rate commensurate with both the risk and long-term growth prospects of the Subject Company.

In the valuation of the Subject Company, we considered the Income Approach and its various methods and rejected it as an appropriate method to value the Subject Company because the conditions for its use did not exist within the purpose of this engagement.

See Exhibit 2, Income Approach - Analysis of Revenues and Expenses

Market Approach

The Market Approach is a general way of determining a value indication of a business, business ownership interest, security, or intangible asset by using one or more methods that compare the Subject Company or Subject Interest to similar businesses, business ownership interests, securities or intangible assets that have been sold. This includes:

(1)	ownership interests that have been recently sold,
(2)	actively traded interest in public markets,
(3)	indications of value derived from transactions of entire companies, and
(4)	transactions in the shares of the Subject Company, or
(5)	acquisitions made by the Subject Company.

These indications of value are applied as the price per unit of a measure of financial performance or position. This equates to a multiple approach, using price-to-earnings or similar market/transaction derived factors applied against the appropriate financial measure generated by the Subject Company to indicate value.

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In the valuation of the Subject Company, we considered the Market Approach and its various methods and rejected it as an appropriate method to value the Subject Company because the conditions for its use did not exist within the purpose of this engagement.

See Exhibit 3, Market Approach - Analysis of Comparable Companies

Financial Analysis

Financial analysis helps in assessing a Subject Company’s financial performance over time. Past sales and earnings, while not a guarantee of future performance, can provide an indication of future growth potential and can put the Subject Company’s current performance into a historical context. For example, a company with steadily rising sales and earnings is worth more than one with little or no growth.

Trends and key factors impact results, and comparing financial performance and financial statement ratios with available industry performance measures also provides an indication of the attainability of future results.

Ratio analysis provides a relationship among financial statement accounts that indicates trends for the Subject Company.  These indications of overall probability of future success or failure, often influence premiums and discounts while measuring and monitoring financial performance.

See Exhibit 4, Financial Analysis of the Subject Company

Risk Factors

There have been no material changes in the Partnership’s risk factors as disclosed in the Partnership’s Annual Report on Form 10-K as of and for the year ended December 31, 2011.

Risk factors are reflected in both discount rates and capitalization rates – both rates reflect the percentage return appropriate to a business as of the valuation date. The amount of the percentage return is considered to be the appropriate risk applied to the income stream for the business for the period.  The percentage of return should be the percentage prevailing in the industry based on the risk factors involved at the date of valuation.

A business with stable and regular earnings is of less risk and will have a lower discount rate and a lower capitalization rate, as contrasted with a lack of stability and losses which would result in a higher discount rate and a higher capitalization rate.

The mathematical formula to distinguish between a discount rate and a capitalization rate is the subtraction of the present value of long-term sustainable growth from the discount rate.

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Discount Rate

The discount rate is a rate of return used to convert a future monetary sum into present value.  Discount rates reflect the cost of capital that a buyer or investor would use. It is a market driven, risk-appropriate rate of return used to discount an economic stream of benefits over a period of years to a residual value, such as cash flow, back to a present value, which represents an indication of the value of the Subject Company. The residual value represents the estimated value one year following the end of the discrete projection period.

Capitalization Rate

The capitalization rate is a divisor (usually expressed as a percentage) used to convert anticipated economic benefits of a single period into value.

Capitalization rates are dependent upon the facts and circumstances of each company.  The past earnings and prospects for the future to which the capitalization rate is applied should fairly reflect the probable future earnings. Factors that influence the capitalization rate include (1) the nature of the business, (2) the risk involved, and (3) the stability or irregularity of earnings.

Risks Associated with the Business of the Partnership

The Partnership invests primarily in mortgage loans secured by real property and interests in real property.  It is therefore subject to the usual risks associated with real estate financing, as well as certain special risks, as described below.

Loan delinquencies and foreclosures may contribute to reductions in net income (yield) paid to Limited Partners and may lead to losses allocated to partners

As of December 31, 2011, mortgage loans of approximately $52,327,000 were more than 90 days delinquent in payments. In addition, the Partnership’s investment in loans that were past maturity (delinquent in principal) but current in monthly payments was approximately $1,490,000 as of December 31, 2011 (combined total of delinquent loans of $53,817,000 compared to $124,883,000 as of December 31, 2010). Of the impaired and past maturity loans as of December 31, 2011, approximately $8,050,000 were in the process of foreclosure and $24,203,000 involved borrowers in bankruptcy.  The Partnership foreclosed on ten loans during 2011 with aggregate principal balances totaling $61,438,000 and obtained the properties or joint interests in the properties.

It is highly likely that the Partnership will continue to experience reduced net income (yield) or further losses in the future. The General Partner expects that, as non-delinquent Partnership loans are paid off by borrowers, interest income received by the Partnership will be reduced. In addition, the Partnership will likely foreclose on more delinquent loans, thereby obtaining ownership of more real estate that may result in larger operating losses. Management will attempt to sell many of these properties but may need to sell them for losses or wait until market values recover in the future.

Defaults on the Partnership’s mortgage loans will reduce Partnership income and Limited Partner distributions

Failure of a borrower to pay interest or repay a loan could have adverse consequences to the Partnership’s income. Examples of these are the following:

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•	Any failure by a borrower to repay loans and/or interest on loans will reduce the liquidity and income of the Partnership and distributions to partners;
•
Since the General Partner retains all late payment charges collected on defaulted loans, the Partnership will not be able to partially offset any loss of income from the defaulted loans with these fees;

•	The General Partner is entitled to continue to receive management and loan servicing fees on delinquent loans;
•	The Partnership may not be able to resolve the default prior to foreclosure of the property securing the loan;
•	Properties foreclosed upon may not generate sufficient income from operations to meet expenses and other debt service;
•	Operation of foreclosed properties may require the Partnership to spend substantial funds for an extended period;
•	Subsequent income and capital appreciation from the foreclosed properties to the Partnership may be less than competing investments; and
•	The proceeds from sales of foreclosed properties may be less than the Partnership’s investment in the properties.

Partnership Results are Subject to Fluctuations in Interest Rates and Other Economic Conditions Which Affect Yields

The Partnership’s results of operations will vary with changes in interest rates and with the performance of the relevant real estate markets.  If the economy is healthy, more people are expected to borrow money to acquire, develop and renovate real property.  In the current economy, real estate development has slowed and mortgage defaults have risen. In addition, there has been a tightening in the credit markets and real estate lending has slowed considerably, which has resulted in fewer Partnership loans being repaid in a timely manner. All of these factors, coupled with a significant increase in Limited Partner withdrawal requests, have resulted in reduced Partnership liquidity and income. Currently, the Partnership is not able to invest in new mortgage loans due to cash flow constraints and certain restrictions on new investment in mortgage loans imposed by the Partnership Agreement when the Partnership does not have sufficient funds to cover previously requested withdrawals that are permitted to be paid. The General Partner believes that the Partnership will have sufficient cash flow to sustain operations over the next year, but may not have the cash available to enable it to honor withdrawal requests, make pro-rata partner distributions or make new investments during that time.

Unexpected Declines in Values of Secured Properties Could Cause Losses in Event of Foreclosures and Decreased Distributions to Limited Partners

Declines in real estate values could impair the Partnership’s security in outstanding loans, and if such a loan required foreclosure, it might reduce the amount the Partnership has available to distribute to Limited Partners.

The Partnership generally makes its loans with the following maximum loan to appraised value ratios:

•	First Mortgage Loans -- 80% of improved residential property, 50% of unimproved property, 75% of commercial property;
•	Second and Wraparound Loans -- total indebtedness of 75%; and
•	Third Mortgage Loans --- total indebtedness of 70%.

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Values of properties can decline below their appraised values during the term of the associated Partnership loans.  In addition, appraisals are only opinions of the appraisers of property values at a certain time.  Material declines in values could result in Partnership loans being under secured with subsequent losses if such loans must be foreclosed.  The General Partner may vary from the above ratios in evaluating loan requests in its sole discretion.

As of December 31, 2011, the Partnership maintained an allowance for loan losses of approximately $24,542,000.  This includes a specific allowance of $22,292,000 on seven loans and a general allowance of $2,250,000.

Foreclosures Create Additional Ownership Risks

The Partnership foreclosed on ten loans during the year ended December 31, 2011 with aggregate principal balances totaling $61,438,000 and obtained the properties via the trustee’s sales.  In addition, as of the date of this filing, three delinquent loans with aggregate principal balances totaling $8,050,000 have had notices of default filed or are in the process of foreclosure.

When the Partnership acquires property by foreclosure, it has economic and liability risks as the owner, such as:

•	Earning less income and reduced cash flows on foreclosed properties than could be earned and received on mortgage loans;
•	Not being able to realize sufficient amounts from sales of the properties to avoid losses;
•
Properties being acquired with one or more co-owners (called tenants-in-common) where development or sale requires written agreement or consent by all; without timely agreement or consent, the Partnership could suffer a loss from being unable to develop or sell the property;

•	Maintaining occupancy of the properties;
•	Controlling operating expenses;
•	Coping with general and local market conditions;
•	Complying with changes in laws and regulations pertaining to taxes, use, zoning and environmental protection; and
•	Possible liability for injury to persons and property.

During the year ended December 31, 2011, the Partnership recorded impairment losses on twelve of its real estate properties held for sale and investment in the aggregate amount of approximately $15,023,000.

Development on Property Acquired by the Partnership Creates Risks of Ownership a Lender Does Not Have

When the Partnership has acquired property by foreclosure or otherwise as a lender, it may develop the property, either singly or in combination with other persons or entities.  This could be done in the form of a joint venture, limited liability company or partnership, with the General Partner and/or unrelated third parties.  This development can create the following risks:

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•	Reliance upon the skill and financial stability of third-party developers and contractors;
•	Inability to obtain governmental permits;
•	Delays in construction of improvements;
•	Increased costs during development; and
•	Economic and other factors affecting sale or leasing of developed property.

Larger Loans Result in Less Diversity and May Increase Risk

As of December 31, 2011, the Partnership was invested in a total of 25 mortgage loans, with an aggregate face value of $69,421,876.  The average value of those loans was approximately $3,306,000, and the median value was $1,279,000.  There were ten of such loans with a face value each of 3% or more of the aggregate face value of all loans, and the largest loan relationship had a total face value of 35% of total Partnership loans.  The Partnership Agreement permits investment in any single mortgage loan with a face value up to 10% of the total Partnership assets as of the date the loan is made.

As a general rule, the Partnership can decrease risk of loss from delinquent mortgage loans by investing in a greater total number of loans.  Investing in fewer, larger loans generally decreases diversification of the portfolio and increases risk of loss and possible reduction of yield to investors in the Partnership in the case of a delinquency of such a loan.  However, since larger loans generally will carry a somewhat higher interest rate to the Partnership, the General Partner may determine, from time to time, that a relatively larger loan is advisable for the Partnership, particularly, as has occurred at times in the recent past, when smaller loans that are appropriate for investment by the Partnership are not available.

Incorrect Original Collateral Assessment (Valuation) Could Result in Losses and Decreased Distributions to Limited Partners

Appraisals are obtained from qualified, independent appraisers on all properties securing trust deeds, which may have been commissioned by the borrower and also may precede the placement of the loan with the Partnership.  However, there is a risk that the appraisals prepared by these third parties are incorrect, which could result in defaults and/or losses related to these loans.

Completed, written appraisals are not always obtained on Partnership loans prior to original funding, due to the quick underwriting and funding required on the majority of Partnership loans.  Although the loan officers often discuss value with the appraisers and perform other due diligence and calculations to determine property value prior to funding, there is a risk that the Partnership may make a loan on a property where the appraised value is less than estimated, which could increase the loan’s LTV ratio and subject the Partnership to additional risk.

The Partnership may make a loan secured by a property on which the borrower previously commissioned an appraisal.  Although the Partnership generally requires such appraisal to have been made within one year of funding the loan, there is a risk that the appraised value is less than actual value, increasing the loan’s LTV ratio and subjecting the Partnership to additional risk.

Geographical Concentration of Mortgages May Result in Additional Delinquencies

Northern California real estate secured approximately 73% of the total mortgage loans held by the Partnership as of December 31, 2011. Northern California consists of Monterey, Kings, Fresno, Tulare and Inyo counties and all counties north of those.  In addition, 11%, 6%, 4%, 3% and 3% of total mortgage loans were secured by Arizona, Pennsylvania, Utah, Washington and Hawaii real estate, respectively. These concentrations may increase the risk of delinquencies on Partnership loans when the real estate or economic conditions of one or more of those areas are weaker than elsewhere, for reasons such as:

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•	economic recession in that area;
•	overbuilding of commercial properties; and
•	relocations of businesses outside the area, due to factors such as costs, taxes and the regulatory environment.

These factors also tend to make more commercial real estate available on the market and reduce values, making suitable mortgages less available to the Partnership.  In addition, such factors could tend to increase defaults on existing loans.

Commercial real estate markets in California have suffered with the worsening economy, and the Partnership expects that this may continue to adversely affect the Partnership’s operating results. In addition, approximately 84% of the Partnership’s mortgage loans are secured by real estate in the states of California and Arizona, which have experienced dramatic reductions in real estate values over the past four years.

Investments in construction and rehabilitation loans may be riskier than loans secured by operating properties

Although the Partnership’s loan portfolio does not contain any construction or rehabilitation mortgage loans, and the Partnership has no outstanding construction or rehabilitation loan commitments as of December 31, 2011, the Partnership has made construction and rehabilitation loans in the past and the Partnership may make additional construction and rehabilitation loan commitments in the future.  Construction and rehabilitation mortgage loans may be riskier than loans secured by properties with an operating history, because:

•	The application of the loan proceeds to the construction or rehabilitation project must be assured;
•	The completion of planned construction or rehabilitation may require additional financing by the borrower; and
•	Permanent financing of the property may be required in addition to the construction or rehabilitation loan.

Investments in loans secured by leasehold interests may be riskier than loans secured by fee interests in properties

Although the Partnership’s loan portfolio does not contain any loans secured by leasehold interests as of December 31, 2011, the Partnership has made such loans in the past and may resume leasehold-secured lending in the future.  Loans secured by leasehold interests are riskier than loans secured by real property because the loan is subordinate to the lease between the property owner (lessor) and the borrower, and the Partnership’s rights in the event the borrower defaults are limited to stepping into the position of the borrower under the lease, subject to its requirements of rents and other obligations and period of the lease.

Investments in second, third and wraparound mortgage loans may be riskier than loans secured by first deeds of trust

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Second, third and wraparound mortgage loans (those under which the Partnership generally makes the payments to the holders of the prior liens) are riskier than first mortgage loans because of:

•	Their subordinate position in the event of default; and
•	There could be a requirement to cure liens of a senior loan holder and, if not done, the Partnership would lose its entire interest in the loan.

As of December 31, 2011, the Partnership’s loan portfolio contained 17.4% in second mortgage loans and 12.4% in third mortgage loans.  As of December 31, 2011, the Partnership was invested in no wraparound mortgage loans.

Loans with Balloon Payments Involve a Higher Risk of Default

Substantially all Partnership loans require the borrower to make a “balloon payment” on the principal amount upon maturity of the loan.  To the extent that a borrower has an obligation to pay mortgage loan principal in a large lump sum payment, its ability to satisfy this obligation may be dependent upon its ability to sell the property, obtain suitable refinancing or otherwise raise a substantial cash amount. As a result, these loans involve a higher risk of default than fully amortizing loans.

Partnership Loans Permit Prepayment Which May Lower Yields

The majority of the Partnership’s loans do not include prepayment penalties for a borrower paying off a loan prior to maturity.  The absence of a prepayment penalty in the Partnership’s loans may lead borrowers to refinance higher interest rate loans in a market of falling interest rates.  This would then require the Partnership to reinvest the prepayment proceeds in loans or alternative short-term investments with lower interest rates and a corresponding lower yield to partners.  However, since the majority of Partnership loans have interest rates that are higher than competing lenders, most borrowers would not make loans with the Partnership if they were required to pay a prepayment penalty.

Equity or Cash Flow Participation in Loans Could Result in Loss of Secured Position in Loans

The Partnership may obtain participation in the appreciation in value or in the cash flow from a secured property.  If a borrower defaults and claims that this participation makes the loan comparable to equity (like stock) in a joint venture, the Partnership might lose its secured position as lender in the property.  Other creditors of the borrower might then wipe out or substantially reduce the Partnership’s investment.  The Partnership could also be exposed to the risks associated with being an owner of real property.  The Partnership is not presently involved in any such arrangements.

If a third party were to assert successfully that a Partnership loan was actually a joint venture with the borrower, there might be a risk that the Partnership could be liable as joint venturer for the wrongful acts of the borrower toward the third party.

Intense Competition in the Partnership’s Business Affects Availability of Suitable Loans

Prior to the recent substantial decline in the housing market, the mortgage lending business was highly competitive. Although competition has lessened, the Partnership still competes with numerous established entities, some of which have more financial resources and experience in the mortgage lending business than the General Partner. The Partnership has encountered significant competition from banks, insurance companies, savings and loan associations, mortgage bankers, pension funds, real estate investment trusts, and other lenders with objectives similar in whole or in part to those of the Partnership. Strong competitive conditions tend to lower interest rates on Partnership loans.

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Interim Investments, Pending Investment in Suitable Mortgage Loans, Provide Lower Yields

A decrease in lending opportunities to the Partnership can result in an increase in excess cash that must be invested in lower yielding liquid investments. Interest returns on short-term interim investments, pending investment in suitable mortgage loans, are lower than returns on mortgage loans, which may reduce the yield to holders of Partnership Units, depending on how long these non-mortgage investments are held.  In an effort to reduce the amount of excess cash that must be invested in lower yielding investments, the General Partner has chosen to close the Partnership to new contributions from Limited Partners for periods of time in the past.

When the Partnership invests in non-mortgage, short-term investments, using proceeds from the sale of Units, the purchasers of those Units will nevertheless participate equally in income distributions from the Partnership with holders of Units whose sale proceeds have been invested in mortgage loans, based solely on relative capital account amounts.  This will favor, for a time, holders of Units whose purchase monies were invested in non-mortgage investments, to the detriment of holders of Units whose purchase monies are invested in normally higher-yielding mortgage loans.

Some Losses That Might Occur to Borrowers May Not be Insured and May Result in Defaults

Partnership loans require that borrowers carry adequate hazard insurance for the benefit of the Partnership.  Some events are however either uninsurable or insurance coverage is economically not practicable.  Losses from earthquakes, floods or mudslides, for example, which occur in California, may be uninsured and cause losses to the Partnership on entire loans.  No such loan loss has occurred to date.

If a borrower allows insurance to lapse, an event of loss could occur before the Partnership knows of the lapse and has time to obtain insurance itself.

Insurance coverage may be inadequate to cover property losses, even though the General Partner imposes insurance requirements on borrowers that it believes are adequate.

Hazardous or Toxic Substances Could Impose Unknown Liabilities on the Partnership

Various federal, state and local laws can impose liability on owners, operators, and sometimes lenders for the cost of removal or remediation of certain hazardous or toxic substances on property.  Such laws often impose liability whether or not the person knew of, or was responsible for, the presence of the substances.

When the Partnership forecloses on a mortgage loan, it becomes the owner of the property. As owner, the Partnership could become liable for remediating any hazardous or toxic contamination, which costs could exceed the value of the property. Other costs or liabilities that could result include the following:

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•	damages to third parties or a subsequent purchaser of the property;
•	loss of revenues during remediation;
•	loss of tenants and rental revenues;
•	payment for clean up;
•	substantial reduction in value of the property;
•	inability to sell the property; or
•	default by a borrower if it must pay for remediation.

Any of these could create a material adverse effect on Partnership assets and/or profitability. During the course of the due diligence for the sale of properties owned by the Partnership in Santa Clara, California during 2008, it was discovered that the properties were contaminated and that remediation and monitoring may be required. The parties to the sale agreed to enter into an Operating Agreement to restructure the arrangement as a joint venture. Pursuant to the Operating Agreement, the Partnership is responsible for all costs related to the environmental remediation on the properties and has indemnified its joint venture partner against all obligations related to the contamination. The Partnership accrued approximately $762,000 as an estimate of the expected costs to monitor and remediate the contamination on the properties for the year ended December 31, 2008.  As of December 31, 2011, approximately $430,000 remains accrued. The Partnership is unable to estimate the maximum amount to be paid under this guarantee, as the Operating Agreement does not limit the obligations of the Partnership.

Partnership Borrowing Involves Risks if Defaults Occur and Limited Partner Distributions May Decrease

Any borrowing by the Partnership may increase the risk of Limited Partner investments and reduce the amount the Partnership has available to distribute to Limited Partners. Until December 2010, the Partnership had a bank line of credit, under authority granted by the Partnership Agreement, which the Partnership had used from time to time to acquire or make mortgage loans. The line of credit was repaid in full by the Partnership in December 2010. The Partnership no longer has access to funds from a line of credit, but may decide to obtain a new credit line in the future, or otherwise resume borrowing. The Partnership may incur other indebtedness to:

•	prevent defaults under senior loans or discharge them entirely if that becomes necessary to protect the Partnership’s interests; or
•	assist in the development or operation of any real property, which the Partnership has taken over as a result of a default.

The total amount of any borrowing cannot exceed at any time 50% of the aggregate fair market value of all Partnership mortgage loans.

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Lack of Liquidity of Limited Partner Investment Increases its Risk

General

Limited Partners may not be able to obtain cash for Units owned on a timely basis. There are a number of restrictions on a Limited Partner’s ability to sell or transfer Units or to have them repurchased by the Partnership.

No Free Tradability of Units

The Units are restricted as to free tradability under the Federal Income Tax Laws.  In order to preserve the Partnership’s status as a Limited Partnership and prevent being taxable as a corporation, Limited Partners are not free to sell or transfer Units at will, and they are likely not to be accepted by a lender as security for borrowing.

There is no market for the Units, public or private, and there is a likelihood that one will never develop. Limited Partners must be prepared to hold Units as a long-term investment.

To comply with applicable tax laws, the General Partner may refuse on advice of tax counsel to consent to a transfer or assignment of Units.  The General Partner must consent to any assignment that gives the assignee the right to become a Limited Partner, and its consent to that transaction may be withheld in its absolute discretion.

The California Commissioner of Corporations has also imposed a restriction on sale or transfer, except to specified persons, because of the investor suitability standards that apply to a purchaser of Units who is a resident of California.  Units may not be sold or transferred without consent of the Commissioner, except to family members, other holders of Units, and the Partnership.

Repurchase of Units by the Partnership is Restricted

Limited Partners must own Units for at least one year before they can request the Partnership to repurchase any of those Units. This restriction does not apply to Units purchased through the Partnership’s Distribution Reinvestment Plan.  Some of the other restrictions on repurchase of Units are the following:

•	Limited Partners must give a written request to withdraw at least 60 days prior to the withdrawal;
•	Payments are made only to the extent the Partnership has available cash, and the determination of the amount of cash available is subject to substantial discretion of the General Partner;
•	There is no reserve fund for repurchases;
•	Limited Partners may withdraw a maximum of $100,000 during any calendar quarter;
•
The total amount withdrawn by all Limited Partners during any calendar year, combined with the total amount of net proceeds distributed pro rata to Limited Partners during the year, cannot exceed 10% of the aggregate capital accounts of the Limited Partners, except upon final liquidation of the Partnership;

•	Any withdrawal that reduces a Limited Partners’ capital account below $2,000 may lead to the General Partner distributing all remaining amounts in the account to close it out;
•	Withdrawal requests are honored in the order in which they are received; and
•	Payments are only made by the Partnership on the last day of any month.

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If the Partnership does not sell sufficient Units, if principal payments on existing loans decrease, or if the General Partner decides to distribute net proceeds pro rata to Limited Partners, a Limited Partners ability to have Units repurchased may be adversely affected, especially if the total amount of requested withdrawals should increase substantially. To help prevent lack of such liquidity, the Partnership will not refinance or invest in new loans using payments of loan principal by borrowers, new invested capital of Limited Partners or proceeds from the sale of real estate, unless it has sufficient funds to cover previously requested withdrawals that are permitted to be paid. All 2009, 2010 and 2011 scheduled withdrawals in the total amount of approximately $84,000,000 (based on tax basis capital) were not made because the Partnership did not have sufficient available cash to make such withdrawals, was restricted under its bank line of credit, and needed to have funds in reserve for operations. The line of credit was paid off in full by the Partnership in December 2010, and therefore the Partnership is no longer subject to its restrictions on partner distributions and repurchases. Thus, when funds become available for distribution from net proceeds, the General Partner is permitted to make a pro rata distribution to all partners of up to 10% of Limited Partner capital per calendar year, which will prevent any Limited Partner withdrawals during the same calendar year. During the year ended December 31, 2011, the Partnership made pro rata capital distributions to partners aggregating approximately $11,588,000.

On February 29, 2012, the General Partner mailed a letter to all Limited Partners indicating that the Partnership is in the process of developing a plan that, if proposed and approved by the majority of Limited Partners, may provide an additional liquidity opportunity for Limited Partners.  There can be no assurance that such an additional liquidity opportunity will be made available.  For more information see “Management’s Discussion and Analysis of Financial Condition and Results of Operation- Certain Additional Events.”

Limited Partners Have No Control Over Operations of the Partnership

California law prevents Limited Partners from involvement in the conduct of Partnership business.

Under California Limited Partnership law, a Limited Partner cannot exercise any control over the day to day conduct of business of the Partnership. The General Partner has the sole power to do so.  However, a majority of the Limited Partners can take action and bind the Partnership to:

•	dissolve the Partnership,
•	change the nature of the Partnership’s business,
•	remove and replace the General Partner,
•	amend the Partnership Agreement, or
•	approve a merger with another entity or sell all of the assets of the Partnership.

Removal or withdrawal of the General Partner could terminate the Partnership.

The Partnership has only one General Partner, Owens Financial Group, Inc.  If it withdraws or is terminated as General Partner by its dissolution or bankruptcy, the Partnership itself will be dissolved unless a majority of the Limited Partners agree to continue the Partnership, and, within six months, admit one or more successor general partners.

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Liquidity of the General Partner

The Partnership depends on the General Partner for the conduct of all Partnership business including, but not limited to, the origination of and accounting for all mortgage loans and the management of all Partnership assets including mortgage loans and real estate.  In order to obtain a waiver of financial covenant violations under its bank line of credit agreement, and later obtain an extension of its July 2009 maturity date until July 2010, the General Partner’s line of credit was frozen in March 2009.  As additional terms of the General Partner’s modified credit line, the General Partner also agreed not to incur any new indebtedness, to new financial covenants and to an increased interest rate and interest rate floor on its outstanding credit line borrowings, among other requirements.  In December 2010, the General Partner entered into an agreement that converted its line of credit balance to a fully amortized loan payable over three years and modified the General Partner’s financial covenants. The General Partner is current on all payment terms of the modified agreement. However, due to these credit line restrictions, its reduced ability to originate new mortgage loans, anticipated reduced fees to be paid to the General Partner by the Partnership during 2012, and the current general economic environment, the General Partner is experiencing, and will continue to experience, reduced liquidity. The General Partner primarily has been funding, and will continue to fund, the majority of its operating cash requirements from its collection of management and servicing fees earned from the Partnership.  Should the General Partner’s liquidity problem continue or worsen, the General Partner might be required to outsource certain Partnership functions that were previously provided by the General Partner to firms that may or may not have comparable experience in managing assets such as those held by the Partnership.

Only the General Partner selects mortgage loans.

The General Partner has sole discretion in selecting the mortgage loans to be invested in by the Partnership, so the Limited Partners have no control over the choice of mortgage loans to be acquired with their invested funds. There are currently only five loan brokers obtaining loans for the Partnership that are employed by the General Partner.  If any one of these brokers were to leave the General Partner or become ill for a long period of time, it could impact the amount of new loans originations and the monitoring of existing loans for the Partnership.

The General Partner could choose loans with less favorable terms.

The General Partner in selecting mortgage loans for the Partnership has the discretion to set or negotiate the terms of the loans, such as interest rates, term and loan-to-value ratios, that could vary from the targeted values that it has otherwise established .

The Partnership relies exclusively on the General Partner to originate or arrange loans to be invested in by the Partnership.

The General Partner originates or arranges all of the mortgage loans purchased by the Partnership.  The General Partner receives referrals for loans from existing and prior borrowers and commercial loan brokers and occasionally purchases loans from other lending institutions on behalf of the Partnership.

The General Partner can change investment objectives and controls the daily conduct of the Partnership’s business.

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Although the General Partner may not change the nature of the Partnership’s business without majority approval by the Limited Partners, it does establish Partnership investment objectives and may modify those without the approval of the Limited Partners.

The Partnership’s compliance with Rule 404 of the Sarbanes-Oxley Act is dependent solely on the General Partner.

The General Partner’s management is responsible for establishing and maintaining adequate internal control over financial reporting, as defined in Exchange Act Rule 13a-15(f).  As the Partnership has no employees of its own, the Partnership is dependent on the employees and management of the General Partner to establish, maintain and report upon internal control over financial reporting.

Conflicts of Interest Risks

The General Partner and its affiliates are subject to various conflicts of interest in managing the Partnership. The Partnership pays the General Partner substantial fees that are not determined by arms’-length negotiations.

Payment of Fees to General Partner

Acquisition and origination fees to the General Partner are generally payable up front from payments made by third party borrowers.  These fees are compensation for the evaluation, origination, extension and refinancing of loans for the borrowers and may be paid at placement, extension or refinancing of the loan or at the time of final repayment of the loan. Such fees may create a conflict of interest for the General Partner when determining whether particular loans are suitable as investments for the Partnership.  Because the General Partner receives all of these fees, the Partnership’s interests will diverge from those of the General Partner when the General Partner decides whether it should charge the borrower a higher rate of interest on a loan or higher fees.  The General Partner could negotiate higher loan origination fees for itself in exchange for a lower interest rate to the detriment of the Partnership.  The General Partner employs no formal procedures to address this potential conflict of interest and the Limited Partners must rely on the fiduciary duty of the General Partner to deal fairly with the Limited Partners in this situation. The General Partner earned an immaterial amount from origination fees for Partnership loans in 2010 and 2011, but in prior years, the General Partner received larger origination fees from Partnership loans.  If the Partnership resumes substantial new lending activities, origination fees collected by the General Partner would increase substantially.

Maximum Compensation Not Received by General Partner

The monthly management and loan servicing fees are paid to the General Partner, as determined by the General Partner within the limits set by the Partnership Agreement. These are obligations of the Partnership. Accordingly, the General Partner may continue to receive these fees even if the Partnership is generating insufficient income to make distributions to the Limited Partners.

In prior periods, the General Partner has elected to receive less than the maximum management fees it is entitled to pursuant to the Partnership Agreement, which is 2 ¾% annually of the average unpaid balance of the Partnership’s mortgage loans at the end of each month.  Because the General Partner has not elected to receive all of the management fees that it was otherwise entitled to receive in all prior periods, the Partnership’s performance (and yield/distributions to Limited Partners) in those prior periods may be better than the Partnership’s performance in future periods in which the General Partner elects to receive up to the maximum management fees.  In 2011, the General Partner elected to receive a management fee of 2.19%, compared to 1.00% in 2010, 0.89% in 2009 and 1.53% in 2008. The Limited Partners must rely on the fiduciary duty of the General Partner to deal fairly with the Limited Partners in those situations. Although management fees as a percentage of mortgage loans has increased substantially between 2010 and 2011, the total amount of management fees paid to the General Partner has only increased by approximately 17% because the weighted balance of the loan portfolio has decreased by approximately 46% between 2010 and 2011.

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General Partner Not Full Time

The Partnership does not have its own officers, directors, or employees.  The General Partner supervises and controls the business affairs of the Partnership, locates investment opportunities for the Partnership and renders certain other services.  The General Partner devotes only such time to the Partnership’s affairs as may be reasonably necessary to conduct its business. The General Partner conducts business as a real estate broker separate from the Partnership.  While the General Partner has investments in various real estate joint ventures in which it acts as a general partner, member or managing member, it does not act as the general partner or sponsor of any other real estate mortgage investment program.

Taxation Risks

Tax consequences can vary among investors.

The tax consequences of investing in the Partnership may differ materially, depending on whether the Limited Partner is an individual, corporation, trust, partnership or tax-exempt entity.

A Limited Partner’s cash flow and distributions may be reduced if the Partnership is taxed as a corporation.

Tax counsel to the Partnership has given its opinion as of April 1, 2011, that under Treasury Regulations adopted in 1996, the Partnership will retain its previous classification as a partnership for tax purposes.  Tax counsel has also given its opinion as of that date that the Partnership will not be classified as a “publicly traded partnership”, taxable as a corporation.
Of course, it is possible that this treatment might change because of future changes in tax laws or regulations. The Partnership will not apply for a ruling from the IRS that it agrees with tax counsel’s opinion.

If the Partnership were taxable as a corporation, it would be subject to federal income tax on its taxable income at regular corporate tax rates.  The Limited Partners would then not be able to deduct their share of the Partnership’s deductions and credits.  They would be taxed on the distributions they receive from the Partnership’s income.  Taxation as a corporation would result in a reduction in yield and cash flow, if any, of the Units.

If the Partnership were not engaged in a trade or business, a Limited Partner’s share of expense deductions would be reduced.

If a Limited Partner is an individual investor and the IRS asserts that the Partnership is not engaged in a trade or business, then that Limited Partner’s share of expenses would be deductible only to the extent all of that Limited Partner’s other “miscellaneous itemized deductions” exceed 2% of that Limited Partner’s adjusted gross income.

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If a Limited Partner finances the purchase of Units, interest paid might not be deductible.

Under the “investment interest” limitation of the tax code, the IRS might disallow any deductions a Limited Partner takes on any financing used to purchase Units.

An IRS or state audit of the Partnership’s returns, books and records could result in an audit of a Limited Partner’s tax returns.

If the Partnership is audited by the IRS and it makes determinations adverse to us, including disallowance of deductions the Partnership has taken, the IRS may decide to audit a Limited Partner’s income tax returns.  Any such audit could result in adjustments to a Limited Partner’s tax return for items of income, deductions or credits, and the imposition of penalties and interest for the adjustments and additional expenses for filing amended income tax returns.

Inconsistencies between federal, state and local tax rules may adversely affect a Limited Partner’s cash flow, if any, from investment in Partnership Units.

If the Partnership is treated as a partnership for federal income tax purposes but as a corporation for state or local income tax purposes, or if deductions that are allowed by the IRS are not allowed by state or local regulators, a Limited Partner’s cash flow and distributions from Partnership Units would be adversely affected.

Unrelated business income of the Partnership would subject tax-exempt investors to taxation of Partnership income.

If a Limited Partner as an investor is a tax-exempt entity, and all or a portion of Partnership income were to be deemed “unrelated trade or business income”, the Limited Partner would be subject to tax on that income.

Premiums and Discounts

The indication of fair market value is subject to certain premiums and discounts, taken after an indication of value is determined.

The final value reached in the appraisal of a closely held business or partnership may be more or less than the value that was calculated using the various methods of appraisal that are available. The type and size of the premium(s) or discount(s) will vary depending on the starting point. The starting point will depend on which methods of valuation were used during the appraisal as well as other factors, such as the sources of the information used to derive multiples or discount rates, and normalization adjustments.

Valuation Premiums and Discounts in General

Typically, majority/controlling and minority/non-controlling interest deals with the relationship between the interest being valued and the total enterprise. The primary factor bearing on the value of a minority/non-controlling interest in relation to the value of the total entity is how much control the minority interest has over the entity. The concept of marketability deals with the market for the ownership interest, that is, how quickly and certainly the interest can be converted to cash at the owner’s discretion.  The concept of liquidity deals with the ability to quickly convert the underlying property in an entity to cash.  Together, the control, marketability and liquidity premiums or discounts are multiplicative, and not additive, determining a combined premium or discount.

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This appraisal is to reflect the value of majority or controlling vis-à-vis minority or non-controlling interests and the valuation methods used take that into consideration.  Many of the studies of corporations, limited partnerships and limited liability companies overlap, and we look at a combination of them to obtain the proper premiums and discounts for this engagement.

Control Premium

The pro rata value of a controlling interest in a closely held entity is said to be worth more than the value of a non-controlling interest, due to the prerogatives of control that generally follow the controlling interest. An investor will generally pay more (a premium) for the rights that are considered to be part of the controlling interest. Valuation professionals regularly recognize these prerogatives of control. These rights are considered in assessing the size of a control premium. They include:

1.	Electing the board of directors
2.	Appointing the management team
3.	Determining compensation and perquisites
4.	Setting business policy
5.	Acquiring or liquidating assets
6.	Making acquisitions or divestitures
7.	Selling or acquiring treasury stock
8.	Registering the stock for an IPO
9.	Declaring dividends
10.	Changing the articles of organization or bylaws

A control premium is the opposite of a minority discount.

Minority interests and control premiums are simply the inverse of the other. For example, a stock valued at $100 per share on a minority interest basis and at $140 per share on a controlling interest basis is said to have a control premium of 40% and a minority discount of 28.6%. The calculations are shown for both:

  Minority Interest                                           $100
Controlling Interest                           =           $140           =   $71.43  –   $100.00   =    –$28.57

CCH-EXP, BUSINESS-VALUATION-GUIDE ¶2105, Minority Discounts and Control Premiums.

Minority (Lack of Control) Discount

The term “minority discount” can be explained and defined as follows:

“a reduction in the value of a closely held business’s shares that are owned by someone who has only a minority interest in the business.  The concept underlying a minority interest discount is recognition that controlling shares – those owned by someone who can control the business – are worth more in the market than noncontrolling shares.” (Black’s Law Dictionary 1017 (8th Edition, 2004).

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Various valuation authorities, including the IRS in its October 18, 2006 issued Appeals Settlement Guidelines for family limited partnerships and family limited liability corporations, consider the minority discount the same as the discount for lack of control (“DLOC”). See, www.irs.gov/pub/irs-utl/asg_penalties_family_limited_pships_finalredacted10_20_06.pdf.

A minority discount or discount for lack of control DLOC is a reduction in the control value of the appraisal subject that is intended to reflect the fact that a minority owner cannot control the daily activities or policy decisions of an enterprise, thus reducing its value. The size of the discount will depend on the size of the interest being appraised, the amount of control, the owner’s ability to liquidate the entity, and other similar factors.  A DLOC is basically the opposite of a premium for control. This type of discount is used to obtain the value of a non-controlling interest in the appraisal subject when a control value is the starting point. The starting point is determined based on the method of valuation, the normalization adjustments made, and the source of the discount or capitalization rates.

Data on control premiums is generally not available for closely held businesses, so the appraiser uses transactions from the public stock market to act as a gauge as to the amount of premium paid in transactions involving buyouts. This data is tracked by several sources. The most widely used by appraisers is Mergerstat Review, which is published annually by Factset Research Systems, Inc, a leading provider of global financial and economic data headquartered in Greenwich, Connecticut. (Mergerstat Review, 2002 and 2005)

The primary issue encompassed in utilizing the Mergerstat data is the composition of the premium. The data is generally developed by Mergerstat by comparing prices at which publicly traded companies are acquired with pre-acquisition announcement prices of the same stock.

Mergerstat Review notes that the calculations are based on the seller's closing market price five business days before the initial announcement, and excludes negative premiums.  Premiums generated by the Mergerstat observations not only include items of value related to control, but also items of value related to items other than control.

A summary of the Mergerstat Review data appears in the following tables:

Mergerstat Review – 2002
Percent Premium Paid Over Market Price 1980-2001

Year of Buyout	Number of Transactions	Average Premium Paid Over Market (%)	Median Premium Paid (%)	Implied Minority Interest Discount
1980	169	49.9	44.6	30.8
1981	166	48.0	41.9	29.5
1982	176	47.4	43.5	30.3
1983	168	37.7	34.0	25.4
1984	199	37.9	34.4	25.6
1985	331	37.1	27.7	21.7
1986	333	38.2	29.9	23.0
1987	237	38.3	30.8	23.5

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1988	410	41.9	30.9	23.6
1989	303	41.0	29.0	22.5
1990	175	42.0	32.0	24.2
1991	137	35.1	29.4	22.7
1992	142	41.0	34.7	25.8
1993	173	38.7	33.0	24.8
1994	260	41.9	35.0	25.9
1995	324	44.7	29.20	22.6
1996	381	36.6	27.30	21.5
1997	487	35.7	27.50	21.6
1998	512	40.7	30.1	23.1
1999	723	43.3	34.6	25.7
2000	574	49.2	41.1	29.1
2001	439	57.2	40.5	28.8

Source: Mergerstat Review 2002, (Los Angeles: Houlihan, Lokey, Howard & Lukin). Discount calculated by the appraiser.

Mergerstat Review – 2005
Percent Premium Paid Over Market Price 1995-2004

Year of Buyout	Number of Transactions	Average Premium Paid Over Market (%)	Median Premium Paid (%)	Implied Minority Interest Discount
1995 1996 1997 1998 1999 2000 2001 2002 2003 2004	324 381 487 512 723 574 439 326 371 322	44.7 36.6 35.7 40.7 43.3 49.2 57.2 59.7 62.3 30.7	29.2 27.3 27.5 30.1 34.6 41.1 40.5 34.4 31.6 23.4	22.6 21.5 21.6 23.1 25.7 29.1 28.8 25.6 24.0 19.0
Source: Mergerstat Review 2005, (Greenwich:  Factset Research Systems, Inc).  Discount calculated by the appraiser.

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Mergerstat Review – 2011
Percent Premium Paid Over Market Price 2005 – 2010

Year of Buyout	Number of Transactions	Average Premium Paid Over Market (%)	Median Premium Paid (%)	Implied Minority Interest Discount (%)
2005 2006 2007 2008 2009 2010	392 454 494 294 239 348	34.5 31.5 31.5 36.5 38.7 51.5	24.4 23.4 24.7 36.5 39.8 34.6	19.6 19 19.8 26.7 28.5 34.0
Source: Mergerstat Review 2011, (Greenwich:  Factset Research Systems, Inc).  Discount calculated by the appraiser.

The following is from Valuing a Business, Fifth Edition, by Shannon P. Pratt, 392 (2008):

Percent Mean and Median Premium Paid
Year of buyout	Mean Premium Paid (%) (without negatives)a	Implied Minority Discount (%)b	Median Premium Paid (%) (without negatives)a	Implied Minority Discount (%)b	Mean Premium Paid (%) (with negatives)a	Implied Minority Discount (%)b	Median Premium Paid (%) (with negatives)a	Implied Minority Discount (%)b

1998	35.9	26.4	29.3	22.7	23.6	19.1	22.7	18.5
1999	46.5	31.7	32.4	24.5	40.0	28.6	28.7	22.3
2000	48.7	32.8	37.1	27.1	35.3	26.1	28.9	22.4
2001	52.1	34.3	35.9	26.4	34.0	25.4	25.9	20.6
2002	49.1	32.9	34.0	25.4	33.1	24.9	24.6	19.7
2003	53.9	35.0	37.7	27.4	46.2	31.6	33.3	25.0
2004	36.4	26.7	26.2	20.8	28.6	22.2	22.5	18.4
2005	33.1	24.9	24.3	19.5	23.1	18.8	16.7	14.3
2006	29.0	22.5	20.5	17.0	23.5	19.0	17.2	14.7

Notes:
a	Without negatives does not include public company sale transactions at discounts from their previous trading prices. With negatives does not include such discount transactions.
b	Formulas: 1 - [1 ÷ (1 + Median Price Paid)].

SOURCE: Compiled from Mergerstat®/Shannon Pratt's Control Premium Study™. Santa Monica: FactSet Mergerstat LLC, 2006.

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The formula for converting a control premium to an implied minority discount is:

1 −	1
1 + premium

For example, if we choose the median premium including negatives (22.5%), the implied minority discount would be:
1 −	1
1 + .225

The number 14.7 appears in the "Implied Minority Discount" column, following the chosen control premium column.

A person holding a non-controlling interest:

1.	Does not have the ability to appoint management, determine compensation or business policy;
2.	Cannot liquidate assets or force the sale of the business to a third party;
3.	Cannot register the interest for sale in a secondary market or declare dividends; and
4.	Cannot change the management or operating agreement.

In summary, a non-controlling owner is disadvantaged due to the legal rights that correspond to their ownership interests. There is little that a non-controlling owner can do to control their investment in the entity. Therefore, a lack of control discount is deemed proper.

Many factors impact the degree of control a non-controlling owner has over the operations of the entity. Whenever the control elements are not available to the Subject Interest being valued, the value is typically reduced accordingly. The following table summarizes some of the factors that influence the value of non-controlling interests relative to controlling interests:

Factors Affecting the Degree of Control
(Guide to Business Valuations [Practitioners Publishing Company, 1999], 8-18, 803.16)

Factors That May Increase a Lack of Control Discount or Control Premium
•	The presence of voting stock
•	An extreme lack of consideration for the interests of minority shareholders on the part of the Company’s management, board of directors, or majority owners

Factors That May Decrease a Lack of Control Discount or Control Premium
•	The presence of enough minority interest votes to elect or have meaningful input on electing one or more directors in a company with cumulative voting
•	The presence of enough minority votes to block certain actions
•	The presence of state statutes granting certain minority stockholder rights

Factors That May Increase or Decrease a Lack of Control Discount or a Control Premium
•	The distribution of other shares (e.g., 2 shares when 2 others own 49 shares each are more valuable than 2 shares when 49 others own 2 shares each)

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If non-controlling owners were afforded certain levels of control, an interest might well be worth a pro rata share of the entity’s value. However, this is not the case.

A lack of control discount is appropriate when a non-controlling owner cannot:

1.	Control day-to-day or long- range managerial decisions,
2.	Impact future earnings,
3.	Control the direction or growth,
4.	Control the return on investment,
5.	Control the payment of distributions, or
6.	Compel a liquidation of the entity’s assets.

All of the preceding factors are characteristics of control.

Non-controlling interests require a lack of control discount due to limited control of major decisions. The basis for lack of control adjustments for minority interests arises from a range of factors, as summarized in Estate of Bischoff v. Commissioner, 69 T.C. 32, 49, 1977:

1.	Minority owners cannot control the day-to-day management or operation of the entity.
2.	Minority owners generally cannot control the amount or timing of income distributions.
3.	Minority owners do not have specific claims on the underlying assets of the entity, and they cannot compel the dissolution of the entity or the liquidation of its underlying assets.
4.	It is usually very difficult for minority owners to remove management.
5.	It is usually very difficult for minority owners to amend the agreement.

One approach to determining an appropriate lack of control discount is to compare the non-controlling interests under appraisal to published control premium studies. This can be accomplished by using publications such as Mergerstat Review, cited previously.

Another method of estimating the appropriate lack of control discount for the Subject Interest is to parallel an investment portfolio to CEFs. The following is from the website of the U.S. Securities and Exchange Commission (SEC) (U.S. Securities and Exchange Commission, Closed-End Funds: (www.sec.gov/answers/mfclose.htm):

A “closed-end fund,” legally known as a “closed-end company,” is one of three basic types of investment companies. The two other basic types of investment companies are mutual funds and Unit Investments Trusts (UITs).

Here are some of the traditional and distinguishing characteristics of closed-end funds:

•
Closed-end funds generally do not continuously offer their shares for sale. Rather, they sell a fixed number of shares at one time (in the initial public offering), after which the shares typically trade on a secondary market, such as the New York Stock Exchange or the Nasdaq Stock Market.

•	The price of closed-end fund shares that trade on a secondary market after their initial public offering is determined by the market and may be greater or less than the shares’ net asset value (NAV).

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•
Closed-end fund shares generally are not redeemable. That is, a closed-end fund is not required to buy its shares back from investors upon request. Some closed-end funds, commonly referred to as interval funds, offer to repurchase their shares at specified intervals.

•	The investment portfolios of closed-end funds generally are managed by separate entities known as “investment advisers” that are registered with the SEC.
•
Closed-end funds also are permitted to invest in a greater amount of “illiquid” securities than mutual funds. (An “illiquid” security generally is considered to be a security that can’t be sold within seven days at the approximate price used by the fund in determining NAV.) Because of this feature, funds that seek to invest in markets where the securities tend to be more illiquid are typically organized as closed-end funds.

Mergerstat Review 2011

Average Premium Offered: Controlling vs. Minority Interest

Type of Purchase	2006	2007	2008	2009	2010
Controlling Interest	31.90% (440)	31.60% (477)	57.30% (285)	52.40% (224)	52.50% (339)
Minority Interest	18.90% (13)	26.00% (14)	31.90% (9)	44.60% (15)	18.60% (10)
() denotes the number of transactions reporting a dollar value

       *The table compares the average percent premium offered for a controlling equity interest (acquisitions of more than 50% of a company's shares outstanding) to that for a minority equity interest (purchase of 10%-50%)

Source: Mergerstat Review 2011, (Greenwich:  Factset Research Systems, Inc).  Discount calculated by the appraiser.

FACTORS IMPACTING THE QUANTIFICATIONS OF THE DISCOUNT FOR LACK OF CONTROL FOR THE SUBJECT INTEREST

LACK OF CONTROL FACTORS	SPECIFIC FACTS	DISCOUNT
Cash distributions	Defaults on the Partnership’s mortgage loans will reduce Partnership income and Limited Partner distributions.	15%
	Partnership results are subject to fluctuations in interest rates and other economic conditions which affect yields.
	Unexpected declines in values of secured properties could cause losses in the event of foreclosures and decreased distributions to Limited Partners.
	Incorrect original collateral assessment (valuation) could result in losses and decreased distributions to Limited Partners.
	Partnership borrowing involves risks if defaults occur and Limited Partner distributions may decrease.
	Repurchase of Units by the Partnership is restricted.
	The General Partner may continue to receive management and loan servicing fees even if the Partnership is generating insufficient income to make distributions to the Limited Partners.
	A Limited Partner’s cash flow and distributions may be reduced if the Partnership is taxed as a corporation.

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Control of LLC	Limited Partners have no control over operations of the Partnership. The Limited Partners are not entitled to act on any proposed investment.	8%
Specific voting rights	Limited voting rights provided for in the Partnership Agreement.	4%
Size of interest	Regardless of number of Units, Limited Partners are without control.	8%
Holdings of other co-owners	Unrelated co-owner.	0%
Quality of management	The underlying assets of the LLC are professionally managed.	0%
Impunity of owners	The Subject Interest has limited liability, and total restrictions on taking unilateral action impacting the management of the LLC.	2%
Potential for forced sale	The Subject Interest cannot bring action to force the sale of the underlying assets.	4%
Holding period	The holding period appears to be indefinite.	8%
Various factors		49%
Number of factors		8
TOTAL DISCOUNT		6.13%

Based on the above cases and analysis, we believe a Lack of Control Discount of 6.13% is appropriate for the Subject Interest.

Discount for Lack of Marketability

The “marketable” part means:
That the stock shares are easily liquidated. Stocks traded on large public markets (New York Stock Exchange, American Stock Exchange, or over-the-counter) can be easily liquidated with a single phone call to a broker.”  (CCH-EXP, BUSINESS-VALUATION-GUIDE ¶2105, Minority Discounts and Control Premiums.)

The term “marketability” can be explained and defined as:

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“The ability to convert the business ownership interest (at whatever ownership level) to cash quickly, with minimum transaction and administrative costs in so doing and with a high degree of certainty of realizing the expected amount of net proceeds.” (Valuing a Business, Fifth Edition, by Shannon P. Pratt, 417 [2008]).

The term “marketability discount” can be defined as follows:

“an amount or percentage deducted from an ownership interest to reflect the relative absence of marketability.” (International Glossary of Business Valuation Terms [2001]).

A discount for lack of marketability (DLOM) is used to compensate for the difficulty of selling shares of stock or partnership interests that are not traded on a stock exchange compared with those that can be traded publicly. If an investor owns shares in a public company, he or she can pick up the telephone, call a broker, and generally convert the investment into cash within three days. That is not the case with an investment in a closely held entity. Therefore, publicly traded stocks have an element of liquidity that closely held shares do not have.  This is the reason that a DLOM will be applied. It is intended to reflect the market’s perceived reduction in value for not providing liquidity to the owner.

A DLOM may also be appropriate when closely held interests have either legal or contractual restrictions placed upon them. This may be the result of:

1.	Restricted stock,
2.	Buy-sell agreements,
3.	Bank loan restrictions, or
4.	Other types of contracts that restrict the sale of the shares or interests.

Even when a 100% interest is the valuation subject, a DLOM may be appropriate if the owner cannot change the restrictions.

While there is no exhaustive list, in the 1995 Mandelbaum case (Estate of B. Mandelbaum, 69 TCM 2852, T.C. Memo 1995-255, Dec. 50,687[M]), the Tax Court outlined a 10-step analysis for determining the DLOM:

1.	Private vs. public sales of the stock,
2.	Financial statement analysis,
3.	Dividend policy,
4.	Nature of the company, history, position in the industry, and economic outlook,
5.	Management,
6.	Amount of control in transferred shares,
7.	Restrictions on transferability of stock,
8.	Holding period for stock,
9.	Company's redemption policy,
10.	Costs associated with making a public offering.

An analysis of these and other factors can have a key influence on the selection of the appropriate DLOM.

Some significant tax court cases involving the IRS and taxpayers regarding DLOM are summarized as follows:

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		Taxpayer DLOM Taken	IRS Position	Court Decision	Unique Features

1995	Mandelbaum Case	70% to 75%	30%	30%	Court started with restricted stock studies and pre-IPO studies and applied downward adjustments.
1998	Davis Case	35%	23%	32%	Court considered pre-IPO studies and restricted stock studies.
2003	Deputy Case	44% combined DLOM & DLOC	25% DLOM	30% combined DLOM & DLOC	Court considered the company's unique attributes.
2003	Hess Case	40%	25%	25%	Court held taxpayer's expert comingled DLOC with DLOM.
2003	Peracchio Case	30% to 35%	5 - 25%	25%
Criticized taxpayer for not applying restricted stock studies and IRS for presenting a range. Also, there are fundamental differences between an asset-holding entity such as a FLP and the operating companies that are the subject of the restricted stock studies.

2003	Lappo Case	35%	7.2%	24%	21% for an interest in a FLP with marketable securities and real estate subject to a long-term lease, plus 3% for characteristics specific to the FLP:
					• Closely-help with no prospect of becoming publicly held;
					• Small and not well-known;
					• No market for the FLP interests; and,
					• Right of first refusal to purchase FLP interests.
2003	Green Case	40%	25%	35%	Court considered pre-IPO studies for this operating company, but did not justify more than 35%.
2004	Thompson Case	45%	30%	30%	Court criticized the lack of experience of both experts and sided with the IRS.

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2004	Okerlund Case	45%	30%	40% & 45%	Case for 2 different dates; court commended taxpayer's expert for emphasizing the pre-IPO studies.
2005	Jelke Case		10%	15%	Court's own Mandelbaum analysis (rejected restricted stock studies).
2005	Kelley Case	38%	15%	20%	Court’s own DLOM analysis of 20% as similar to an investment company, plus 3% per Lappo for characteristic specific to the FLP.
2006	Huber Case	50%	25% to 45%	50%	250 distantly related family members owned shares in company with more than $500 million of annual revenue.
2006	McCord Case	35%	7.2%	20%	Appeals Court used the 88 placements of the Bajaj Study for the FLP.
2007	Litman Case	50% to 79%	20.3%	22% to 50%
Court rejected reliance on the restricted stock studies, finding that the studies failed to disclose underlying data (and simply reported averages) or the experts focused on limited factors such as earnings or revenues; also rejected the IRS option collar analysis for failing to include “real world” variables.

2007	Bigelow Case	37% combined DLOM & DLOC	None	None	37% discount denied in poorly executed FLP; not a bone fide transfer
2008	Astleford Case	22% to 46%; used 40%	7.9% liquidity premium; 7.14% & 8.34% for DLOC	30% combined DLOM & DLOC	The Court used the calculation used in McCord because of its simplicity and intuitiveness.
2008	Holman Case	49% combined DLOM & DLOC	28% combined DLOM & DLOC	23.44% combined DLOM & DLOC	The Court held that the underlying assets (marketable securities) were readily marketable.

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2009	Litchfield Case; Involves two family holding companies: LRC, LSC	LRC: DLOC 14.8% DLOM 36% LSC: DLOC 11.9% DLOM 29.7%	LRC: DLOC 10% DLOM 18% LSC: DLOC 5% DLOM 10%	LRC: DLOC 14.8% DLOM 25% LSC: DLOC 11.9% DLOM 20%	Court agreed with the estate on capital gains taxes (LRC 17.4%, LSC 23.6%) and lack of control, but reduced both lack of marketability discounts.
2011	Gallagher Case	DLOC 0% DLOM 30%	DLOC 17% DLOM 31%	DLOC 23% DLOM 31%	Court agreed with the taxpayer’s expert that only one valuation method was appropriate.

Estate of B. Mandelbaum, 69 TCM 2852, T.C. Memo 1995-255, Dec. 50,687[M]).
Estate of Artemus D. Davis v. Commissioner, 110 T.C. 530 (1998).
Estate of Helen A. Deputy v. Commissioner, T.C. Memo 2003-176 (June 13, 2003).
Johann T. Hess v. Commissioner, T.C. Memo 2003-251 (Aug. 20, 2003).
Peter S. Peracchio, 86 TCM 412, T.C. Memo. 2003-280 (Sep. 25, 2003).
C.W. Lappo (C.W. Lappo, 86 TCM 333, T.C. Memo. 2003-258, Dec. 55,282[M]).
Estate of Mildred Green v. Commissioner, T.C. Memo 2003-348 (Dec. 29, 2003).
Estate of Josephine T. Thompson v. Commissioner, T.C. Memo 2004-174 (July 26, 2004).
Okerlund v. United States, 53 Fed. Cl. 341 (Fed. Ct. 2002), motion for new trial denied, 2003 U.S. Claims LEXIS 42 (Fed. Cl. 2003), aff'd, 365 F.3D 1044 (Fed. Cir. 2004).
Estate of Frazier Jelke III v. Commissioner, T.C. Memo 2005-131 (May 31, 2005).
Estate of Kelley v. the Commissioner (T.C. Memo 2005-235, U.S. Tax Court, 2005).
Huber v. Commissioner, T.C. Memo 2006-96; 2006 Tax Ct. Memo LEXIS 97 (May 9, 2006).
Charles T. McCord v. Commissioner, 120 T.C. 358 (May 14, 2003), McCord v. Commissioner, 461 F.3d 614, 2006 U.S. App. LEXIS 21473 (5th Cir. Aug. 22, 2006).
Litman v. United States, Nos. 05-956T, -971T, & 06-285T, at 311 (Fed. Cl. Apr. 30-May 9, 2007).
Estate of Bigelow v. Commissioner, U.S. App No. 05-75957 Tax Ct. No. 4066-02 Opinion
Astleford v. Commissioner (T.C. Memo 2008-128)
Thomas H. Holman Jr. et ux v. Commissioner; 130 T.C. No. 12; No. 7581-04 (27 May 2008)
Litchfield v. IRS, T.C. Memo. 2009-21 (29 January 2009) Gallagher v. IRS, T.C. Memo. 2011-148 (28 June 2011)

Of particular note is the various courts’ distinction between operating companies and non-operating companies, such as family limited partnerships, investment companies, CHICs and CEFs, with non-operating companies having much less risk and therefore being much more marketable.

In C.T. McCord, Jr. (McCord v. Commissioner, 120 T.C. 358, 384 [2003]) a family limited partnership (FLP) held a combination of real estate and marketable securities. The taxpayer's expert analyzed four restricted stock studies and took a 35% DLOM based on those studies. The expert for the IRS relied on his own studies of private placements and selected a 7.2% DLOM.  The McCord court rejected the 35% DLOM, stating that the restricted stock studies cited by this expert were not applicable to the FLP at issue. The McCord court believed that the marketability data from the IRS's expert was more reliable;

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however, the court took issue with that expert's stratification and selection of his data, noting that this expert had selected his discount from the lowest of his three stratified groups. The McCord court examined the aspects of each stratified group of the IRS's expert's data and ultimately determined that a 20% marketability discount was appropriate, rejecting the taxpayer’s expert as being inapplicable to the entity at hand in this case:

“While we have utilized small samples in other valuation contexts, we have also recognized the basic premise that ‘[a]s similarity to the company to be valued decreases, the number of required comparables increases’. McCord v. Commissioner, 120 T.C. 358, 384 (2003) (quoting Estate of Heck v. Commissioner, T.C. Memo. 2002-34); see also Lappo v. Commissioner, T.C. Memo. 2003-258.

Although we find neither expert particularly persuasive on this issue, we will apply a 12-percent discount on the grounds that (1) respondent has effectively conceded that a discount factor of up to 12 percent would be appropriate, and (2) petitioner has failed to prove that a figure greater than 12 percent would be appropriate. See Peracchio v. Commissioner, supra (using a 2-percent minority discount factor for the “cash and money market funds” asset category of a family limited partnership).”

In C.W. Lappo (C.W. Lappo, 86 TCM 333, T.C. Memo. 2003-258, Dec. 55,282[M]LK:NON:LINKTCM%20Dec55282(M)) the FLP that held a combination of real estate and marketable securities took a 35% DLOM as the taxpayer's expert used an average DLOM on a private placement study with an average marketability discount of 29%, plus a higher selection to get to a 35% DLOM due to what he believed were unfavorable comparisons between the FLP in this case and the companies that were the subject of the private placement study. The expert for the IRS (the same one as in McCord) again relied on his own studies of private placements and selected a 7.2% marketability discount.  As did the McCord court, the Lappo court flatly rejected the higher discount by the taxpayer's expert and again focused on the marketability studies utilized by the IRS's expert. In analyzing this data, the Lappo court noticed a central tendency of a 20% marketability discount and ultimately allowed a 24% marketability discount due to certain unfavorable characteristics of the FLP at issue.

In P.S. Peracchio (P.S. Peracchio, 86 TCM 412, T.C. Memo. 2003-280, Dec. 55,307[M]) the LK:NON:LINKTCM%20Dec55307(M) FLP held a combination of marketable securities and cash. The taxpayer’s expert cited a number of restricted stock studies and took an average DLOM of 30%. The expert for the IRS “arbitrarily selected” (according to the court) a 15% DLOM (average of a 5% to 25% range).  The Peracchio court conducted its own marketability analysis, citing the discount analysis framework provided in the Mandelbaum case.   The LK:NON:bvn01%20050201standardnote4 Peracchio court stated that while restricted stock studies do have probative value, the taxpayer’s expert here made no attempt to analyze the data from these studies to determine their applicability to the FLP at issue. The Peracchio court stated that there are fundamental differences between an asset-holding entity such as a FLP and the operating companies that are the subject of the restricted stock studies. The IRS expert in Peracchio did not present any marketability discount data for the court to analyze. Therefore, in considering comments by the IRS expert that the IRS would concede marketability discount up to 25%, the court allowed a 25% DLOM.

The most commonly used sources of data for determining an appropriate level of a DLOM are studies involving restricted stock purchases, initial public offerings, and private placements (a departure from the restricted stock approach). Rev. Rul. 77-287 references the Institutional Investor Study, (from “Discounts Involved in Purchases of Common Stock [1966-1969],” Institutional Investor Study Report of the Securities and Exchange Commission, H.R. Doc. No. 64, Part 5, 92d Cong., 1st Sess.1971, 2444-2456) which addresses restricted stock issues. Many studies have updated this one.

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Restricted Stock Studies

Restricted stock (also referred to as “letter stock” or “legend stock”) is stock issued by a corporation that is not registered with the SEC and cannot be readily sold into the public market. The stock is original issue stock or stock issued when a corporation is first going public, making an acquisition, or raising capital. The main reasons that corporations issue restricted stock, rather than tradable stock, are to avoid dilution of their stock price when an excessive number of shares available are for sale at any one time and to avoid the costs of registering the securities with the SEC.

The registration exemption on restricted stocks is granted under § 4(2) of the 1933 Securities Act (the “Act”). The intent of § 4(2) is to provide “small” corporations with the ability to raise capital without incurring the costs of a public offering. Regulation D, a safe harbor regulation, which became effective in 1982, falls under § 4(2) of the Act and provides uniformity in federal and state securities laws regarding private placements of securities. Securities bought under Regulation D are subject to restrictions, the most important being that the securities cannot be resold without either registration under the Act, or an exemption.  (Kasim L. Alli, Ph.D., and Donald J. Thompson, Ph.D., The Value of the Resale Limitation on Restricted Stock: An Option Theory Approach,” American Society of Appraisers, March 1991, 22-23.)

The exemptions for these securities are granted under Rule 144. While it is neither a legal interpretation nor a statement of SEC policy, the SEC publishes the following plain language explanation of Rule 144 (U.S. Securities and Exchange Commission, Rule 144 www.sec.gov/investor/pubs/rule144.htm):

Rule 144: Selling Restricted and Control Securities
When you acquire restricted securities or hold control securities, you must find an exemption from the SEC's registration requirements to sell them in the marketplace.  Rule 144 allows public resale of restricted and control securities if a number of conditions are met.  This overview tells you what you need to know about selling your restricted or control securities.  It also describes how to have a restrictive legend removed.

  What Are Restricted and Control Securities?

Restricted securities are securities acquired in unregistered, private sales from the issuer or from an affiliate of the issuer. Investors typically receive restricted securities through private placement offerings, Regulation D offerings, employee stock benefit plans, as compensation for professional services, or in exchange for providing "seed money" or start-up capital to the company. Rule 144(a)(3) identifies what sales produce restricted securities.

Control securities are those held by an affiliate of the issuing company. An affiliate is a person, such as a director or large shareholder, in a relationship of control with the issuer. Control means the power to direct the management and policies of the company in question, whether through the ownership of voting securities, by contract, or otherwise. If you buy securities from a controlling person or "affiliate," you take restricted securities, even if they were not restricted in the affiliate's hands.

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If you acquire restricted securities, you almost always will receive a certificate stamped with a "restricted" legend. The legend indicates that the securities may not be resold in the marketplace unless they are registered with the SEC or are exempt from the registration requirements. The certificates of control securities are usually not stamped with a legend.

  What Are the Conditions of Rule 144?

If you want to sell your restricted or control securities to the public, you can follow the applicable conditions set forth in Rule 144. The rule is not the exclusive means for selling restricted or control securities, but provides a "safe harbor" exemption to sellers. The rule's five conditions are summarized below:

1.
Holding Period. Before you may sell any restricted securities in the marketplace, you must hold them for a certain period of time.  If the company that issued the securities is subject to the reporting requirements of the Securities Exchange Act of 1934, then you must hold the securities for at least six months.  If the issuer of the securities is not subject to the reporting requirements, then you must hold the securities for at least one year.  The relevant holding period begins when the securities were bought and fully paid for.  The holding period only applies to restricted securities.  Because securities acquired in the public market are not restricted, there is no holding period for an affiliate who purchases securities of the issuer in the marketplace.  But the resale of an affiliate's shares is subject to the other conditions of the rule.

Additional securities purchased from the issuer do not affect the holding period of previously purchased securities of the same class. If you purchased restricted securities from another non-affiliate, you can tack on that non-affiliate's holding period to your holding period. For gifts made by an affiliate, the holding period begins when the affiliate acquired the securities and not on the date of the gift. In the case of a stock option, such as one an employee receives, the holding period begins as of the date the option is exercised and not the date it is granted.

2.
Adequate Current Information.  There must be adequate current information about the issuer of the securities before the sale can be made.  This generally means that the issuer has complied with the periodic reporting requirements of the Exchange Act.

3.
Trading Volume Formula. If you are an affiliate, the number of equity securities you may sell during any three-month period cannot exceed the greater of 1% of the outstanding shares of the same class being sold, or if the class is listed on a stock exchange or quoted on Nasdaq, the greater of 1% or the average reported weekly trading volume during the four weeks preceding the filing a notice of sale on Form 144.  Over-the-counter stocks, including those quoted on the OTC Bulletin Board and the Pink Sheets, can only be sold using the 1% measurement.

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4.
Ordinary Brokerage Transactions.  If you are an affiliate, the sales must be handled in all respects as routine trading transactions, and brokers may not receive more than a normal commission.  Neither the seller nor the broker can solicit orders to buy the securities.

5.
Filing a Notice of Proposed Sale With the SEC.  If you are an affiliate, you must file a notice with the SEC on Form 144 if the sale involves more than 5,000 shares or the aggregate dollar amount is greater than $50,000 in any three-month period.  The sale must take place within three months of filing the Form and, if the securities have not been sold, you must file an amended notice.

  If I Am Not an Affiliate of the Issuer, What Conditions of Rule 144 Must I Comply With?

If you are not (and have not been for at least three months) an affiliate of the company issuing the securities and have held the restricted securities for at least one year, you can sell the securities without regard to the above conditions. If the issuer of the securities is subject to the Exchange Act reporting requirements and you have held the securities for at least six months but less than one year, you may sell the securities as long as you satisfy the current public information condition.

  Can the Securities Be Sold Publicly If the Conditions of Rule 144 Have Been Met?

Even if you have met the conditions of Rule 144, you can't sell your restricted securities to the public until you've gotten the legend removed from the certificate. Only a transfer agent can remove a restrictive legend. But the transfer agent won't remove the legend unless you've obtained the consent of the issuer—usually in the form of an opinion letter from the issuer's counsel—that the restricted legend can be removed. Unless this happens, the transfer agent doesn't have the authority to remove the legend and execute the trade in the marketplace.

To begin the process, an investor should contact the company that issued the securities, or the transfer agent of the company's securities, to ask about the procedures for removing a legend. Since removing the legend can be a complicated process, if you're considering buying or selling a restricted security, it would be wise for you to consult an attorney who specializes in securities law.

  What If a Dispute Arises Over Whether I Can Remove the Legend?

If a dispute arises about whether a restricted legend can be removed, the SEC will not intervene. The removal of a legend is a matter solely in the discretion of the issuer of the securities. State law, not federal law, covers disputes about the removal of legends. Thus, the SEC will not take action in any decision or dispute about removing a restrictive legend.

In the July, 2004 issue of CCH® Business Valuation Alert, John W. Porter, a Partner in the law firm of Baker Botts, L.L.P. and Co-Chair of the Tax Litigation and Controversy Committee of the American Bar Association’s Real Property, Probate and Trust Sections, summarizes the effect of the holding period as a determinative factor as follows:

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Since the lack of marketability discount is influenced by the speed and efficiency within which an investor can buy and sell the investment, logic dictates that the longer the period of time required to liquidate the interest, the greater the lack of marketability discount. This premise is supported by the discounts observed in the restricted stock studies as the required holding periods have decreased through the years.

Porter goes on to state:

Thus, a simple review of the evolution of the observed discounts provides compelling evidence that the longer the required holding period, the greater the discount. This conclusion makes logical sense, as a longer holding period increases the amount of time before an investor can achieve liquidity with respect to the investment. When this analysis is applied to an interest in a closely held company for which no ready market exists, one can easily conclude that the substantially longer period required to achieve liquidity (as compared to the much shorter holding period for restricted stock) supports a discount for lack of marketability greater than those observed in transactions involving restricted stock. This analysis is also supported by Rev. Rul. 77-287, which provides that “the longer the buyer of the shares must wait to liquidate the shares, the greater the discount.”

The SEC adopted Rule 144 in 1972, which at the time, required all unregistered securities (restricted stock) to be held at least two years before any resale. If the owner of restricted stock sold the shares in a private transaction (not in a public market), the two-year holding period would restart for the purchaser. In addition, after the two-year holding period, the sales of restricted stock were subject to volume limitations, requiring a lengthy “dribble-out” process for large blocks of shares. In 1990, Rule 144 was amended to provide that the two-year holding period could be cumulative. Thus, beginning in 1990, an owner of a restricted stock would inherit the holding period of any previous owner, shortening the holding period of restricted stock. In 1997, Rule 144 was again amended to shorten further the initial holding period from two years to one year before the commencement of the “dribble-out.” Like the 1990 amendment, the 1997 amendment had the effect of greatly increasing the liquidity of restricted stock.

In 2008, the initial holding period applicable to the sale of restricted securities of reporting issuers was once again reduced.  This time from one year to six months, while the holding period for sales of restricted securities of non-reporting issuers remained one year.  The ultimate holding period for non-affiliates was reduced to six months for reporting issuers and to one year for non-reporting issuers.

The effect of the change in the holding period on the observed lack of marketability discount can be seen in [the following table]:

Restricted Stock Studies Summarized

Study	Years Covered In Study	Average Discount (%)
Pre 1990
SEC overall average (A)	1966-1969	25.8
SEC non-reporting OTC companies (A)	1966-1969	32.6
Gelman Study (B)	1968-1970	33.0
Robert Trout (C)	1968-1972	33.5(I)
Robert Moroney (D)	1968-1972(H)	35.6
Michael Maher (E)	1969-1973	35.4
Standard Research Consultants (F)	1978-1982	45.0(I)
Willamette Management Associates (G)	1981-1984	31.2(J)
Silber Study	1981-1989	34.0(J)

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1990-1997
FMV Opinions, Inc.	1979-April 1992	23.0(K)
Management Planning, Inc.	1980-1995	27.7(L)
Bruce Johnson	1991-1995	20.0(M)
Columbia Financial Advisor	1996-Feb. 1997	21.0(N)

Post-1997
Columbia Financial Advisor	May 1997-1998	13.0(O)

Post-1998
FMV Opinions Inc.	July 1980-2008	20.5(P)

A.
 From “Discounts Involved in Purchases of Common Stock (1966-1969),” Institutional Investor Study Report of the Securities and Exchange Commission, H.R. Doc. No. 64, Part 5, 92d Cong., 1ST Sess. 1971,2444-2456.

B.	From Milton Gelman, “An Economist-Financial Analyst’s Approach to Valuing Stock of a Closely Held Company,” Journal of Taxation (June 1972), 353-354.

C.	From Robert R. Trout, “Estimation of the Discount Associated with the Transfer of Restricted Securities,” Taxes (June 1977), 381-385.
D.	From Robert E. Moroney, “Most Courts Overvalue Closely Held Stock,” Taxes (March 1973), 144-154.

E.	From J. Michael Maher, “Discounts for Lack of Marketability for Closely-Held Business Interests,” Taxes (September 1976), 562-571.

F.	From “Rev. Rul. 77-287 Revisited,” SRC Quarterly Reports (Spring 1983), 1-3.

G.	From Willamette Management Associates study (unpublished).

H.	Although the years covered in this study are likely to be 1969-1972, no specific years were given in the published account.

I.	Median discounts.

J.	From William L. Silber, “Discounts on Restricted Stock: The Impact of Illiquidity on Stock Prices,” Financial Analysts Journal (July-August 1991), 60-64.

K.
Lance S. Hall and Timothy C. Polacek, “Strategies for Obtaining the Largest Discount,” Estate Planning (January/February 1994), 38-44. In spite of the long time period covered, this study analyzed only a little over 100 transactions involving companies that were generally not the smallest capitalization companies. It supported the findings of the SEC Institutional Investor Study in finding that the discount for lack of marketability was higher for smaller capitalization companies.

L.
Management Planning, Inc. “Analysis of Restricted Stocks of Public Companies: 1980-1995.” Published in Quantifying Marketability Discounts—Developing and Supporting Marketability Discounts in the Appraisal of Closely Held Business Interests by Z. Christopher Mercer (Memphis: Peabody Publishing, J.P, 1997) 345-370.  Also available on Business Valuation Update Online, www.nvst.com/bvu.  Source: Guide to Business Valuations (Fort Worth, Tex.: Practitioners Publishing Co., 2000).

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M.
Bruce Johnson, Restricted Stock Discounts, 1991-1995, Shannon Pratt’s Business Valuation Update, Mar. 1999, at 1-3; Quantitative Support for Discounts for Lack of Marketability, Business Valuation Review, Dec. 1999, at 152-55.

N.	Median was 14.0%. Source: Pratt, Shannon P., Business Valuation Discounts and Premiums, © 2001 (NY: John Wiley & Sons, Inc.), p. 81.

O.	Median was 9.0%. Source: Pratt, Shannon P., Business Valuation Discounts and Premiums, © 2001 (NY: John Wiley & Sons, Inc.), p. 81.

P.
Median was 17%.  Source:  Using the FMV Restricted Stock Study in Determining Discounts for Lack of Marketability, www.BVMarketdata.com, December 2009, p. 6.  Also available at www.bvmarketdata.com/pdf/FMVCaseStudy.pdf

Risk Factors Affecting Discounts for Lack of Marketability

The 2011 Edition of The FMV Restricted Stock Study details the impact of specific variables on the issuance of privately placed stock, the most important being the issuer’s risk profile, liquidity of shares and stock market volatility around the time of the transaction.    Specifically the study looked at the impact of company size, profitability, credit risk, and stock market volatility.  The following tables summarize the findings. (Determining Discounts For Lack Of Marketability:  A Companion Guide to the FMV Restricted Stock Study 2011 Edition, Pg. 13):

Discounts for Lack of Marketability: July 1980 - October 2010*
Quintile**	1	2	3	4	5
Discount
Low	-79.0%	7.4%	13.6%	22.4%	34.9%
High	7.3%	13.5%	22.1%	34.8%	91.3%
Median	1.6%	10.5%	17.1%	27.3%	44.4%

Company Specific Risk Factors (Median Values)**
Market Value ($mm)	173.4	168.1	122.7	64.5	46.0
Revenues ($mm)	26.6	28.4	30.1	14.2	8.1
Total Assets($mm)	69.0	68.4	47.3	18.0	9.8
MTB Ratio	3.5	3.8	3.7	6.2	5.9
Net Income ($mm)	(3.5)	(1.8)	(1.5)	(2.1)	(1.6)
Net Profit Margin ($mm)	-15.9%	-9.8%	-6.1%	-27.0%	-35.8%
Volatility	67.1%	69.0%	72.3%	78.9%	104.0%

*The FMV Restricted Stock Study, 2011 Edition
**Each quintile contains either 119 or 120 transactions, totaling 596. All figures were adjusted for inflation as of July 2010.

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Discount by Industry (Median Values)
Industry	SIC Range	# of Transactions	Discount	% Shares Placed	Market Value ($mm)	Total Assets ($mm)	MTB Ratio	Issuer Volatility
All	All	595	17.0%	9.8%	106.8	36.8	4.4	74.5%
Mining	1000-1999	64	13.7%	11.7%	109.0	70.7	3.0	69.5%
Manufacturing	2000-3999	245	17.8%	10.0%	95.6	26.6	4.9	74.8%
Transport, Communications, Electric, Gas and Sanitary Services	4000-4999	31	15.4%	8.3%	144.1	40.0	5.9	77.2%
Wholesale Trade	5000-5199	12	16.4%	15.7%	20.3	23.2	3.9	80.5%
Retail Trade	5200-5999	24	12.7%	8.6%	201.0	91.8	4.2	67.8%
Finance, Insurance and Real Estate	6000-6999	65	12.2%	10.1%	142.5	620.5	1.5	52.6%
Services	7000-8999	154	23.0%	9.0%	97.8	16.5	6.7	85.0%

MTB Ratio: The market-to-book ratio is determined by dividing the total market value of the firm, pre-transaction, by the book value of the firm.

*The FMV Restricted Stock Study, 2011 Edition

Degree of Liquidity

As a result of Rule 144’s volume limits after the initial required holding period, large blocks of stock are extremely difficult to sell in a short period of time.  The relationship between the discount and the block size of shares being offered for sale is positively correlated.  This is especially true of block sizes greater than 30%.  The median discount for block sizes below this threshold is 16.5%; yet, the discount for block sizes above this threshold jumps to 38.5%. (Determining Discounts For Lack Of Marketability:  A Companion Guide to the FMV Restricted Stock Study 2011 Edition, Pg. 15)

	Block Size and Discounts
Block Size (% of shares outstanding)	0-10%	10-20%	20-30%	30-40%	>40%
Discount	16.2%	16.6%	17.6%	33.2%	38.5%

*The FMV Restricted Stock Study, 2011 Edition

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Impact of Stock Market Volatility

The impact of broad stock market volatility around the time of private transactions is a major determinant of the discount for lack of marketability.  Times of high volatility are marked by much higher discounts than found during normal periods. (Determining Discounts For Lack Of Marketability:  A Companion Guide to the FMV Restricted Stock Study 2011 Edition, Pg. 16}

The FMV Restricted Stock Study uses a market volatility variable for each transaction in the study.  It is calculated by taking the maximum trailing 6 month average daily VIX closing value from the month of the transaction with block sizes greater than 30% being excluded.  The extreme market volatility during the last quarter of 2008 resulted in a median discount of 2.5 times what it had been during the 8 months prior.  Using two private placement transactions from 2008 of Western Alliance Bancorporation as an example, the difference is stark.  The first block of 11.2% was sold on June 27, 2008 and had a discount of 13%. A second block of 11.3% was sold on September 30, 2008.  This time, however, the discount was 43.4%.  Between the sales of the first and second blocks, publicly traded shares of the company had increased in value from $8.11 to $15.50, thus the company’s financial position had actually improved.  However, the VIX had also gone from 23.4 to 46.7 during the same period, a major factor for the steep discount. (Determining Discounts For Lack Of Marketability:  A Companion Guide to the FMV Restricted Stock Study 2011 Edition, Pg. 18 and Pg. 13)

Impact of Market Volatility
	VIX Range
Percentile Group	Low	High	% Shares Placed	Total Assets	VIX	Discount

All Transaction Dates (Median Values)
0-60th	11.2	22.6	10.9%	38.9	14.6	14.8%
60-100th	22.6	32.9	7.3%	34.1	24.3	18.5%
1 Year Holding Period
0-60th	11.2	23.2	9.4%	52.1	17.6	12.7%
60-100th	23.2	32.9	8.3%	18.9	26.0	22.1%

VIX Percentile Group
	VIX Range		Median Multiplicative Adjustment Factor
	Low	High
60-80th	23.2	26.0	1.16
80-100th	26.0	32.9	1.23
*The FMV Restricted Stock Study, 2011 Edition

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Revenue Ruling 77-287

In 1977, in Rev. Rul. 77-287, the IRS specifically recognized the relevance of the data on discounts for restricted stocks. The purpose of the ruling was:

“To provide information and guidance to taxpayers, Internal Revenue Service personnel and others concerned with the valuation, for Federal tax purposes, of securities that cannot be immediately resold because they are restricted from resale pursuant to Federal security laws.” (Rev. Rul. 77-287, 1977-2 C.B., 319, Section I.)

The ruling specifically acknowledges the conclusions of the SEC Institutional Investor Study and the values of restricted securities purchased by investment companies as part of the “relevant facts and circumstances that bear upon the worth of restricted stock.” (Rev. Rul. 77-287,1977-2 C.B., 319, Section I.)  However, in the Estate of Kelley v. the Commissioner (T.C. Memo 2005-235, U.S. Tax Court, 2005), the Tax Court ruled that when determining the discount for lack of marketability, the analysis of restricted stock has to be that of similar companies.  Therefore, when determining the discount for an investment company, such as a limited partnership or a limited liability company, the restricted stock studies cannot be studies of operating companies – due to the fundamental differences between the two.  (“Tax Court Determines Valuation Discounts”, The Tax Advisor, David O’Driscoll, January 1, 2006).

IRC § 2036 and Revenue Ruling 2004-64

In recent years, the IRS has been attacking FLPs, on the basis of several different arguments.

The most common challenge, IRC §2036(a), TRANSFERS WITH RETAINED LIFE ESTATE:

(a) GENERAL RULE. – The value of the gross estate shall include the value of all property to the extent of any interest therein of which the decedent has at any time made a transfer (except in case of a bona fide sale for an adequate and full consideration in money or money's worth), by trust or otherwise, under which he has retained for his life or for any period not ascertainable without reference to his death or for any period which does not in fact end before his death –

(1) the possession or enjoyment of, or the right to the income from, the property, or

(2) the right, either alone or in conjunction with any person, to designate the persons who shall possess or enjoy the property or the income therefrom.

is based upon the appropriate application of restrictions on control and transfer of interests. (see, “Zeroing in on Family Limited Partnerships”, by Philip R. Lieberman, CPA, ASA, Journal of Financial Service Professionals, November 2005, pg. 73-76)

In Rev. Rul. 2004-64 I.R.B. 2004-27,7 (July 6, 2004) the IRS position is:

Section 2036(a)(1) provides that the value of the gross estate shall include the value of all property to the extent of any interest therein of which the decedent has at any time made a transfer (except in the case of a bona fide sale for an adequate and full consideration in money or money's worth), by trust or otherwise, under which the decedent has retained for life or for any period not ascertainable without reference to the decedent's death or for any period that does not in fact end before death the possession or enjoyment of, or the right to the income from, the property.

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Following the filing of estate tax returns, the IRS can issue a “Notice of Deficiency”, claiming that the estate owes additional money because of a retained interest to the entity’s assets under IRC § 2036(a).  The IRS often argues that the full value of the entity should be included in the deceased’s estate, and taxed accordingly, due to several mistakes that were made in setting up and/or operating the entity.  Unfortunately, even if mistaken, when the IRS files a notice of deficiency the taxpayer is presumed wrong and must prove that the Commissioner’s deficiency determinations are incorrect. (Estate of Kelly v. Commissioner, T.C. Memo, 2005, 235 − also see, Rule 142(a): Welch v. Helvering, 290 U.S. 111, 115, 1933, and “Naked” Assessment Exception − United States v. Janis, 428 U.S. 433, 441, 1976.)

The IRS has recently had several notable successes in Tax Court in their attempt to attack FLPs using IRC § 2036(a).  In short, the courts have concluded that if you give something away but retain the right to use it (while still alive), or designate who uses it, you really have not given it away.  Therefore, when the assets in question have “not been given away” then those assets (in question) are taken from the FLP, grouped with the estate and taxed accordingly.

One of the most well-known cases regarding IRS § 2036(a) is the Estate of Strangi v. Commissioner (T.C. Memo 2003-145, U.S. Tax Court 2003). In this case both the Tax Court and the U.S. Court of Appeals for the Fifth Circuit ruled that § 2036(a) applied because of two major issues.

1.	Strangi transferred nearly all of his assets to the trust, including his home, while retaining the right of ‘enjoyment’ and being treated as if they were still his assets by the partnership.
2.
Strangi had the right to designate who would be able to enjoy the property that he had ‘given’ away to the partnership.  Therefore, the assets were not seen as if they had actually been given away, but rather were part of his estate.

In order to properly ascertain a DLOM, we must first take into consideration whether or not the entity is following the rules set forth by the IRS and the Tax Court:  does the business or partnership have a clear purpose, does it operate as a business, and does the company or partnership commingle business funds and personal funds?  These questions need to be answered to minimize the chances of the IRS declaring a notice of deficiency on the FLP.

One of the questions asked above: “Does the business or partnership have a clear purpose and operate as a business?” has become increasingly important with recent rulings.  The rulings have described the need for the entity to have a legitimate (non-tax) business purpose.  In the Estate of Bongard v. Commissioner (125 T.C. No. 8, U.S. Tax Court 2005), the Tax Court provides a thorough analysis of § 2036(a) and its applicability.  In the Bongard Case the IRS filed a notice of deficiency to the estate under IRC § 2035(a) and 2036(a) and 2036(b).  The Tax Court elaborated on their opinion that the FLP did not support any of the non-tax reasons for existence, clarifying IRC § 2036(a), due to the following:

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•	During the establishment and the existence of the FLP there was only one transfer of partnership interest.
•	The FLP never diversified its assets during decedent’s life.
•	The FLP never had an investment plan.
•	The FLP never functioned as a business enterprise or otherwise engaged in any meaningful economic activity.

Following this opinion, it became very clear that in order to effectively use FLPs, to transfer wealth between generations, the FLP must attempt to mitigate the risk of IRS disapproval.  According to Philip R. Lieberman, CPA, ASA, in “Zeroing in on Family Limited Partnerships”, there are a number of basic guidelines that can be helpful, including, but not limited to:
1)	“…properly setting up investment accounts in the partnership name and maintaining separate books and records,
2)	promptly transferring assets to the FLP (bank, brokerage, and other) accounts,
3)	creating and maintaining a minute book similar to that used for corporations, and
4)	to the extent possible, making distributions from the partnership to all partners in proportion to their capital accounts.”

Initial Public Offering Studies

Another manner in which appraisers determine a DLOM is with the use of closely held companies that underwent an initial public offering (IPO) of their stock. In these instances, the value of the closely held stock is measured before and after the company went public.
The Emory Business Valuation, LLC Study (formerly the Robert W. Baird & Co. Study), conducted a series of studies, comparing the prices in closely held stock transactions when no public market existed with the prices of subsequent IPOs in the same stocks. The results are presented in the following table:

Value of Marketability as Illustrated in Initial Public Offerings of Common Stock

			Discount
Study	# of IPO Prospectuses Reviewed	# of Qualifying Transactions1	Mean	Median2

1995-20083	NA	3817	47%	41%
1997-2000	1847	266	50%	52%
1997-20002	92	53	54%	52%
1995-1997	732	84	43%	41%
1994-1995	318	45	45%	47%
1992-1993	443	49	45%	43%
1990-1992	266	30	34%	33%
1989-1990	157	17	46%	40%
1987-1989	98	21	38%	43%
1985-1986	130	19	43%	43%
1980-1981	97	12	59%	68%

All transactions			46%	46%

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1.	1997-2000 study was for dot-com companies – not comparable to other studies.
2.	After Rule 144 revision.
3.	Most recent FMV Restricted Stock Study of 597 restricted securities transactions from of public companies from July 1980 to December 2008.

Source: John D. Emory, “DISCOUNT FOR LACK OF MARKETABILITY – Fair Market Value Transactions That Occurred Five Months Prior to Initial Public Offering as disclosed in the Prospectuses”  (Tenth Emory Business Valuation, LLC Study (Formerly Robert Baird & Co. Inc. Study) December 2001 © Emory Business Valuation, LLC, and Using the FMV Restricted Stock Study in Determining Discounts for Lack of Marketability, BVMarketdata.com, December 2009, p. 6.

Valuation Advisors' Lack of Marketability Discount Study™
Transaction Summary Results by Year from 1999-2007

Time of Transaction	1-90	91-180	181-270	271-365	1-2
Before IPO	Days	Days	Days	Days	Years
1999 Results
Number of Transactions	148	174	103	91	174
Median Discount	30.8%	53.9%	75.0%	76.9%	82.0%
2000 Results
Number of Transactions	129	176	116	91	141
Median Discount	29.7%	45.1%	61.5%	68.9%	76.6%
2001 Results
Number of Transactions	15	17	18	17	48
Median Discount	14.7%	33.2%	33.4%	52.1%	51.6%
2002 Results
Number of Transactions	9	13	7	16	36
Median Discount	6.2%	17.3%	21.9%	39.5%	55.0%
2003 Results
Number of Transactions	12	22	24	21	44
Median Discount	28.8%	22.3%	38.4%	39.7%	61.4%
2004 Results
Number of Transactions	37	74	63	59	101
Median Discount	16.7%	22.7%	40.0%	56.3%	57.9%
2005 Results
Number of Transactions	18	59	58	62	99
Median Discount	14.8%	26.1%	41.7%	46.1%	45.5%
2006 Results
Number of Transactions	25	76	69	72	106
Median Discount	20.7%	20.8%	40.2%	46.9%	57.2%
2007 Results
Number of Transactions	46	76	92	79	124
Median Discount	11.1%	29.4%	36.3%	47.5%	53.1%
1999-2007 Transaction Results
Number of Transactions	440	687	550	509	874
Median Discount	19.2%	30.1%	43.1%	52.7%	60.0%

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UPDATED: The Valuation Advisors' Discount for Lack of Marketability Database. Database access is available at www.bvmarketdata.com. Updated by appraiser.
Similar private studies are periodically performed by Willamette Management Associates. It is important to note that the data underlying the Willamette studies are proprietary. However, when used in court, the data are provided to the opposing side, under court seal, for cross-examination purposes.

Summary of Discounts for Private Transaction P/E Multiples
Compared to Public Offering P/E Multiples
Adjusted for Changes in Industry P/E Multiples

Time Period	Number of Companies Analyzed	Number of Transactions Analyzed	Median Discount (%)

1975-1978	17	31	52.5
1979	9	17	62.7
1980-1982	58	113	56.5
1983	85	214	60.7
1984	20	33	73.1
1985	18	25	42.6
1986	47	74	47.4
1987	25	40	43.8
1988	13	19	51.8
1989	9	19	50.3
1990	17	23	48.5
1991	27	34	31.8
1992	36	75	51.7
1993	51	110	53.3
1994	31	48	42.0
1995	42	66	58.7
1996	17	22	44.3
1997	34	44	35.2

Source:  Willamette Management Associates

In Valuing a Business, Fifth Edition, by Shannon P. Pratt, 438 - 440 (2008):

Studies published using the Valuation Advisors’ database break down the number of transactions by length of time that the private transaction occurred prior to the IPO.

It is often necessary to agree on the cash equivalent as of a valuation date for a controlling business ownership interest.

Further, at pages 443 and 444 (2008):

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Every year, Mergerstat Review publishes a table presenting the average price/earnings multiples for the acquisitions of private companies for which they have data − compared with the average price/earnings multiples for the acquisitions of companies that had been publicly traded.

Median P/E* Offered Public versus Private 1990-2009
Year	Acquisitions of Public Companies		Acquisitions of Private Companies
	P/E Ratio	# of transactions reporting P/E	P/E Ratio	# of transactions reporting P/E
1990	17.1	(117)	13.2	(36)
1991	15.9	(93)	8.5	(23)
1992	18.1	(89)	17.6	(15)
1993	19.7	(113)	22.0	(14)
1994	19.8	(184)	22.0	(18)
1995	19.4	(239)	15.5	(16)
1996	21.7	(288)	17.7	(31)
1997	25.0	(389)	17.0	(83)
1998	24.0	(362)	16.0	(207)
1999	21.7	(434)	18.4	(174)
2000	18.0	(379)	16.0	(130)
2001	16.7	(261)	15.3	(80)
2002	19.7	(161)	16.6	(83)
2003	21.2	(198)	19.4	(107)
2004	22.6	(188)	19.0	(108)
2005	24.4	(230)	16.9	(127)
2006	23.7	(294)	21.4	(65)
2007	24.9	(300)	21.6	(64)
2008	22.1	(130)	10.6	(51)
2009	18.1	(98)	18.4	(22)
*Excludes negative P/E multiples and P/E multiples larger than 100.

UPDATED: Mergerstat® Review 2010 (Santa Monica: FactSet Mergerstat, LLC, 2010). www.mergerstat.com.

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Private Placement Studies: ‘The Bajaj Approach’

Dr. Mukesh Bajaj, et al, in an often-quoted study entitled “Firm Value and Marketability Discounts” attempted to find how an impaired marketability affects restricted stock.  Measuring the differences between premiums/discounts between unregistered privately placed stock and registered privately placed stock – the study determines a lack of marketability due to Rule 144 and its restrictions. The study concluded the discount, on average, for unregistered privately placed shares was 14.09% higher than that of registered placements.  However, Dr. Bajaj also stated that there is no one constant DLOM that could accurately be applied to all privately held firms during the valuation process. Therefore, he noted that other factors should be considered such as the company’s characteristics and that of their stock, including but not limited to:

•	Number of shares of restricted stock being placed & amount being raised
•	Industry risk analysis
•	Business risk
•	Liabilities or financial distress of the company

In the study Dr. Bajaj divides the private placements into three categories according to the discount rate that was applied at the time of sale – lowest to highest.   The lowest discount group of 2.21% had many registered private placements and the highest group of 43.33% had many unregistered private placements, with characteristics that did not reflect those of an investment company – high assessment and monitoring costs along with a general lack of liquidity.

In the Estate of Kelley v. Commissioner (October 15, 2005), the court stated the method was a sound method for determining a discount in a limited partnership classified as an investment company:

“This Court has concluded that the private placement approach is appropriate where the interest to be valued was part of an investment company as the assessment and monitoring costs would be relatively low in the case of sale of an interest in that company…In Lappo v. Commissioner, T.C. Memo. 2003-258, we found that a 21-percent initial discount was appropriate for an interest in a family limited partnership consisting of marketable securities and real estate subject to a long-term lease.  We then made a further upward adjustment of 3 percent to the marketability discount accounting for characteristics specific to the partnership…”

Other Considerations

Another consideration in determining a DLOM is the cost of flotation of a public offering. These costs are generally significant and will frequently include payments to attorneys, accountants, and investment bankers. The costs associated with smaller offerings can be as much as 16% of a small company’s equity raise.

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Through Rev. Rul. 77-287, the IRS recognized the effectiveness of restricted stock study data in providing useful information for the quantification of DLOMs. The Baird and Willamette studies of transactions in closely held stocks did not exist at that time, but the IRS and the courts have been receptive to using this data to assist in quantifying DLOMs.

The IPO studies are proof that larger discounts can be more justified than those quoted from the restricted stock studies. One of the best explanations of why a DLOM varies from case to case was included in an article published by Robert E. Moroney titled “Why 25% Discount for Nonmarketability in One Valuation, 100% in Another” (Taxes [May 1977]).  In Moroney’s article, he points out 11 different factors that should be considered in the application of a DLOM. These factors are as follows:

1.	High dividend yield: Companies that pay dividends tend to be more marketable than companies that do not.
2.	Bright growth prospects: Companies that have bright growth prospects are easier to sell than companies that do not. This makes them more marketable.
3.
Swing value: If a block of stock has swing value, it may be more marketable than the typical small block of stock. This swing value could include a premium. This can be emphasized where a 2% interest exists with two 49% interests. The 2% interest can be worth quite a bit to either 49% interest if it will give that interest control of the company.

4.	Restrictions on transfer: Restrictions on transfer make the stock less marketable due to the difficulty in selling them.
5.
Buy-sell agreements: Buy-sell agreements can go either way. The agreement can create a market for the stock, making it more marketable, or the agreement can restrict the sale, making it less marketable.

6.	Stock’s quality grade: The higher the quality of the stock, the more marketable it will be. This can be evidenced by comparing the subject company to others for supporting strengths and weaknesses.
7.
Controlling shareholder’s honesty: The integrity of the controlling shareholder can make a big difference regarding the ability to sell a partial interest in a company. If the controlling shareholder tends to deal with the other shareholders honestly, the other interests in that company tend to be more marketable.

8.	Controlling shareholder’s friendliness: Similar to the shareholder’s honesty, the manner in which he or she deals with others can make the stock more marketable.
9.	Prospects for the corporation: If a corporation has good prospects for the future, it will generally be more marketable.
10.	Prospects for the industry: A company that is in an industry with good prospects will also generally be more marketable.
11.	Mood of the investing public: When the investing public is bullish, they are more readily willing to make an investment. This can increase the marketability.

Applying the term “marketability” as defined by Shannon P. Pratt, supra:

“The ability to convert the business ownership interest (at whatever ownership level) to cash quickly, with minimum transaction and administrative costs in so doing and with a high degree of certainty of realizing the expected amount of net proceeds.”

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FACTORS IMPACTING THE QUANTIFICATIONS OF THE DISCOUNT FOR LACK OF MARKETABILITY FOR THE SUBJECT INTEREST

LACK OF MARKETABILITY FACTORS	SPECIFIC FACTS	DISCOUNT
Cash distributions	The Partnership has experienced a significant increase in limited partner capital withdrawal requests since late 2008. When funds become available for distribution from net proceeds, the General Partner is permitted to make a pro rata distribution to all partners of up to 10% of Partnership capital, which will prevent any limited partner withdrawals during the same calendar year. However, there can be no assurance that 10% of the Partnership capital will be distributed in any calendar year.	15%
Capital structure	The Company has positive working capital, positive equity, and an auditor's unqualified opinion.	0%
Historical performance	The Company has experienced losses for the past several years and limited distributions to Limited Partners.	10%
Imminence of Partnership liquidation and liquidity of General Partner	In recent years, Partnership liquidity issues have limited the Partnership’s ability to honor withdrawal requests and/or make pro rata capital distributions at the maximum level (10%), which has restricted the Partnership’s additional mortgage lending activities.	12%
Portfolio diversification	The Partnership invests primarily in mortgage loans secured by real property and interests in real property. It is therefore subject to the usual risks associated with real estate financing, as well as certain special risks.	10%
Risk of investment	Partnership results are subject to fluctuations in interest rates and other economic conditions which affect yields.	5%
Secondary market trading	Some secondary markets, but most markets for such a Subject Interest are difficult to find or inactive.	10%
Liquidity of LLC interests	Moderately illiquid because such interests are rarely, if ever, sold to third parties.	10%
Restrictions on sale	The Units are restricted as to free tradability under the Federal Income Tax Laws. In order to preserve the Partnership’s status as a Limited Partnership and prevent being taxable as a corporation, Limited Partners are not free to sell or transfer Units at will, and they are likely not to be accepted by a lender as security for borrowing.	10%
Number of co-owners	Numerous - several thousand	10%
Availability of information	Financial data is regularly provided to co-owners on the underlying assets.	0%
OTHER FACTORS
Type & quality of assets	In the current economy, real estate development has slowed and mortgage defaults have risen.	0%
Analytical complexity	LLC's are a simple form of ownership, but create difficulty in arriving at decisions among co-owners.	5%
Current pending litigation	The Partnership is not involved in any legal proceedings other than those that would be considered part of the normal course of business.	0%
Goodwill	There is no determinable goodwill associated with the Partnership or its assets.	10%
Various factors		107%
Number of factors		14
TOTAL DISCOUNT		7.64%

Based on the above cases and analysis, we believe a Marketability Discount of 7.64% is appropriate for the Subject Interest.

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Multiplicative Discounts

Discounts are normally multiplicative, not additive, i.e., they are taken in sequence.  Discount for lack of control is applied to the enterprise (or control) value, and the lack of marketability discount is calculated based on the resultant value (net of the minority discount). (Estate of Bailey v. Commissioner, T.C. Memo. 2002-152)

For example:

Control value	$100.00
Non-controlling interest discount (in %)	30%
Less: non-controlling interest discount	30.00
Marketable non-controlling value	70.00
Lack of marketability discount (in %)	25%
Less: lack of marketability discount	17.50
Non-marketable non-controlling share	52.50

Multiplicative discount	47.5%

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In the July, 2004 issue of CCH® Business Valuation Alert, Carsten Hoffman, ASA, Managing Director of the estate and gift tax valuation practice of FMV Opinions, Inc., presents the following table “of the most common asset groups . . . and the range of discounts is based on observed averages” as follows:

Asset Group	Average Combined Discount

Income Producing Real Estate	25%-35%
Non-Income Producing Real Estate	35%-45%
Publicly-Traded Equity Securities	20%-30%
Publicly-Traded Fixed Income Investments	15%-25%
Collectible Paintings/Photography/Auto	40%-50%
Operating Business	45%-65%

Conclusion

In this engagement, we are appraising a controlling and non-controlling interest in the Company. Most of the marketability studies relate to non-controlling interests in companies that are either public, with restrictions under Rule 144, or private but about to go public.

For the Subject Company, the multiplicative discount is 7.64% for the enterprise, and 13.30% for the Minority Interests.

IRS Revenue 59-60 Considerations

Among other factors, this appraiser considered all elements listed in IRS Ruling 59-60, which provides guidelines for the valuation of closely held stocks. Rev. Rul. 59-60 states that all relevant factors should be taken into consideration, including the following:

1.	The nature of the business and the history of the enterprise from its inception.
2.	The economic outlook in general and the condition and outlook of the specific industry in particular.
3.	The book value of the stock and financial condition of the business.
4.	The earning capacity of the company.
5.	The dividend-paying capacity of the company.
6.	Whether or not the enterprise has goodwill or other intangible value.
7.	Sales of the stock and the size of the block of stock to be valued.
8.	The market price of stocks of corporations engaged in the same or similar line of business having their stocks actively traded in a free and open market either on an exchange or over-the-counter.

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Rev. Rul. 65-192 expanded the applicability of Rev. Rul. 59-60 by stating:

The general approach, methods, and factors outlined in Rev. Rul. 59-60, C.B. 1959-1, 237, for use in valuing closely held corporate stocks for estate and gift tax purposes are equally applicable to valuations thereof for income and other tax purposes and also in determinations of the fair market values of business interests of any type and of intangible assets for all tax purposes.

Since determining the FMV of the marketable interests in a privately-held company is the question at issue, one must understand the circumstances of each individual case. There is no set formula to the approach to be used that will be applicable to the different valuation issues that arise. Often, an appraiser will find wide differences of opinion as to the FMV of a particular partnership or partnership interests. In resolving such differences, one should recognize that valuation is not an exact science.

Rev. Rul. 59-60 states that:

“a sound valuation will be based on all relevant facts, but the elements of common sense, informed judgment, and reasonableness must enter into the process of weighing those facts and determining their aggregate significance.”

The FMV of specific shares of stock in an unlisted corporation will vary as general economic conditions change. Uncertainty, as to the stability or continuity of the future income from the business, decreases its value by increasing the risk of loss in the future. The valuation of shares of stock of a company with uncertain future prospects is a highly speculative procedure. The judgment must be related to all of the factors affecting the value.

There is no single formula acceptable for determining the FMV of a closely held business or partnership, and therefore, the appraiser must look to all relevant factors in order to establish the true business FMV as of a given date.

In this appraisal, only the underlying asset values were considered to be relevant.

Industry Outlook*

Industry Background

The industry is comprised of legal entities that are categorized as real estate investment trusts (REITs). To qualify as an REIT, a company or trust must distribute at least 90.0% of taxable income to shareholders annually in the form of dividends. REITs use the pooled capital of many investors to directly invest in income-producing property. Income is mainly generated from rent, interest and capital gains. There are three types of REIT funds: equity, mortgage and hybrid.

Summary

The demand for and growth of the Real Estate Investment Trusts (REITs) industry are most often associated with the general health of the real estate sector. Prior to the subprime mortgage crisis, the industry benefited from the real estate bubble as lax lending standards and rapid property appreciation drove up revenue. As a result, in the two years to 2008, revenue increased at an average annual rate of 9.5%. This trend began to reverse in 2008, however, after the bubble burst and the credit markets tightened. Consequently, industry revenue fell in 2009 before a recovery in 2010. It is estimated that total industry revenue will increase at an average rate of 1.8% per year to $57.7 billion in the five years to 2012, including a 4.6% increase in 2012.

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The ease of credit and demand for real estate helped shape the real estate bubble, but the house of cards collapsed in 2007 when the subprime mortgage crisis developed. Since then, the industry has struggled with the worst financial crisis and property downturn since the Great Depression. Industry assets lost about 29.9% of their value, or $115.0 billion, in the two years to 2008. Similarly, market capitalization for publicly held REITs decreased 58.4%, or $285.2 billion, which is important because the market capitalization of a publicly traded REIT is often used as a determinant of that firm’s ability to raise new capital for operations. Unlike asset values and market caps, however, industry revenue saw only one year of moderate decline, 4.0% in 2009, as leases and other long-term contracts have been able to maintain REIT revenue streams.

The industry is currently benefitting from a rise in rents and declining vacancy rates in a number of property markets. At the same time, well-capitalized REITs are also helping to boost downstream construction and real estate industries as they ramp up purchases and new construction to take advantage of low interest rates and mounting rental demand. In the five years to 2017, industry revenue is expected to increase at an average annual rate of 5.5% to $75.3 billion, driven by economic recovery and a rebound in the real estate market. At the same time, the industry is forecast to expand as larger more capitalized firms purchase real estate portfolios at bargain basement prices, particularly in the first half of the next five years.

Product & Services

There are three main types of products within the Real Estate Investment Trusts industry, including equity REITs, mortgage REITs and hybrid REITs. All three segments are either publicly traded or privately held, with the largest REITs traded on major public exchanges, similar to stocks and other investment securities.

Equity REITs

Equity REITs are the largest industry product line: this sector accounts for roughly 92.5% of industry revenue, an increase of about 8.4% since 2007. These types of REITs are corporations or trusts that use pooled capital from many investors to purchase and manage income property. These REIT structures continue to gain popularity among investors and real estate firms. Real estate firms that are categorized as equity REITs often participate in a wide variety of property-related activities, including leasing, development and tenant services. Despite participating in a wide variety of real estate functions, though, equity REITs must primarily be involved in the acquisitions and development of properties for their own portfolio, rather than to resell them once they are developed.

Mortgage REITs

Mortgage REITs lend money directly to real estate owners and operators or extend credit indirectly through the acquisition of loans or mortgage-backed securities. Currently, mortgage REITs primarily extend mortgage credit on existing properties. Additionally, this sector manages its interest rate risk utilizing mortgage investment and other hedging techniques. Prior to the recession, this sector gained market share as investors looked to cash in on the credit craze. Since the subprime mortgage crisis, however, the demand for mortgage REITs has dramatically declined. As a result, this product line only accounts for about 6.1% of industry revenue, or about 7.8% less than in 2007.

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Hybrid REITs

Hybrid REITs provide services that are similar to both equity REITs and mortgage REITs. Like equity REITs, hybrid REITs own and operate real estate properties. At the same time, these groups of REITs also provide loan services to other real estate owners and operators like mortgage REITs. Similar to the mortgage REIT segment, this segment has declined in popularity since the start of the subprime crisis due to their exposure to credit risk. As a result, this sector’s share of industry revenue is expected to fall from 1.9% in 2007 to about 1.4% in 2012.

Current Industry Performance

In the five years to 2012, the Real Estate Investment Trusts (REITs) industry’s revenue is expected to increase at an average annual rate of 1.8% to $57.7 billion. After dropping for the first time in more than a decade in 2009, revenue growth has been moderate thanks rising rental income in a number of property markets, a slow decline in vacancy rates and a very limited amount of new buildings brought on to the market. As a result of these trends, industry revenue growth is mounting over the current year. Additionally, sustained low interest rates are also encouraging investment in property purchases and new construction. Consequently, we project industry revenue will increase 4.6% during 2012.

Outlook

The Real Estate Investment Trusts (REIT) industry’s revenue is expected to increase at an average annual rate of 5.5% to $75.3 billion in the five years to 2017, including a 5.9% increase in 2013. During this period, recovery in the real estate market will drive industry growth. Also, the industry is projected to expand as larger well-capitalized firms purchase real estate portfolios at bargain basement prices, particularly in the near term through 2017. At the same time, REITs will continue to recover from the fallout effects associated with the subprime crisis, especially with regard to rental rates. Unemployment, however, is forecast to recover slowly through 2017, so demand for real estate is also anticipated to remain similarly subdued. Despite this trend, industry profit is expected to rebound sharply, rising to an estimated 27.5% of revenue by 2017.

*  Kathleen Ripley, “IBISWorld Industry Report 52593: Real Estate Investment Trust in the US,” IBISWorld, March     2012

U. S. Economic and Interest Rate Outlook

As part of estimating the fair market value of a business interest or an intangible asset, it is important to relate the key economic factors that impact the subject property. These analyses aid in the development of the appropriate valuation variables and considerations.

Generally, business performance varies in relation to the economy. Usually, a strong economy can improve overall business performance and value, and a declining economy can have the opposite effect. Depending on the size and scope of a business, it can be affected by global, national, and local events. Changes in regulatory environments, political climate, and market and competitive forces can also have a significant impact on a business. For these reasons, it is important to analyze and understand the prevailing economic environment when valuing a closely held business or intellectual property. Since a material consideration in the appraisal process is a prospective in nature, we review the economic outlook as it would impact the appraisal subject.

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The following information is provided by The Northern Trust Company, and is based on sources which The Northern Trust Company believes to be reliable, but they cannot warrant its accuracy or completeness.  Such information is subject to change and is not intended to influence investment decisions.  This information is used by ValuCorp by permission granted by The Northern Trust Company. There is no endorsement, express or implied, of any other information contained in this Report, and ValuCorp has no other relationship with The Northern Trust Company.

Patient But Vigilant Fed - June 2012

http://www.northerntrust.com/pws/jsp/display2.jsp?XML=pages/nt/0601/1138283684288_6.xml&TYPE=interior&er=useoDetail&c=primary/resource/1206/1339609398053_384.xml

Local Economy

As part of estimating the fair market value of a business interest or an intangible asset, the local economy may have a greater impact on a business than the national economy. Depending on the nature of the subject interest, it is important to relate the key economic factors that impact the subject property. These analyses aid in the development of the appropriate valuation variables and considerations. Local economies have a material impact on the business of the Partnership.

Northern California real estate secured approximately 73% of the total mortgage loans held by the
Partnership as of December 31, 2011. Northern California consists of Monterey, Kings, Fresno, Tulare and Inyo counties and all counties north of those. In addition, 11%, 6%, 4%, 3% and 3% of total mortgage loans were secured by Arizona, Pennsylvania, Utah, Washington and Hawaii real estate, respectively.

These concentrations may increase the risk of delinquencies on Partnership loans when the real estate or economic conditions of one or more of those areas are weaker than elsewhere, for reasons such as:
•	economic recession in that area;
•	overbuilding of commercial properties; and
•	relocations of businesses outside the area, due to factors such as costs, taxes and the regulatory environment.

These factors also tend to make more commercial real estate available on the market and reduce values, making suitable mortgages less available to the Partnership. In addition, such factors could tend to increase defaults on existing loans.

Historically, the General Partner has focused its operations on California and certain Western states. Because the General Partner has a significant degree of knowledge with respect to the real estate markets in such states, it is likely most of the Partnership’s loans will be concentrated in such states. As of June 30, 2012, 69.5% of loans were secured by real estate in Northern California, while 11.6%, 6.2%, 4.0%, 3.7%, 3.1% and 2.0% were secured by real estate in Arizona, Pennsylvania, Utah, Washington, Hawaii and Louisiana, respectively. Such geographical concentration creates greater risk that any downturn in such local real estate markets could have a significant adverse effect upon results of operations.

Owens Mortgage Investment Fund, LP September 15, 2012
Page 76 of 76 __________________________

We used the following to adjust for state economic conditions:

http://www.northerntrust.com/pws/jsp/display2.jsp?XML=pages/nt/0601/1138283684288_6.xml&TYPE=interior&er=useoDetail&c=primary/resource/1206/1339609398053_384.xml

Owens Mortgage Investment Fund, LP September 15, 2012
Exhibits Page 1 of 22 __________________________

EXHIBITS

Exhibit 1, Asset Based Approach ─ Analysis of Assets and Liabilities

			Orderly
			Liquidation
	Book Value	FMV	Value	Book Value	Book Value
	June 30	June 30	June 30	December 31	December 31
	2012	2012	2012	2011	2010
Assets

Cash and cash equivalents	$ 12,649,456	$ 12,649,456	$ 12,649,456	$ 16,201,121	$ 5,375,060
Certificates of deposit	1,995,912	1,995,912	1,995,912	1,994,055	2,003,943
Loans secured by trust deeds,
net of allowance for losses	40,770,476	42,104,076	29,560,003	44,879,979	121,596,980
Interest and other receivables	1,934,828	1,934,828	1,934,828	1,455,846	4,493,614
Vehicles, equipment and furniture,
net of accumulated depreciation	224,612	224,612	224,612	279,778	387,975
Other assets,
net of accumulated amortization	1,641,894	1,641,894	1,641,894	1,328,586	1,036,146
Investment in limited liability company	2,153,209	2,217,600	1,584,253	2,140,036	2,141,971
Real estate held for sale	75,394,854	84,527,921	59,433,369	13,970,673	15,132,847
Real estate held for investment,
net of accumulated depreciation	68,188,763	74,500,810	53,167,329	131,620,987	81,933,352

	$204,954,004	$221,797,109	$162,191,656	$213,871,061	$234,101,888

Owens Mortgage Investment Fund, LP September 15, 2012
Exhibits Page 2 of 22 __________________________

Liabilities and Partners’ Capital

Liabilities:
Accrued distributions payable	$ -	$ -	$ -	$ 73,584	$ 46,014
Due to general partner	345,512	345,512	345,512	329,002	682,231
Accounts payable and accrued liabilities	3,042,349	3,042,349	3,042,349	3,211,321	2,387,087
Deferred gains	644,007	644,007	644,007	1,448,936	1,475,220
Note payable	10,164,679	10,164,679	10,164,679	10,242,431	10,393,505

Total liabilities	14,196,547	14,196,547	14,196,547	15,305,274	14,984,057

Partners’ capital:
General partner - capital account	1,865,371	2,037,387	1,428,646	1,848,993	2,259,916
Limited partners	180,784,250	197,455,339	138,458,627	179,196,966	216,841,448

Total OMIF partners’ capital	182,649,621	199,492,726	139,887,273	181,045,959	219,101,364

Noncontrolling interests	8,107,836	8,107,836	8,107,836	17,519,828	16,467

Total partners' capital	190,757,457	207,600,562	147,995,109	198,565,787	219,117,831

	$204,954,004	$221,797,109	$162,191,656	$213,871,061	$234,101,888

Limited partnership units outstanding	278,605,524	278,605,524	278,605,524	278,605,524	290,019,136

Owens Mortgage Investment Fund, LP September 15, 2012
Exhibits Page 3 of 22 __________________________

Exhibit 2, Income Approach ─ Analysis of Revenues and Expenses

Six Months Ended Year Ended December 31,
6/30/12	2011	2010	2009	2008	2007

Revenues:
Interest income on loans secured by trust deeds	$1,149,809	$5,340,638	$8,035,001	$14,645,787	$24,553,214	$27,307,578
Gain (loss) on sale of real estate	793,312	26,283	314,955	78,883	1,150,301	1,031,933
Rental and other income from real estate properties	6,677,604	12,575,756	8,022,768	6,024,958	5,087,705	3,966,885
Income from investment in LLC	78,173	153,065	149,491	141,097	47,680	—
Other income	3,594	25,002	19,489	49,059	219,855	503,389
Total revenues	8,702,492	18,120,744	16,541,704	20,939,784	31,058,755	32,809,785
Expenses:
Management fees to general partner	895,877	2,312,377	1,966,026	2,033,097	4,203,848	2,176,099
Servicing fees to general partner	82,142	264,446	491,327	612,704	685,905	692,158
Carried interest to general partner	—-	—	—	—	—	51,391
Administrative	163,152	208,965	60,000	60,000	60,000	48,000
Legal and professional	562,299	580,500	514,882	666,741	428,859	462,164
Rental and other expenses on real estate properties	6,634,398	13,652,623	8,852,117	6,835,648	4,952,920	3,236,493
Interest expense	261,375	530,063	1,976,831	2,582,156	2,113,897	1,554,482
Environmental remediation expense	100,000	—	—	—	762,035	—
Other	52,451	86,269	85,063	150,383	131,204	69,217
Bad debt expense	—-	3,774	—	13,723	625	680,884
Provision for loan losses	(152,391)	9,074,121	16,519,900	24,474,853	9,537,384	2,195,515
Losses on real estate properties	418,480	15,022,659	8,907,219	3,636,248	6,005,018	50,776
Total expenses	9,017,783	41,735,797	39,373,365	41,065,553	28,881,695	11,217,179
Net (loss) income from continuing operations	(315,291)	(23,615,053)	(22,831,661)	(20,125,769)	2,177,060	21,592,606
Less: net income attributable to noncontrolling interest	(556,437)	(1,129,202)	(5,859)	(10,336)	(13,896)	—
Net (loss) income attributable to OMIF	$(871,728)	$(24,744,255)	$(22,837,520)	$(20,136,105)	$2,163,164	$21,592,606
Net income allocated to general partner	$(8,867)	$(274,408)	$(226,017)	$(197,044)	$23,541	$213,355
Net income allocated to limited partners	$(862,861)	$(24,469,847)	$(22,611,503)	$(24,469,847)	$(22,611,503)	$21,379,251
Net income allocated to limited partners per
weighted average limited partnership unit	$ (0.003)	$ (0.086)	$ (0.078)	$ (0.080)	$ 0.010	$ 0.070
Net income (loss) from real estate properties	$43,206	$(1,076,867)	$(829,349)	$(810,690)	$134,785	$730,392
Net cash (used in) provided by operating activities	$(340,793)	$(1,060,229)	$2,667,242	$7,810,500	$16,950,685	$23,385,980

Owens Mortgage Investment Fund, LP September 15, 2012
Exhibits Page 4 of 22 __________________________

Exhibit 3, Market Approach ─ Analysis of Comparable Companies

Real Estate Investment Trust
(U.S. Dollars in Millions)

Precedent Transactions - June 30, 2012

							Target Company LTM					EV Multiples
Date Closed	Target Co.	Buyer	Target Description	Total Trans. Value	% Sought	Implied EV	Rev.	EBITDA Margin%	EBITDA	EBIT Margin%	EBIT	Revenue	EBITDA	EBIT

Residential:

10/18/11	Aventura at Indian Lake Village	Mid-America Apartment Communities Inc.	Aventura at Indian Lake Village comprises a residential property spread over an approximate area of 17.	$33	100%	$33	$3	N/A	N/A	N/A	N/A	12.5 x	N/A	N/A
08/31/11	Dwell95 Apartment Community	UDR, Inc.	Dwell95 Apartment Community is an apartment property consisting of 507-apartment units.	322	100%	322	19	N/A	N/A	70.0%	13	17.0 x	N/A	24.3 x
08/09/11	250 Unit Class AA Apartment Community in Fairfax (nka:Dwell Vienna Metro)	Associated Estates Realty Corporation	Dwell Vienna Metro comprises a residential property with 250 Class AA apartments.	83	100%	83	5	N/A	N/A	65.0%	4	15.0 x	N/A	23.1 x
07/01/11	Nationwide Health Properties, LLC	Ventas, Inc.	Nationwide Health Properties, LLC operates as a real estate investment trust (REIT) that invests primarily in healthcare-related senior housing and long-term care facilities in the United States.	6,971	100%	6,907	445	83.9%	373	53.5%	238	15.5 x	18.5 x	29.0 x
06/23/11	Tattersall at Tapestry Park	Mid-America Apartment Communities Inc.	Tattersall at Tapestry Park comprises a 279-unit upscale apartment community including four-story parking garage, a lakefront walking trail, sundeck pool, and other resident facilities.	43	100%	43	4	N/A	N/A	N/A	N/A	11.5 x	N/A	N/A
12/14/10	Class A Apartment Community In Ashburn, Virginia (nka:Westwind Farms)	Associated Estates Realty Corporation	Westwind Farms comprises residential real estate property consisting of 464 unit apartments.	90	100%	90	8	N/A	N/A	N/A	N/A	11.5 x	N/A	N/A
12/14/10	Class A Apartment Community In Ashburn, Virginia (nka:Westwind Farms)	Associated Estates Realty Corporation	Westwind Farms comprises residential real estate property consisting of 464 unit apartments.	90	100%	90	8	N/A	N/A	N/A	N/A	11.5 x	N/A	N/A

Owens Mortgage Investment Fund, LP September 15, 2012
Exhibits Page 5 of 22 __________________________

09/15/10	The Northwestern Mutual Life Insurance Company, The Ashborough	Associated Estates Realty Corporation	The Northwestern Mutual Life Insurance Company, The Ashborough comprises apartment community consisting of 504 apartment units.	90	100%	90	8	N/A	N/A	N/A	N/A	12.0 x	N/A	N/A
05/18/10	Riverside Station Apartments in Woodbridge, Virginia	Associated Estates Realty Corporation	Riverside Station Apartments in Woodbridge, Virginia is an apartment property and consists of 304 residential units.	54	100%	54	5	N/A	N/A	N/A	N/A	10.5 x	N/A	N/A
12/30/09	American Community Properties Trust	Federal Capital Partners; FCP fund I, L.P.	American Community Properties Trust, through its subsidiaries, engages in investing in and managing multifamily rental properties, as well as community development and homebuilding.	258	100%	236	78	36.3%	28	23.8%	19	3.0 x	8.3 x	12.7 x
07/15/09	Drexel Burnham Lambert Real Estate Associates II LP	Advenir, Inc.	Drexel Burnham Lambert Real Estate Associates II engages in the ownership, operation, and holding of real estate properties for investment in the United States.	$25	100%	$25	$2	N/A	N/A	N/A	N/A	11.4 x	NMF	NMF
02/20/09	American Land Lease Inc.	Green Courte Partners, LLC	American Land Lease, Inc., a real estate investment trust (REIT), engages in the ownership, development, expansion, management, financing and refinancing, acquisition, and disposition of residential land lease communities in the United States.	447	100%	447	55	34.7%	19	22.4%	12	8.1 x	23.2 x	36.0 x
03/31/08	Edgewater Apartments	UDR, Inc.	Edgewater Apartments operates as residential multifamily apartments.	115	100%	115	2	N/A	N/A	N/A	N/A	65.0 x	N/A	N/A
10/05/07	Archstone-Smith Trust	Tishman Speyer Properties, L.P.; Lehman Brothers Real Estate Capital	Archstone-Smith Trust operates as a real estate investment trust. The company, through its subsidiaries, engages in the operation, development, redevelopment, acquisition, and ownership of apartment communities in the United States.	20,461	100%	$20,448	1,212	66.4%	805	40.9%	496	16.9 x	25.4 x	41.2 x
09/18/07	America First Apartment Investors Inc.	Sentinel Real Estate Corporation	America First Apartment Investors, Inc., a real estate investment trust (REIT), engages in the ownership and management of multifamily apartment properties located in the United States.	536	100%	531	53	45.4%	24	18.8%	10	10.0 x	22.1 x	53.4 x
04/26/07	Sunrise Senior Living Real Estate Investment Trust	Ventas, Inc.	Sunrise Senior Living Real Estate Investment Trust operates as an unincorporated open-ended trust. It owns, develops, and operates assisted living facilities in North America.	2,077	100%	$2,056	275	30.4%	84	7.3%	20	7.5 x	24.6 x	NMF
Source: Capital IQ

Owens Mortgage Investment Fund, LP September 15, 2012
Exhibits Page 6 of 22 __________________________

			Summary Statistics - Residential REITs

			High	$20,461	100%	$20,448	$1,212	83.9%	$805	70.0%	$496	65.0 x	25.4 x	53.4 x
			Low	$25	100%	$25	$2	30.4%	$19	7.3%	$4	3.0 x	8.3 x	12.7 x
			Average	$1,981	100%	$1,973	$136	49.5%	$222	37.7%	$101	14.9 x	20.4 x	31.4 x
			Median	$103	100%	$103	$8	40.9%	$56	32.3%	$16	11.5 x	22.7 x	29.0 x

Commercial:

06/12/12	GT Canada Medical Properties Real Estate Investment Trust	Northwest Value Partners Inc.	GT Canada Medical Properties Real Estate Investment Trust invests in medical office buildings in Canada.	$75	91%	$77	$7	N/A	N/A	30.9%	$2	11.7 x	N/A	37.9 x
04/02/12	Cogdell Spencer Inc.	Ventas, Inc.	As of April 2, 2012, Cogdell Spencer Inc. was acquired by Ventas, Inc. Cogdell Spencer Inc. is a privately owned real estate investment trust. The firm engages in investment and management of properties.	805	100%	789	176	24.8%	44	6.5%	11	4.5 x	18.0 x	68.7 x
03/02/12	Whiterock Real Estate Investment Trust	Dundee REIT	Whiterock Real Estate Investment Trust operates as an open-ended real estate investment trust. It engages in the acquisition, ownership, and management of office, industrial, and retail properties in Canada.	997	100%	966	106	58.9%	62	58.7%	62	9.1 x	15.5 x	15.6 x
12/15/11	Leo Burnett Building	UBS AG, Asset Management Arm	Leo Burnett Building comprises a 635-foot, 46-story office building with total area of 1.	401	97%	416	26	N/A	N/A	N/A	N/A	15.7 x	N/A	N/A
06/03/11	AMB Property Corporation	ProLogis (nka:Prologis, Inc.)	As of June 3, 2011, AMB Property Corp. (NYSE: AMB) was acquired by ProLogis (NYSE: PLD).	9,803	100%	9,593	651	48.8%	318	21.1%	137	14.7 x	30.2 x	69.9 x
05/18/11	Eola Capital, LLC	Parkway Properties Inc.; Parkway Properties LP; Parkway Properties Office Fund II, LP	Eola Capital, LLC is a real estate investment company.	375	100%	375	21	N/A	N/A	N/A	N/A	17.9 x	N/A	N/A
05/02/11	Corporate Property Associates 14 Inc.	W. P. Carey & Co. LLC; Corporate Property Associates 16 - Global Inc.	Corporate Property Associates 14 Incorporated operates as a real estate investment trust in the United States and Europe.	1,615	100%	1,490	174	72.2%	126	55.1%	96	8.6 x	11.9 x	15.6 x

Owens Mortgage Investment Fund, LP September 15, 2012
Exhibits Page 7 of 22 __________________________

12/16/10	Class A Office Complex at 257 West Genesee Street, Buffalo	Cole Credit Property Trust III, Inc.	257 West Genesee Street, Buffalo comprises an office complex.	85	100%	85	8	N/A	N/A	N/A	N/A	11.0 x	N/A	N/A
11/01/10	ING Summit Industrial Fund LP	KingSett Capital Inc.; Alberta Investment Management Corporation	Summit Real Estate Investment Trust is an unincorporated, closed-end real estate investment trust. The company operates as light industrial landlord in Canada.	1,992	100%	1,992	260	52.4%	136	23.9%	62	7.7 x	14.6 x	32.0 x
03/16/10	Shady Grove Executive Center	PS Business Parks Inc.	Shady Grove Executive Center comprises office property, spread over an area of 350,000 square foot.	60	100%	60	8	N/A	N/A	69.5%	6	7.3 x	N/A	10.5 x
01/26/10	Santa Ana Property	Retail Opportunity Investments Corp.	As of January 26, 2010, Santa Ana property was acquired by Retail Opportunity Investments Corp. Santa Ana Property comprises a shopping center covering approximately 100,306 square feet area.	17	100%	17	2	N/A	N/A	71.1%	2	7.2 x	N/A	10.1 x
10/09/09	Village Crossroads Community Center	N/A	Village Crossroads Community Center is a shopping center property, spread over an area of 5,538 sq.	$18	100%	$18	$3	N/A	N/A	54.7%	$1	7.1 x	N/A	12.9 x
10/02/09	Two Properties at 33 West State Street and 50 East State Street	N/A	Two Properties at 33 West State Street and 50 East State Street comprises two commercial properties with total area of approximately 474,000 square feet.	85	100%	85	8	N/A	N/A	N/A	N/A	10.9 x	N/A	N/A
12/31/08	The Lexington Master Limited Partnership	Lexington Realty Trust	As of Dec 31, 2008, The Lexington Master Limited Partnership was acquired by Lexington Realty Trust. The Lexington Master Limited Partnership engages in the ownership and leasing of commercial properties to investment grade corporate tenants.	1,609	100%	1,524	223	64.6%	144	35.5%	79	6.8 x	10.6 x	19.2 x
04/01/08	American Financial Realty Trust	Gramercy Capital Corp.	As of April 1, 2008, American Financial Realty Trust was merged into Gramercy Capital Corp. American Financial Realty Trust operates as a real estate investment trust (REIT) in the United States.	3,150	100%	3,025	412	44.9%	185	11.4%	47	7.3 x	16.3 x	64.7 x
12/12/07	IPC US REIT	Behringer Harvard REIT I, Inc.; Behringer Harvard Holdings, LLC	IPC US Real Estate Investment Trust invests in commercial properties in the United States.	1,363	100%	1,337	181	45.6%	83	23.3%	42	7.4 x	16.2 x	31.7 x

Owens Mortgage Investment Fund, LP September 15, 2012
Exhibits Page 8 of 22 __________________________

10/04/07	Republic Property Trust	Liberty Property Trust	As of October 4, 2007, Republic Property Trust is acquired by Liberty Property Trust (NYSE:LRY).	833	100%	823	69	45.9%	32	17.7%	12	11.9 x	25.9 x	67.2 x
10/04/07	Republic Property Trust	Liberty Property Trust	As of October 4, 2007, Republic Property Trust is acquired by Liberty Property Trust (NYSE:LRY).	833	100%	823	69	45.9%	32	17.7%	12	11.9 x	25.9 x	67.2 x
08/03/07	Crescent Real Estate Equities Company	Morgan Stanley Real Estate Fund, Inc.	Crescent Real Estate Equities Company is a privately owned equity real estate investment trust. Through its subsidiaries the firm owns and manages office buildings in the markets across the United States primarily in Dallas, Houston, Austin, Denver, Miami, and Las Vegas.	5,591	100%	5,558	927	23.8%	221	8.4%	78	6.0 x	25.2 x	71.4 x
05/05/07	Alexis Nihon REIT	Homburg Invest Inc.	Alexis Nihon Real Estate Investment Trust operates as an unincorporated closed-end investment trust in Canada.	793	69%	946	117	42.2%	50	27.3%	32	8.1 x	19.1 x	29.5 x
04/19/07	Brixmor LLC	Centro Properties Limited (nka:CNPR Limited)	New Plan Excel Realty Trust, Inc., a real estate investment trust, engages in the ownership, management, and development of community and neighborhood shopping centers in the United States.	5,389	100%	5,381	462	63.7%	294	44.2%	204	11.6 x	18.3 x	26.3 x
08/13/10	Care Investment Trust Inc.	Tricadia Capital LLC; Tiptree Financial Partners LP	Care Investment Trust, Inc. operates as a real estate investment trust (REIT).	$314	98%	$184	$16	44.0%	$7	22.2%	$3	11.8 x	26.8 x	53.3 x
07/31/07	Monmouth Capital Corp.	Monmouth Real Estate Investment Corp.	As of July 31, 2007, Monmouth Capital Corp. was acquired by Monmouth Real Estate Investment Corp. Monmouth Capital Corporation, together with its subsidiaries, operates as a diversified real estate investment trust (REIT).	88	100%	85	7	76.9%	5	53.6%	4	12.2 x	15.8 x	22.7 x
04/01/08	American Financial Realty Trust	Gramercy Capital Corp.	As of April 1, 2008, American Financial Realty Trust was merged into Gramercy Capital Corp. American Financial Realty Trust operates as a real estate investment trust (REIT) in the United States.	3,150	100%	3,025	412	44.9%	185	11.4%	47	7.3 x	16.3 x	64.7 x
03/22/12	CSC Union Square, Ltd. (nka:Landmark at Garden Square LLC)	BRT Realty Trust; Elco Landmark Residential Holdings, LLC	Landmark at Garden Square LLC owns and operates Union Square Apartments which comprises 542 unit multi-family residential property.	59	100%	59	7	N/A	N/A	54.1%	4	8.8 x	N/A	16.2 x

Owens Mortgage Investment Fund, LP September 15, 2012
Exhibits Page 9 of 22 __________________________

04/12/07	CNL Hotels & Resorts Inc.	Morgan Stanley Real Estate Fund, Inc.	CNL Hotels & Resorts, Inc., a real estate investment trust (REIT), operates in the lodging industry, with a focus on luxury and upper-upscale properties in North America.	6,999	100%	6,877	1,547	19.5%	302	4.8%	75	4.4 x	22.7 x	NMF
Source: Capital IQ
			Summary Statistics - Commercial REITs
			High	$9,803	100%	$9,593	$1,547	76.9%	$318	71.1%	$204	17.9 x	30.2 x	71.4 x
			Low	$17	69%	$17	$2	19.5%	$5	4.8%	$1	4.4 x	10.6 x	10.1 x
			Average	$1,788	98%	$1,754	$227	48.2%	$131	32.9%	$46	9.6 x	19.4 x	38.4 x
			Median	$819	100%	$823	$87	45.9%	$126	25.6%	$37	8.7 x	18.0 x	31.7 x

Notes:
Implied Enterprise Value is defined as Total Consideration to Shareholders divided by Percent Sought plus Total Other Consideration, Adjustment Size, and Net Assumed Liabilities.
Negative multiples and Profitability Multiples above 75 were considered not meaningful and denoted "NMF"

Guideline Company Multiples as of June 30, 2012

		ENTERPRISE MULTIPLES
			Forward		Forward
Public Company	Ticker	Revenue	Revenue	EBITDA	EBITDA	EBIT	Total Assets

Residential:

ASSOCIATED ESTATES REALTY CORPORATION	AEC	7.0	7.0	15.3	13.9	45.9	1.2

CAMPUS CREST COMMUNITIES, INC.	CCG	5.1	7.1	17.8	14.5	51.2	1.0

UMH PROPERTIES INC.	UMH	7.4	6.8	32.2	N/A	95.0	1.2

Commercial:

GYRODYNE CO. OF AMERICA INC.	GYRO	34.0	N/A	NMF	N/A	NMF	0.8

RAIT FINANCIAL TRUST	RAS	11.4	11.1	33.4	N/A	89.2	0.6

TERRENO REALTY CORP.	TRNO	12.0	10.0	28.1	18.1	85.8	0.8

Mortgage:

ARBOR REALTY TRUST INC.	ABR	90.9	39.5	NMF	N/A	NMF	0.8

BRT REALTY TRUST	BRT	15.5	N/A	NMF	N/A	NMF	0.6

GRAMERCY CAPITAL CORP.	GKK	32.1	N/A	41.9	N/A	NMF	1.2

NEW YORK MORTGAGE TRUST INC.	NYMT	NMF	NMF	NMF	N/A	NMF	0.9

Source: Capital IQ

Owens Mortgage Investment Fund, LP September 15, 2012
Exhibits Page 10 of 22 __________________________

Low	5.1	6.8	15.3	13.9	45.9	0.6
High	90.9	39.5	41.9	18.1	95.0	1.2
Average	23.9	13.6	28.1	15.5	73.4	0.9
Average (High and Low Eliminated)	17.1	8.8	27.9	14.5	75.4	0.9
Median	12.0	8.6	30.2	14.5	85.8	0.9

Notes:
Enterprise Value = Market Value of Debt + Market Value of Equity - Cash Equivalents and Investments
Negative Multiples and Profitability Multiples above 100 were considered not meaningful and have been denoted "NMF"

Guideline Company Financial Data as of June 30, 2012

			Forward	EBITDA	Forward	EBIT	Net	Net Income	Capital
Public Company	Ticker	Revenue	Revenue	Margin	EBITDA Margin	Margin	Margin	CAGR (5 Yr.)	Expenditures

Residential:

ASSOCIATED ESTATES REALTY CORPORATION	AEC	$177	$176	46.1%	50.7%	15.3%	17.9%	11.3%	134.3%

CAMPUS CREST COMMUNITIES, INC.	CCG	114	82	28.9%	49.2%	10.1%	3.8%	10.3%	0.7%

UMH PROPERTIES INC.	UMH	43	47	22.9%	N/A	7.8%	11.9%	N/A	N/A

Commercial:

GYRODYNE CO. OF AMERICA INC.	GYRO	5	N/A	21.5%	N/A	3.6%	1964.6%	N/A	N/A

RAIT FINANCIAL TRUST	RAS	143	146	34.0%	N/A	12.7%	(95.8%)	N/A	N/A

TERRENO REALTY CORP.	TRNO	25	29	42.8%	55.4%	14.0%	(1.9%)	N/A	N/A

Mortgage:

ARBOR REALTY TRUST INC.	ABR	16	36	(231.5%)	N/A	(303.1%)	(67.0%)	N/A	N/A

BRT REALTY TRUST	BRT	14	N/A	(2.1%)	N/A	(18.2%)	33.8%	N/A	N/A

GRAMERCY CAPITAL CORP.	GKK	80	N/A	76.5%	N/A	21.6%	365.1%	N/A	8.2%

NEW YORK MORTGAGE TRUST INC.	NYMT	20	31	81.3%	N/A	59.7%	46.3%	N/A	N/A

Source: Capital IQ

Owens Mortgage Investment Fund, LP September 15, 2012
Exhibits Page 11 of 22 __________________________

Low	$5	$29	(231.5%)	49.2%	(303.1%)	(95.8%)	10.3%	0.7%
High	177	176	81.3%	55.4%	59.7%	1964.6%	11.3%	134.3%
Average	64	78	12.0%	51.8%	(17.6%)	227.9%	10.8%	47.7%
Average (High and Low Eliminated)	57	68	33.8%	50.7%	8.4%	51.2%	0.0%	8.2%
Median	34	47	31.4%	50.7%	11.4%	14.9%	10.8%	8.2%

Guideline Company Market Data as of June 30, 2012
			Fully				Total Invested
			Diluted	Market	Interest	Outstanding	Capital
		Stock	Shares	Value	Bearing	Preferred	(Including	Enterprise
Public Company	Ticker	Price	Outstanding	of Equity	Debt	Stock	Minority Int.)	Value1	Equity %	Debt %

Residential:

ASSOCIATED ESTATES REALTY CORPORATION	AEC	$15.13	42.32	$640	$605	$0	$1,245	$1,243	51.4%	48.6%

CAMPUS CREST COMMUNITIES, INC.	CCG	10.42	31.30	326	282	0	608	586	53.6%	46.4%

UMH PROPERTIES INC.	UMH	11.16	15.38	172	105	60	337	316	50.9%	49.1%

Commercial:

GYRODYNE CO. OF AMERICA INC.	GYRO	114.48	1.44	165	21	0	185	181	88.8%	11.2%

RAIT FINANCIAL TRUST	RAS	4.78	43.35	207	1,953	0	2,160	1,624	9.6%	90.4%

TERRENO REALTY CORP.	TRNO	15.41	11.08	171	129	0	300	295	56.9%	43.1%

Mortgage:

ARBOR REALTY TRUST INC.	ABR	5.38	24.66	133	1,362	0	1,494	1,426	8.9%	91.1%

BRT REALTY TRUST	BRT	6.37	14.04	89	163	0	253	210	35.4%	64.6%
GRAMERCY CAPITAL CORP.	GKK	2.58	51.00	132	2,527	112	2,770	2,578	4.7%	95.3%

NEW YORK MORTGAGE TRUST INC.	NYMT	7.07	13.09	93	4,172	0	4,264	3,981	2.2%	97.8%

Source: Capital IQ

Owens Mortgage Investment Fund, LP September 15, 2012
Exhibits Page 12 of 22 __________________________

Low	$2.58	1.44	$89	$21	$0	$185	$181	2.2%	11.2%
High	114.48	51.00	640	4,172	112	4,264	3,981	88.8%	97.8%
Average	19.28	24.76	213	1,132	17	1,362	1,244	36.2%	63.8%
Average (High and Low Eliminated)	9.47	24.40	175	891	8	1,146	1,035	33.9%	66.1%
Median	8.75	20.02	168	443	0	927	914	43.2%	56.8%

Discount Rate Analysis - Beta Estimate

	Guideline Company Name	Total Debt	Market Value of Equity	Debt to Equity	Normalized Tax Rate	Raw Beta	Adjusted Beta	Unlevered Beta

Residential:

	ASSOCIATED ESTATES REALTY CORPORATION	$605	$640	94.5%	40.0%	1.06	1.04	0.67
	CAMPUS CREST COMMUNITIES, INC.	282	326	86.5%	40.0%	0.98	0.99	0.65
	UMH PROPERTIES INC.	105	172	61.1%	40.0%	1.02	1.02	0.75

Commercial:

	GYRODYNE CO. OF AMERICA INC.	21	165	12.7%	37.1%	0.98	0.99	0.92

	RAIT FINANCIAL TRUST	1,953	207	942.3%	40.0%	3.02	2.29	0.34

	TERRENO REALTY CORP.	129	171	75.8%	40.0%	0.48	0.68	0.47

Mortgage:

	ARBOR REALTY TRUST INC.	1,362	133	1026.3%	40.0%	3.49	2.59	0.36

	BRT REALTY TRUST	163	89	182.5%	40.0%	1.40	1.26	0.60

	GRAMERCY CAPITAL CORP.	2,527	132	1920.3%	40.0%	2.21	1.78	0.14

	NEW YORK MORTGAGE TRUST INC.	4,172	93	4507.9%	40.0%	0.94	0.97	0.03

	Source: Capital IQ

Owens Mortgage Investment Fund, LP September 15, 2012
Exhibits Page 13 of 22 __________________________

	High	0.92
Calculations:	Low	0.03
Adjusted Beta = 0.371 + 0.635 x Raw Beta (Marshall Blume Equation)	Average	0.49
Unlevered Beta = Levered Beta / [1 + (1-T) x Debt-to-Equity]	Median	0.53
Levered Beta = Unlevered Beta x [1 + (1-T) x Debt-to-Equity]

Guideline Company Descriptions

Public Company	Ticker	Business Description

Residential:

ASSOCIATED ESTATES REALTY CORPORATION	AEC
Associated Estates Realty Corporation is an independent real estate investment trust. The firm invests in the real estate markets of the United States. It specializes in owning and managing apartment communities in the Midwest, Mid-Atlantic and Southeast regions of the United States. Associated Estates Realty Corporation is headquartered in Richmond Heights, Ohio.

CAMPUS CREST COMMUNITIES, INC.	CCG
Campus Crest Communities, Inc., a real estate investment trust (REIT), engages in the ownership, development, building, and management of student housing properties under the Grove brand name in the United States. The company rents student housing properties; offers student housing services; and provides construction, development, and management services. As of July 06, 2012, it owned interests in 33 student housing properties containing approximately 6,324 apartment units and 17,064 beds. The company has elected to be treated as a REIT under the Internal Revenue Code of 1986. As a REIT, it would not be subject to federal income taxes, provided it distributes at least 90% of its taxable income to its shareholders. Campus Crest Communities, Inc. was founded in 2004 and is based in Charlotte, North Carolina.

UMH PROPERTIES INC.	UMH
UMH Properties, Inc. (UMH) is a real estate investment trust. The firm engages in the ownership and operation of manufactured home communities. It leases manufactured home spaces to private manufactured home owners, as well as leases homes to residents. The firm invests in the real estate markets of New York, New Jersey, Pennsylvania, Ohio, and Tennessee. In addition, it invests in debt and equity securities of REITs. United Mobile Homes was incorporated in 1968. The company was formerly known as United Mobile Homes, Inc. UMH Properties is based in Freehold, New Jersey.

Commercial:
GYRODYNE CO. OF AMERICA INC.	GYRO
Gyrodyne Company of America, Inc., a real estate investment trust (REIT), engages in the investment, acquisition, ownership, and management of a portfolio of medical office and industrial properties in the northeast region of the United States. It is also involved in the development of industrial and residential properties. The company focuses on acquiring, developing, owning, leasing, and managing medical, commercial, and industrial real estate. As of March 31, 2012, it had 100% ownership in 3 medical office parks comprising approximately 131,000 rentable square feet; and 1 multitenant industrial park consisting of 128,000 rentable square feet, as well as approximately 68 acres of property in St. James, New York. The company has elected to be taxed as REIT under the Internal Revenue Code. As a REIT, it would not be subject to federal income tax purposes, provided that it distributes at least 90% of its taxable income to its shareholders. The company was founded in 1946 and is headquartered in St. James, New York.

Owens Mortgage Investment Fund, LP September 15, 2012
Exhibits Page 14 of 22 __________________________

RAIT FINANCIAL TRUST	RAS
RAIT Financial Trust operates as a self-managed and self-advised real estate investment trust (REIT). The company, through its subsidiaries, invests in, manages, and services real estate-related assets with a focus on commercial real estate. It also offers a set of debt financing options to the commercial real estate industry along with fixed income trading and advisory services. In addition, RAIT Financial Trust owns and manages a portfolio of commercial real estate properties, and manages real estate-related assets for third parties. The company qualifies as a REIT for federal income tax purposes. As a REIT, it would not be subject to federal income tax to the extent that it distributes at least 90% of its taxable income to its shareholders. RAIT Investment Trust was founded in 1997 and is based in Philadelphia, Pennsylvania.

TERRENO REALTY CORP.	TRNO
Terreno Realty Corporation engages in acquiring, owning, and operating real estate properties in Los Angeles area, northern New Jersey/New York City, San Francisco Bay area, Seattle area, Miami area, and Washington D.C./Baltimore area. The company invests in various industrial real estate, including warehouse/distribution, flex, and trans-shipment. As of December 31, 2011, it owned 47 buildings. The company has elected to be taxed as a real estate investment trust. As a result, it would not be subject to corporate income tax on that portion of its net income that is distributed to shareholders. Terreno Realty Corporation was founded in 2009 and is based in San Francisco, California.

Mortgage:

ARBOR REALTY TRUST INC.	ABR
Arbor Realty Trust, Inc. operates as a real estate investment trust (REIT). The company invests in multi-family and commercial real estate-related assets consisting of bridge loans, junior participation financing, mezzanine loans, preferred and direct equity, discounted mortgage notes, and mortgage-related securities; and other real estate-related assets. It offers bridge financing products to borrowers who seek short-term capital to be used in an acquisition of property; and mezzanine loans, which are loans subordinate to a conventional first mortgage loan and senior to the borrower’s equity in a transaction. The company also provides junior participation financing in the form of a junior participating interest in the senior debt; and financing by making preferred equity investments in entities that own real property. The company qualifies as a REIT for federal income tax purposes and generally would not be subject to federal corporate income taxes if it distributes at least 90% of its taxable income to its stockholders. Arbor Realty Trust, Inc. was founded in 2003 and is headquartered in Uniondale, New York.

BRT REALTY TRUST	BRT
BRT Realty Trust operates as a real estate investment trust (REIT) in the United States. It engages in originating and holding for investment senior and junior mortgage loans secured by commercial and multi-family real estate property. The company also provides short term or bridge loans at a floating rate of interest based on the prime rate. Its lending activities focus on operating properties, such as multi-family residential properties, residential properties being converted to condominium ownership, office buildings, retail, shopping centers, mixed use buildings, hotels/motels, and industrial buildings. BRT Realty Trust is qualified as a REIT under the Internal Revenue Code. As a REIT, its net income would be exempt from federal taxation to the extent that it is distributed as dividends to shareholders. The company was founded in 1972 and is based in Great Neck, New York.

Owens Mortgage Investment Fund, LP September 15, 2012
Exhibits Page 15 of 22 __________________________

GRAMERCY CAPITAL CORP.	GKK
Gramercy Capital Corp. is a real estate investment trust specializing in the origination and acquisition of first mortgage loans; subordinate interests in whole loans (B Notes); mezzanine financing; preferred equity; bridge loans; and permanent loans. The firm provides its services to public and private property owners, financial institutions, mortgage brokers, and other intermediaries. It also provides financial solutions to borrowers seeking to acquire properties; refinance existing property investments; and fund property renovations or repositioning in all major geographic markets and all property types, including office, retail, apartments, industrial, hotel, and select categories of special-purpose real estate. Additionally, the firm also seeks to acquire distressed debt; mortgage backed securities; and real estate investments. It invests up to $100 million in transitional mortgage loans; up to $75 million in B Notes and mezzanine loans; and up to $50 million in preferred equity investments in CBD and suburban office, neighborhood and community retail, apartments, industrial, lodging, and residential conversions across all major U.S. markets. It may also consider opportunistic investments in sub-performing and non-performing loans; note purchase financings; net lease investments; and other special situations. Gramercy Capital Corp. was founded in April 2004 and is based in New York City with an additional office in Los Angeles, California.

NEW YORK MORTGAGE TRUST INC.	NYMT
New York Mortgage Trust, Inc., a real estate investment trust (REIT), engages in acquiring, investing in, financing, and managing mortgage-related and financial assets in the Untied States. It primarily invests in agency residential adjustable-rate, hybrid adjustable-rate, fixed-rate, interest only and inverse interest only, and principal only mortgage-backed securities; and multi family commercial mortgage-backed securities. The company qualifies as a REIT for federal income tax purposes. It generally would not be subject to federal corporate income taxes if it distributes at least 90% of its taxable income to its stockholders. The company was founded in 1989 and is headquartered in New York, New York.

Source: Capital IQ

Owens Mortgage Investment Fund, LP September 15, 2012
Exhibits Page 16 of 22 __________________________

Exhibit 4, Financial Analysis of the Subject Company

Loans Secured by Trust Deeds

							Increase in FMV based on June 30, 2012 Appraisals
						Specific Loan Loss Allowance				Interest Rate Variance	Adjusted Value of Note**	Liquidation Value of Note**
	Prop				6/30/2012 Loan Balance			Fair Market Value	Adjusted Interest Rate*
Borrower Name	Type	Loan #	Due Date	Rate
Bruno's Island Yacht Harbor, Inc.	Marina	50854	05/04/07	10.00%	$1,500,000	$ -		$1,500,000	18.00%	8.00%	$1,350,000	$999,000
Bruno's Island Yacht Harbor, Inc.	Marina	50854	05/04/07	10.00%	363,000	-		363,000	18.00%	8.00%	326,700	245,025
Trans Sierra Investments, Inc.	Mix Comm.	50957	06/24/14	8.50%	9,000,000	-		9,000,000	18.00%	9.50%	8,235,000	6,176,250
Stuart	Mix Comm.	50972	09/09/13	10.00%	550,000	-		550,000	18.00%	8.00%	495,000	371,250
Stuart	Mix Comm.	50972	09/09/13	10.00%	50,000	-		50,000	18.00%	8.00%	45,000	33,750
Skinner/Soto	Mix Comm.	51027	09/01/18	8.00%	108,337	-		108,337	18.00%	10.00%	99,670	74,753
Clear Valley Environmental Farm, LLC	Land	51074	04/27/12	11.00%	2,406,263	-		2,406,263	18.00%	7.00%	2,141,574	1,606,181
Wilcox Embarcadero Associates, LLC	Mix Comm.	51084	02/01/12	10.50%	2,629,715	-		2,629,715	18.00%	7.50%	2,353,595	1,765,196
Simon	SFR	51108	12/15/07	11.00%	250,000	-		250,000	18.00%	7.00%	222,500	166,875
1435 East G Street	Office	51114	03/31/09	11.00%	1,078,752	(594,287)	$172,800	657,265	18.00%	7.00%	584,966	438,725
La Mesa Capital	Care/Care/Care	51124	04/30/08	11.00%	3,420,000	-		3,420,000	18.00%	7.00%	3,043,800	2,282,850
Lopez	Office	51127	04/23/09	11.00%	690,000	-		690,000	18.00%	7.00%	614,100	460,575
4704 Paradise Point	Condo	51154	07/01/09	11.00%	7,535,000	(3,855,281)	211,200	3,890,919	18.00%	7.00%	3,462,918	2,597,188
Duran	Industrial	51155	12/31/11	10.50%	800,000	-		800,000	18.00%	7.50%	716,000	537,000
Sosnowski & Associates, Inc.	Land/Marina	51158	06/01/09	11.00%	2,959,500	-		2,959,500	18.00%	7.00%	2,633,955	1,975,466
Northstar Funding Group, Inc.	Condo	51159	01/30/09	10.50%	2,594,632	-		2,594,632	18.00%	7.50%	2,322,195	1,741,646

Owens Mortgage Investment Fund, LP September 15, 2012
Exhibits Page 17 of 22 __________________________

Tuscan Ridge	Golf	51160	01/01/13	11.00%	1,100,000	-		1,100,000	18.00%	7.00%	979,000	734,250
Lake Tahoe Development	Land	51163	01/01/09	12.00%	10,000,000	(18,164,938)	949,600	(7,215,338)	18.00%	6.00%	(6,349,497)	(4,762,123)
Lake Tahoe Development	Land	51163	01/01/09	12.00%	12,000,000	-		12,000,000	18.00%	6.00%	10,560,000	7,920,000
Lake Tahoe Development	Land	51163	01/01/09	12.00%	923,490	-		923,490	18.00%	6.00%	812,671	609,503
Lake Tahoe Development	Land	51203	10/15/08	11.00%	1,279,347	-		1,279,347	18.00%	7.00%	1,138,619	853,964
Waiakea Waterfront LLC	Mix Comm.	51211	06/30/13	7.25%	2,000,000	-		2,000,000	18.00%	10.75%	1,855,000	1,391,250
Capital Resources	Care	51214	10/03/08	9.00%	601,946	-		601,946	18.00%	9.00%	547,771	410,828
Gulf Stream Manor	Mobile home park & excess land	51237	03/01/22	6.00%	1,320,000			1,320,000	18.00%	12.00%	1,240,800	930,600

					$65,159,982	$(22,614,506)		$43,879,076			$39,431,337	$29,560,003
General loan loss allowance						(1,775,000)		(1,775,000)			-	-
						(24,389,506)
Book Value at June 30, 2012						$40,770,476
Increase in FMV based on June 30, 2012 appraisals:							$1,333,600
Totals								$42,104,076			$39,431,337	$29,560,003

* Interest rates ranged from 7.25% to 12% yield, and we used 18% for a liquidation amount, based on interviews with 5 companies specializing in the purchase of notes.
** Discounts ranged from 10% to 25%, and we used 25% for a liquidation amount. The higher amounts were used to allow for time for negotiating and closings.

Loans secured by trust deeds as of June 30, 2012 are as follows:

Owens Mortgage Investment Fund, LP September 15, 2012
Exhibits Page 18 of 22 __________________________

By Property Type:
Commercial	$ 25,960,540
Condominiums	10,129,631
Single family homes (1-4 units)	250,000
Improved and unimproved land	28,819,811
$65,159,982
By Deed Order:
First mortgages	$50,860,254
Second and third mortgages	14,299,728
$65,159,982

Owens Mortgage Investment Fund, LP September 15, 2012
Exhibits Page 19 of 22 __________________________

Real Estate Held for Sale
						Additional State Discount
	Book Value 12/31/2011	Book Value 6/30/2012	6/30/2012 Appraised Value	6/30/2012 Net FMV			76% Liquidation Value*
					State

The Oaks, Ione	$244,400	$244,400	$130,000	$124,800	CA	6.00%	$89,157
DarkHorse Golf Club, LLC	Note 1	1,759,036	1,980,000	1,861,200	CA	6.00%	1,329,641
Anacapa Villas, LLC	Note 1	7,851,451	8,700,000	8,352,000	CA	6.00%	5,966,669
Last Resort and Marina, LLC	432,000	432,000	425,000	408,000	CA	6.00%	291,475
33rd Street Terrace, LLC	Note 1	1,626,375	2,250,000	2,150,000	CA	6.00%	1,535,960
Wolfe Central, LLC	Note 1	3,250,375	6,670,000	6,403,200	CA	6.00%	4,574,446
930 K Street, Sacramento	3,890,968	3,890,968	4,570,000	4,387,200	CA	6.00%	3,134,216
1401 on Jackson, LLC	Note 1	8,517,932	8,830,000	8,520,950	CA	6.00%	6,087,367
Industrial Building, Chico	Note 1	6,600,929	8,525,000	8,464,221	CA	6.00%	6,046,840
TOTB Miami, LLC (All Units)	Note 1	33,821,130	37,600,000	37,000,000	FL	9.40%	25,476,720
The Shores @ The Ocean	85,259	85,259	160,000	153,600	OR	9.60%	105,529
1875 West Mission Blvd., LLC	7,315,000	7,315,000	10,005,000	7,315,000	CA	6.00%	5,225,836

	$11,967,626	$75,394,854		$85,140,171			$59,863,856
Dation, LLC (sold in 2/12)	2,003,047		Net FMV, adjusted
	$13,970,673		for noncontrolling	$84,527,921			$59,433,369

Note 1: Classified as Held for Investment as of December 31, 2011.

Owens Mortgage Investment Fund, LP September 15, 2012
Exhibits Page 20 of 22 __________________________

Regarding the above and following page:
* Interviewed and read reports of 3 Real Estate Appraisers (20% plus 4% for transaction, or 76% of FMV), and considered the economy of each state.

http://jec.senate.gov/public//index.cfm?a=Files.Serve&File_id=fd851333-ed70-4def-ac01-d6373975e9d6

http://jec.senate.gov/public/index.cfm?p=Reports1&ContentRecord_id=1e104509-a5b4-4a99-8172-4abb90a9b1d1&ContentType_id=efc78dac-24b1-4196-a730-d48568b9a5d7&Group_id=c120e658-3d60-470b-a8a1-6d2d8fc30132

http://jec.senate.gov/public/index.cfm?p=Reports1
http://jec.senate.gov/public/index.cfm?p=StateByStateReport
http://www.cnbc.com/id/41666604

** While LLCs are discounted for lack of control and lack of marketability for FMV, these discounts do not apply for Liquidation Value.

*** Considered subsequent events for assets when they were reasonably foreseeable at the date of valuation.
Real Real Estate Held for Investment
						Additional State Discount
	Book Value 12/31/2011	Book Value 6/30/2012	6/30/2012 Appraised Value	6/30/2012 Net FMV			76%
					State		Liquidation Value*

Tuley, Paso Robo	$1,496,788	$1,475,010	$3,380,000	$3,244,800	CA	6.00%	$2,318,085
Stoddard, Roseville	805,383	788,396	1,200,000	1,152,000	CA	6.00%	822,989
720 University, LLC	12,308,400	12,159,712	16,200,000	15,714,000	CO	5.20%	11,321,623
Dation, LLC	-	256,108	278,000	266,880	LA	5.60%	191,470
VB Chowchilla	720,000	726,580	1,040,000	998,400	CA	6.00%	713,257
Art on R Street- Marysville	403,200	403,200	430,000	412,800	CA	6.00%	294,904
DarkHorse Golf Club, LLC	1,978,412	Note 2	-	-	CA	6.00%	-

Owens Mortgage Investment Fund, LP September 15, 2012
Exhibits Page 21 of 22 __________________________

Baldwin Ranch Subdivision, LLC (lots)	3,878,400	3,880,386	4,040,000	3,878,400	CA	6.00%	2,770,729
Provident	2,044,800	2,044,800	2,040,000	1,958,400	CA	6.00%	1,399,081
Infill	1,468,800	1,468,800	1,510,000	1,449,600	CA	6.00%	1,035,594
Outback Storage	4,118,400	4,070,693	4,320,000	4,147,200	CA	6.00%	2,962,760
Lutz	182,400	130,560	136,000	130,560	CA	6.00%	93,272
Brighton Village	1,056,000	1,017,600	1,060,000	1,017,600	AZ	8.80%	705,319
Pico Ranch (970 Reserve Dr.)	1,746,976	1,727,327	2,180,000	2,092,800	CA	6.00%	1,495,096
Pico Ranch (920/950 Reserve)	2,321,223	2,289,699	2,700,000	2,592,000	CA	6.00%	1,851,725
Anacapa Villas, LLC	7,990,000	Note 2	-	-	CA	6.00%	-
33rd Street Terrace, LLC	1,647,219	Note 2	-	-	CA	6.00%	-
Lone Star Golf, LLC	1,984,749	1,977,543	2,070,000	1,987,200	CA	6.00%	1,419,656
Wolfe Central, LLC	3,294,903	Note 2	-	-	CA	6.00%	-
54th Street Condos, LLC	5,376,000	6,549,636	6,500,000	6,240,000	AZ	8.80%	4,325,069
AMFU, LLC	4,958,857	4,907,203	5,000,000	4,800,000	AZ	8.80%	3,326,976
Phillips Road, LLC	4,800,000	4,727,457	4,500,000	4,320,000	WA	6.40%	3,073,075
550 Sandy Lane, LLC	4,246,550	4,190,291	4,770,000	4,579,200	CA	6.00%	3,271,380
1401 on Jackson, LLC	8,653,490	Note 2	-	-	CA	6.00%	-
Industrial Building, Chico	6,720,000	Note 2	-	-	CA	6.00%	-
TOTB Miami, LLC (All Units)	34,011,709	Note 2	-	-	FL	9.40%	-

Owens Mortgage Investment Fund, LP September 15, 2012
Exhibits Page 22 of 22 __________________________

Broadway & Commerce, LLC	2,466,328	2,455,762	2,480,000	2,380,800	WA	6.40%	1,693,606
HST (Coeur d'Alene)	1,342,000	1,342,000	1,010,000	969,600	ID	7.60%	680,892
2001 Properties	9,600,000	9,600,000	10,700,000	10,272,000	CO	5.20%	7,400,771

	$131,620,987	$68,188,763		$74,604,240			$53,167,329
			Net FMV adjusted
			for noncontrolling	$74,500,810			$53,167,329

1850 De La Cruz, LLC	2,140,036	2,153,209	4,620,000	2,217,600	CA	6.00%	1,584,253

	$147,731,696	$145,736,826		$161,962,011			$114,615,438

			Adjusted for noncontrolling	$161,246,331			$114,184,952